Filed Pursuant to Rule 424(b)(5)
Registration No. 333-261379
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)		Proposed maximum aggregate offering price(2)		Amount of registration fee(3)
Class A ordinary shares, par value US$0.00025 per share(4)	12,650,000	US$	35.01	US$	442,876,500	US$	41,054.65

(1)
Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional Class A ordinary shares. Goldman Sachs International, an affiliate of Goldman Sachs (Asia) L.L.C., has entered into a borrowing arrangement with WB HZGS Estate (Hong Kong) Limited to facilitate the settlement of over-allocations, pursuant to which Goldman Sachs International may borrow up to 1,650,000 Class A ordinary shares from WB HZGS Estate (Hong Kong) Limited.

(2)
Calculated based on an exchange rate of HK$7.7915 to US$1.00 as of November 19, 2021, as set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. The offering price is HK$272.80 per Class A ordinary share.

(3)
Calculated in accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended.

(4)
Includes all Class A ordinary shares in the Global Offering (as defined in this prospectus supplement). Such Class A ordinary shares include those initially offered and sold within the United States, and those initially offered and sold outside the United States that may be resold from time to time within the United States. Offers and sales of Class A ordinary shares outside the United States are being made pursuant to applicable law. From time to time, such Class A ordinary shares may be represented by American Depositary Shares, or ADSs, issuable upon deposit of the Class A ordinary shares registered hereby, which have been registered under a registration statement on Form F-6 (File No. 333-195072). Each such ADS represents one Class A ordinary share.

Prospectus Supplement
(To Prospectus dated November 26, 2021)
Weibo Corporation
11,000,000 Class A Ordinary Shares
This prospectus supplement relates to an offering of an aggregate of 11,000,000 Class A ordinary shares, par value US$0.00025 per share, of Weibo Corporation. We are offering 5,500,000 Class A ordinary shares, par value US$0.00025 per share, and the selling shareholder identified in this prospectus supplement is offering 5,500,000 Class A ordinary shares (to be converted from the Class B ordinary shares prior to the listing of our Class A ordinary shares on The Stock Exchange of Hong Kong Limited, or the Hong Kong Stock Exchange) as part of a global offering, or the Global Offering, consisting of an international offering of 9,900,000 Class A ordinary shares offered hereby, and a Hong Kong public offering of 1,100,000 Class A ordinary shares. The public offering price for the international offering and the Hong Kong public offering is HK$272.80 per Class A ordinary share, or approximately US$35.01 per Class A ordinary share based on an exchange rate of HK$7.7915 to US$1.00. We will not receive any proceeds from the sale of the Class A ordinary shares to be offered by the selling shareholder identified in this prospectus supplement.
Our American depositary shares, or ADSs, are listed on the Nasdaq Global Select Market under the symbol “WB.” On December 1, 2021, the last reported trading price of our ADSs on the Nasdaq Global Select Market was US$36.00 per ADS, or HK$280.49 per Class A ordinary share, based upon an exchange rate of HK$7.7915 to US$1.00. Each ADS represents one Class A ordinary share.
The international offering contemplated herein consists of a U.S. offering and a non-U.S. offering made outside the United States in compliance with applicable law. We are paying a registration fee for Class A ordinary shares sold in the United States, as well as for Class A ordinary shares initially offered and sold outside the United States in the Global Offering that may be resold from time to time into the United States.
Approval-in-principal has been granted by the Hong Kong Stock Exchange pursuant to Chapter 19C of the Hong Kong Stock Exchange Listing Rules, for the listing of, and permission to deal in, our Class A ordinary shares under the stock code “9898.”
See “Risk Factors” beginning on page S-24 of this prospectus supplement and in any documents incorporated by reference into this prospectus supplement for a discussion of certain risks that should be considered in connection with an investment in our Class A ordinary shares.
Weibo Corporation is not an operating company but a Cayman Islands holding company with operations primarily conducted by our subsidiaries in China and through contractual arrangements with our variable interest entities based in China. PRC laws and regulations restrict and impose conditions on foreign direct investment in companies involved in the provision of internet information services and other related services. Therefore, we operate such business in China through our variable interest entities, which we refer to as our VIEs in this prospectus supplement, and rely on contractual arrangements among our PRC subsidiaries, our VIEs and their nominee shareholders to control the business operations of our VIEs. Investors in our ADSs thus are not purchasing equity interest in our operating entities in China but instead are purchasing equity interest in a Cayman Islands holding company. As used in this prospectus supplement, “Weibo,” “we,” “us,” “our company” or “our” refers to Weibo Corporation, its subsidiaries, and, in the context of describing our operations and consolidated financial information, our VIEs and their subsidiaries in China.
We face various legal and operational risks and uncertainties associated with being based in or having our operations primarily in China and the complex and evolving PRC laws and regulations. For example, we face risks associated with regulatory approvals on offerings conducted overseas by and foreign investment in China-based issuers, the use of our VIEs, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy, as well as the lack of PCAOB inspection on our auditors, which may impact our ability to conduct certain businesses, accept foreign investments, or list on foreign exchange outside of China. These risks could result in a material adverse change in our operations and the value of our ADSs, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline.
Our corporate structure is subject to risks associated with our contractual arrangements with our VIEs. Investors may never directly hold equity interests in our VIEs. If the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC laws and regulations, or if these regulations or their interpretations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Our holding company, our PRC subsidiaries, our VIEs, and investors of our company face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with our VIEs and, consequently, significantly affect the financial performance of our VIEs and our company as a whole.
Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

PRICE HK$272.80 PER CLASS A ORDINARY SHARE

	Per Class A Ordinary Share		Total
Public offering price	HK$	272.80(1)	HK$3,000,800,000.00
Underwriting discounts and commissions(2)	HK$	5.4560	HK$ 60,016,000.00
Proceeds to us (before expenses)(3)	HK$	267.3440	HK$1,470,392,000.00
Proceeds to the Selling Shareholder (before expenses)	HK$	267.3440	HK$1,470,392,000.00

(1)
Equivalent to US$35.01 per ADS, based upon each ADS representing one Class A ordinary share and an exchange rate of HK$7.7915 to US$1.00 as of November 19, 2021, as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System.

(2)
See “Underwriting” beginning on page S-63 of this prospectus supplement for additional information regarding total underwriting compensation.

(3)
Includes net proceeds of HK$294,078,400.00 from the sale of 1,100,000 Class A ordinary shares in the Hong Kong public offering.

The selling shareholder identified in this prospectus supplement has granted the international underwriters the option, exercisable by Goldman Sachs (Asia) L.L.C., Credit Suisse (Hong Kong) Limited, CLSA Limited and China International Capital Corporation Hong Kong Securities Limited, or the Joint Representatives, on behalf of the international underwriters, to purchase up to an additional 1,650,000 Class A ordinary shares at the public offering price until 30 days after the last day for the lodging of applications under the Hong Kong public offering. Goldman Sachs International, an affiliate of Goldman Sachs (Asia) L.L.C., has entered into a borrowing arrangement with WB HZGS Estate (Hong Kong) Limited to facilitate the settlement of over-allocations. Goldman Sachs International, an affiliate of Goldman Sachs (Asia) L.L.C., is obligated to return Class A ordinary shares to WB HZGS Estate (Hong Kong) Limited by causing Goldman Sachs (Asia) L.L.C. to exercise the option to purchase additional Class A ordinary shares from the Selling Shareholder or by making purchases in the open market. No fees or other remuneration will be paid by the underwriters to us or WB HZGS Estate (Hong Kong) Limited for the loan of these Class A ordinary shares.
The underwriters expect to deliver the Class A ordinary shares against payment therefor through the facilities of the Central Clearing and Settlement System on or around December 8, 2021.

Joint Sponsors, Joint Global Coordinators, Joint Bookrunners and Joint Lead Managers
Goldman Sachs Credit Suisse CLSA CICC
Joint Global Coordinators, Joint Bookrunners and Joint Lead Managers
Nomura	Deutsche Bank
Joint Bookrunners and Joint Lead Managers
Haitong International	Huatai	Valuable Capital	ABCI	CMBC	CMBI

Prospectus supplement dated December 2, 2021.

Prospectus Supplement
Prospectus
You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any other offering materials we file with the SEC. We have not, WB HZGS Estate (Hong Kong) Limited has not, the selling shareholder has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of the underwriters, WB HZGS Estate (Hong Kong)

S-i

Limited, the selling shareholder, or us is making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the underwriter to subscribe for and purchase, any of the Class A ordinary shares and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the Global Offering and other matters relating to us and our financial condition. The second part, the base prospectus, presents more general information about this offering. The base prospectus was included in the registration statement on Form F-3 (File No. 333-261379) that we filed with the SEC on November 26, 2021 and has been updated since that time with additional information that is incorporated by reference. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus as updated through incorporation by reference.
If information in this prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.
Other than the Hong Kong public offering, no action is being taken in any jurisdiction outside the United States to permit a public offering of the Class A ordinary shares, and no action is being taken in any jurisdiction outside the United States to permit the possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to the Global Offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.
You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisors for legal, tax, business, financial and related advice regarding the purchase of any of the securities offered by this prospectus supplement.
In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,
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“we,” “us,” “our company,” “the Company” or “our” refers to Weibo Corporation, a Cayman Islands company, its subsidiaries, and, in the context of describing its operations and consolidated financial information, include its consolidated variable interest entities (“VIEs”) in China;

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“Weibo” refers to our social media platform and the products and services that we provide to users, customers and platform partners through that platform;

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“SINA” refers to Sina Corporation, our parent company and controlling shareholder;

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“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan;

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“daily video viewers” refers to users who viewed videos on Weibo on a daily basis;

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“DAUs” refers to daily active users, which are Weibo users who logged on with a unique Weibo ID and accessed Weibo through our website, mobile website, desktop or mobile applications, SMS or connections via our platform partners’ websites or applications that are integrated with Weibo, on a given day, and “average DAUs” for a month refers to the average of the DAUs for each day during the month. The numbers of our DAUs are calculated using internal company data that has not been independently verified and we treat each account as a separate user for purposes of calculating DAUs, although it is possible that certain individuals or organizations may have set up on more than one account and certain accounts are used by multiple individuals within an organization;

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“feeds” include both posts and reposts;

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“MAUs” refers to monthly active users, which are Weibo users who logged on with a unique Weibo ID and accessed Weibo through our website, mobile website, desktop or mobile applications, SMS or connections via our platform partners’ websites or applications that are integrated with Weibo, during a given calendar month. The numbers of our MAUs are calculated using internal company data that has not been independently verified, and we treat each account as a separate user for purposes of calculating MAUs, although it is possible that certain individuals or organizations may have set up on more than one account and certain accounts are used by multiple individuals within an organization;
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“monthly active content creators” refers to users who have posted at least one original post on Weibo in a given month;

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“top content creators” refers to content creators with more than 10,000 followers as of the end of a given month, or 10,000 monthly views on Weibo in a given month, excluding duplicates;

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“shares” or “ordinary shares” refers to our Class A and Class B ordinary shares, par value $0.00025 per share;

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“ADSs” refers to our American depositary shares. Each ADS represents one Class A ordinary share;

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“GAAP” refers to generally accepted accounting principles in the United States;

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all references to “RMB” or “renminbi” are to the legal currency of China, and all references to “$,” “dollars,” “US$” and “U.S. dollars” are to the legal currency of the United States. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this document were made at a rate of RMB6.3863 to US$1.00, the exchange rate on November 19, 2021, as set forth in the H.10 statistical release published by the Federal Reserve Board; and

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all discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

Unless specifically indicated otherwise or unless the context otherwise requires, all references to our ordinary shares exclude Class A ordinary shares issuable upon (i) the exercise of options outstanding under our share incentive plans and (ii) conversion of our convertible senior notes.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov.
This prospectus supplement is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act of 1933, as amended, or the Securities Act, relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Weibo Corporation and the securities, reference is hereby made to the registration statement and the prospectus contained therein. The registration statement, including the exhibits thereto, may be inspected on the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. See “Incorporation of Certain Documents by Reference” in the accompanying prospectus for more information. All of the documents incorporated by reference are available at www.sec.gov under Weibo Corporation, CIK number 0001595761.
We incorporate by reference the documents listed below in this prospectus supplement.
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Our annual report on Form 20-F for the fiscal year ended December 31, 2020 filed with the SEC on April 22, 2021 (File No. 001-36397), or our 2020 Form 20-F;

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Our current report on Form 6-K furnished to the SEC on November 18, 2021 (File No. 001-36397); and

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With respect to the offering of the securities under this prospectus supplement, all subsequent reports on Form 20-F, and any report on Form 6-K that indicates it (or any applicable portions thereof) is being incorporated by reference that we file with or furnish to the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus supplement.

As you read the documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document.
We will provide a copy of any or all of the information that has been incorporated by reference into the accompanying prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, upon written or oral request, to any person, including any beneficial owner of the securities, to whom a copy of this prospectus supplement is delivered, at no cost to such person. You may make such a request by writing or telephoning us at the following mailing address or telephone number:
Weibo Corporation
8/F, QIHAO Plaza, No. 8 Xinyuan S. Road
Chaoyang District, Beijing 100027
People’s Republic of China
+86 (10) 5898-3095
Attention: Investor Relations

SPECIAL NOTES REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference may contain forward-looking statements that involve risks and uncertainties and reflect our current expectations and views of future events. All statements other than statements of historical facts are forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to,” “future,” “potential,” “continue,” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. These forward-looking statements include statements relating to, among other things:
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our goals and strategies;

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our future business development, financial conditions and results of operations;

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our proposed use of proceeds from the sale of equity securities;

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our ability to attract and retain users and customers and generate revenue and profit from our customers;

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our ability to retain key personnel and attract new talent;

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competition in social media, social networking, online marketing, and other businesses in which we engage;

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the outcome of our annual PFIC (as defined below) evaluations;

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the outcome of ongoing or any future litigation or arbitration, including those relating to intellectual property rights;

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the growth of social media, internet and mobile users and internet and mobile advertising in China; and

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PRC governmental policies relating to media, the internet, internet content providers and online advertising, and the implementation of a corporate structure involving VIEs in China.

The forward-looking statements included in this prospectus supplement, in the accompanying prospectus, and in the documents incorporated by reference therein are subject to risks, uncertainties, and assumptions about our company. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus supplement, in the accompanying prospectus, and in the documents incorporated by reference therein. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.
This prospectus supplement contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions.
We would like to caution you not to place undue reliance on these forward-looking statements. You should read these statements in conjunction with the risk factors disclosed herein, in the accompanying prospectus, and in the documents incorporated by reference therein for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein. In addition to this summary, we urge you to read the entire prospectus supplement, the accompanying prospectus, and the documents incorporated by reference carefully, especially the risks of investing in our ADSs discussed under “Risk Factors” of this prospectus supplement and under “Item 3.D. Key Information — Risk Factors” in our 2020 Form 20-F, which contains our audited consolidated financial statements as of December 31, 2019 and 2020 and for the years ended December 31, 2018, 2019, and 2020, and our current report on Form 6-K furnished to the SEC on November 18, 2021, as amended, are incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement contains information from an industry report commissioned by us and prepared by China Insights Consultancy, or CIC, an independent research firm, to provide information regarding our industry. We refer to this report as the CIC Report.
Overview
Who We Are
Weibo is a leading social media platform in China for people to create, discover and distribute content. By providing a simple and inspirational way for people and organizations in China and the global Chinese communities to publicly express themselves in real time, interact with others on a platform with vast scale and stay connected with the world, Weibo has had a profound social impact in China. Launched in 2009, Weibo has been committed to enabling faster, easier, and richer connection among people and has become an integral part of many of Weibo users’ daily lives.
Leveraging the early-mover advantage and the accumulated know-hows and insights in the social media industry, Weibo has amassed a large user base in China and in Chinese communities in more than 190 countries around the world. In June 2021, Weibo had 566 million MAUs and 246 million average DAUs. Weibo is one of the top 10 mobile apps and one of the top 3 social media platforms in China in terms of MAUs and DAUs in June 2021, according to the CIC Report.
Weibo has transformed the way people express themselves and interact with others in the public internet space. Any user can create and post a feed and attach multimedia or long-form content. User relationships on Weibo may be asymmetric, and any user can follow any other user and add comments to a feed while reposting. As of June 30, 2021, Weibo had 318 billion “follow” relationships existing on its platform. This simple, asymmetric, and distributed nature of Weibo allows an original feed to become a live viral conversation stream.
Weibo serves a wide range of users including ordinary people, celebrities, key opinion leaders (“KOLs”), and other public figures or influencers, as well as media outlets, businesses, government agencies, charities, and other organizations, making it a microcosm of Chinese society. As of June 30, 2021, there were 4.4 million verified accounts, such as celebrities, KOLs, enterprise partners, and media outlets on Weibo. As a leading social media, Weibo allows people in China and the global Chinese communities to be heard publicly and exposed to the rich ideas, cultures, and experiences in a broader world. In June 2021, Weibo had 41.9 million monthly active content creators, generating original posts for public self-expression. In June 2021, top content creators on Weibo platform reached 2.3 million, representing a CAGR of 24% from June 2019. Top content creators in June 2021 refers to content creators with more than 10,000 followers as of June 30, 2021, or over 10,000 monthly views in June 2021, excluding duplicates.
Weibo offers comprehensive content formats as a social media platform. Weibo users can create, discover, consume and share various formats of content, including text, photo, video, live streaming, audio and topic, etc. on Weibo platform. By aggregating various media formats, Weibo platform allows content creators to have more diverse choices to create content in their most desirable ways, so that more enriched content could be generated and distributed across the platform. Weibo is also well positioned to capture the market trends in media formats transformation. To capitalize on the mega trend of video, Weibo has launched a series of innovative initiatives to improve its video product offerings and to empower and attract more video content creators to its platform. As a result, the average number of daily video viewers grew at a CAGR of 20% from June 2019 to June 2021.
To support the diverse content offerings, Weibo also has comprehensive coverage of content categories and content creators. In June 2021, Weibo had 46 content verticals, such as celebrities and entertainment, humor, media, variety shows and TV programs, fashion, cosmetics, finance and games. Among these content verticals, 28 of them each has over 10 billion monthly views in June 2021. The diversified content offerings on Weibo platform cater to the evolving and broad interests of Weibo users and cultivate a more vibrant ecosystem on Weibo platform.
Our Revenue Model
We began monetization on our platform in 2012, and have since experienced solid revenue growth and margin expansion. Our revenues increased from US$1,718.5 million in 2018 to US$1,766.9 million in 2019 but slightly decreased to US$1,689.9 million in 2020 mainly due to the negative impact and uncertainties brought forth by the COVID-19 pandemic. Our revenue’s year-on-year growth rate recovered to 10% in the fourth quarter of 2020 and further increased to 42% in the first quarter and 48% in the second quarter of 2021, as the COVID-19 pandemic was gradually contained in China and the advertising demand recovered accordingly.
We generate revenues primarily from customers who purchase advertising and marketing services, and, to a lesser extent, from fee-based revenues, such as VIP membership. Revenues generated from advertising and marketing services accounted for 88% of our total revenues in 2020 and 86% of our total revenues in the six months ended June 30, 2021. We had income from operations of US$609.3 million in 2018, US$597.6 million in 2019 and US$506.8 million in 2020. Our income from operations increased from US$164.2 million in the six months ended June 30, 2020 to US$301.8 million for the same period in 2021. Our operating margin, being the ratio of income from operations to total revenues, reached 30.0% in 2020 and 29.2% in the first six months ended June 30, 2021.
Our Mission
Our mission is to empower people to discover the broader world and be heard publicly.
Our Value Propositions
Our platform has unique value propositions for our users, content creators and advertising and marketing customers. Our collective relationship with them is crucial to the continued strength and value of our overall platform.
To users
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Express and share

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We provide an unprecedented experience for people in China and the global Chinese communities to be able to publicly express themselves and share their life moments, opinions and content in real time on a platform with a vast scale.

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Discover rich content and diversified opinions

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Weibo is where people come to discover and learn more about what is going on with the people, organizations and topics that interest them, as well as their diversified opinions.

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Stay current and connected

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Users come to Weibo to stay current on the latest trends and events and connect with other users who share similar interests.

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Make a social impact

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Weibo helps people come together to realize common goals, and to accomplish things that they could not accomplish on their own.

To content creators
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Build up fan base and social assets

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We help the content creators on our platform to engage and interact with their followers and build up their social assets to create social value and monetization opportunities. The top content creators, such as celebrities and KOLs, regularly interact with their followers, and among each other for topics of the same interest on Weibo. This type of interaction is unique to our platform.

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Monetization

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We are committed to creating and enhancing monetization opportunities for content creators through diversified channels such as advertisement, e-commerce and live streaming.

To advertising and marketing customers
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Broad and targeted reach

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We are an early mover of social advertising in China. We provide our customers with social marketing solutions based on our social interest graph recommendation engine that help them reach and engage their target audience.

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Full spectrum of tailored solutions

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We provide a full spectrum of innovative and tailored advertising and marketing solutions ranging from brand awareness to interest generation, sales conversion and loyalty marketing to cater to the diverse marketing demands of our customers.

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Viral effect

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Weibo feeds and trends, whether promoted or organic, have the potential to go viral due to the public and distributed nature of our platform. This provides our customers with additional upside value to increase the social elements of their advertising.

COMPETITIVE LANDSCAPE
In China, there are several types of social platforms dedicated to serving users’ needs to virtually connect with each other. Compared with social network platforms, where social relationship is primarily symmetric and reciprocal, social media platforms facilitate the build-out of asymmetric social relationship and address users’ differentiated social needs in the public arena. Furthermore, among the leading social media platforms in China, some focus on specific content formats such as video and live streaming, while others provide comprehensive content formats to cater to the diverse user needs. Platforms with more diverse content formats and more vibrant content creation ecosystems are better equipped to address the evolving user needs with diverse backgrounds and interests.
Weibo is one of the top 5 social platforms and the top 3 social media platforms in China in terms of MAUs and DAUs in June 2021, according to the CIC report.
Weibo operates in a highly competitive industry which is rapidly changing due to the quickly evolving market demand and user preferences. Driven by the increasing popularity of social platforms, the penetration rate for the social platforms, measured by the ratio of overall social platform users to all mobile users, has already come to hover near the 100% mark in 2020. New user acquisition has been one of the key challenges that each of the social platforms faces. The industry is evolving rapidly while witnessing rising competition for traffic and user time. Industry players compete for audiences and content with other major Chinese internet companies that provide online media as well as offline media companies. The user growth rate of established social media platforms may slow over time as the size of the user base increases and as they achieve higher market penetration in China’s internet population.
OUR INNOVATION
We believe that our success is attributable to our unique social product positioning, a self-reinforcing ecosystem with large user base and diversified content offerings, as well as strong monetization capability and leading technology platform.

Launched in 2009, Weibo is one of the earliest social media platforms (providing microblogging service) in China, according to the CIC Report. Weibo leverages its early-mover advantage and has built high entry barrier in the social media industry in China. Currently, Weibo is the only active social media platform today arising from a microblogging platform in China, according to the CIC Report. Weibo has experienced rapid expansion as an early-mover since its inception, and developed into a leading social media platform in China for people to create, share and discover contents online.
As a leading social media platform in China, Weibo combines the means of public self-expression in real time with powerful platform for social interaction, content aggregation and distribution. Weibo provides a compelling and efficient way for people to discover what’s happening in the world and engage in public social conversations. Weibo serves as a microcosm of Chinese society, and for many people in China, Weibo allows them to be heard publicly and exposed to the rich ideas, cultures and experiences of the broader world. Weibo’s success is also attributable to the high quality content in rich media format on its platform.
Weibo’s product development approach is centered on building simple and useful tools to enable its users to access Weibo to discover, create, and distribute content and interact with others on its platform in real time. Weibo has launched many innovative product features since its inception, some of which are later widely adopted in China’s internet space, such as @Mention, Trends, Hot Search and Super Topic.
Weibo seeks to provide innovative advertising and marketing solutions to enable its customers to promote their brands and conduct effective marketing activities. Weibo’s advertising and marketing customers seek a full spectrum of online advertising and marketing services ranging from brand awareness to interest generation, sales conversion and loyalty marketing. Weibo has introduced many innovative advertising products, such as Super FST, Promoted Trends and Search.
Weibo is passionate about developing new and innovative products and services that will create a better user experience. Built on machine learning and cloud computing, Weibo has developed a leading social media platform to satisfy users’ customized content consumption needs, according to the CIC Report. Weibo invests heavily in research and development. Weibo recorded product development expenses of US$249.9 million, US$284.4 million, US$324.1 million and US$198.0 million in 2018, 2019, 2020 and for the six months ended June 30, 2021, respectively. The product development team of Weibo consisted of 2,374 members as of December 31, 2018, 2,364 members as of December 31, 2019, 2,709 members as of December 31, 2020, and 2,770 members as of June 30, 2021. They are responsible for developing, operating and maintaining our products.
KEY OPERATING METRICS
	December 2018	December 2019	December 2020	June 2021
MAUs (in millions)	462	516	521	566
Average DAUs (in millions)	200	222	225	246
Ratio of average DAUs to MAUs	43%	43%	43%	43%
We have a large and active user base. Our MAUs increased from 462 million in December 2018, to 516 million in December 2019, to 521 million in December 2020 and further to 566 million in June 2021. Our average DAUs increased from 200 million in December 2018, to 222 million in December 2019, to 225 million in December 2020 and further to 246 million in June 2021. The ratio of average DAUs to MAUs remained stable at 43% during 2018, 2019, 2020 and the six months ended June 30, 2021.
Our user growth rate may fluctuate from time to time depending on various factors, including our business operation and user base growth, as well as the general market condition.
	For the Year Ended December 31,			For the Six Months Ended June 30,
	2018	2019	2020	2020	2021
Average spending per advertiser (excluding Alibaba) (in US$)	470	593	825	454	1,379
Number of advertising customers (in millions)	2.9	2.4	1.6	1.2	0.6

The total number of advertisers was 2.4 million in 2019, compared to 2.9 million in 2018, mainly due to customer churn of SME customers, as a result of mixed challenges from unfavorable macroeconomic conditions and intense market competitions. The average spending per advertiser (excluding Alibaba) increased by 26% from US$470 in 2018 to US$593 in 2019, primarily attributable to the increase in spending by our recurring customers, and also a reflection of the churn of SME customers with relatively lower advertising budget.
The total number of advertisers was 1.6 million in 2020, compared to 2.4 million in 2019, while the average spending per advertiser (excluding Alibaba) increased by 39% from US$593 in 2019 to US$825 in 2020, both of which were primarily due to the churn of individual customers with relatively lower advertising budget.
The total number of advertisers was 0.6 million in the first six months ended June 30, 2021, compared to 1.2 million in the same period in 2020, while the average spending per advertiser (excluding Alibaba) increased significantly from US$454 in the first six months ended June 30, 2020 to US$1,379 in the same period in 2021, both of which were primarily due to the churn of individual customers with relatively lower advertising budget.
	As of December 31,			As of June 30,
	2018	2019	2020	2021
Number of verified accounts (in millions)	3.7	4.0	4.3	4.4
The number of our verified accounts generally increased during 2018, 2019, 2020 and the six months ended June 30, 2021, as we kept growing our network of celebrities, KOLs, enterprises partners and media outlets.
Our Strengths
We believe that the following strengths contribute to our success and differentiate us from our peers:
•
Pioneer and leader in social media industry in China;

•
Robust ecosystem with powerful network effects;

•
Large, diverse and engaged user base;

•
Ever-growing supply of rich and comprehensive content offerings;

•
Proven and continuous growth in monetization;

•
Cutting-edge technological capabilities and scalable infrastructure; and

•
Visionary and experienced management team with a proven track record.

Our Strategies
We intend to achieve our mission and further solidify our unique position by pursuing the following strategies:
•
Grow our user base and increase user engagement;

•
Further expand and improve our content ecosystem;

•
Enhance monetization capabilities; and

•
Selectively pursue strategic alliances, investments and acquisitions.

Summary of Risk Factors
Investing in our Class A ordinary shares involves significant risks. You should carefully consider all of the information in this prospectus supplement before making an investment in our Class A ordinary shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk factors.” In addition, you should carefully consider the matters discussed under “Risk Factors” in our 2020 Form 20-F and in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on November 18, 2021, titled “Weibo Corporation Supplemental and Updated Disclosures,” as well as other documents incorporated by reference into the accompanying prospectus.
Risks Relating to Our Business
•
If we fail to grow our active user base, or if user engagement on our platform declines, our business, financial condition and operating results may be materially and adversely affected.

•
If our users and platform partners do not continue to contribute content or their contributions are not valuable to other users, we may experience a decline in user traffic and user engagement.

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We rely on our partnership program with channel partners, which mainly include application pre-install partners, programmatic buying partners and application marketplaces, to drive traffic to our platform, and if our partnership program becomes less effective or if the smartphone market and shipment in China slow down compared to the prior years, traffic to our platform could decline and our business and operating results could be adversely affected.

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If we are unable to compete effectively for user traffic or user engagement, our business and operating results may be materially and adversely affected.

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We may not be able to maintain or grow our revenues or our business.

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Privacy concerns relating to our products and services and the use of user information could damage our reputation, deter current and potential users and customers from using Weibo and negatively impact our business.

Risks Relating to Our Corporate Structure
•
Uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

•
If the PRC government finds that the agreements establishing the structure for operating our businesses in China do not comply with PRC regulations on foreign investment in internet and other related businesses, or if these regulations or their interpretation change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

•
We rely on contractual arrangements with our VIEs and their respective shareholders for our operations in China, which may not be as effective in providing operational control as direct ownership.

Risks Relating to Doing Business in China
•
Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.

•
Regulation and censorship of information disseminated over the internet in China may adversely affect our business and subject us to liability for information displayed on Weibo, or Yizhibo.

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Substantial uncertainties exist with respect to the interpretation and implementation of cybersecurity related regulations and cybersecurity review as well as any impact these may have on our business operations.

•
Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

•
Adverse changes in China’s or global economic and political policies could have a material and adverse effect on overall economic growth in China, which could materially and adversely affect our business.

•
Any failure or perceived failure by us to comply with the Anti-Monopoly Guidelines for Internet Platforms Economy Sector and other PRC anti-monopoly laws and regulations may result in governmental investigations or enforcement actions, litigation or claims against us and could have an adverse effect on our business, financial condition and results of operations.

Risks Relating to Our Shares, Our ADSs and The Listing
•
As a company applying for listing under Chapter 19C, we adopt different practices as to certain matters as compared with many other companies listed on the Hong Kong Stock Exchange.

•
The trading price for our ADSs has been and is likely to continue be, and the trading price of our Class A ordinary shares can be, volatile, regardless of our operating performance, which could result in substantial losses to holders of our listed securities.

•
Substantial future sales or perceived potential sales of our Class A ordinary shares, ADSs, or other equity or equity-linked securities in the public market could cause the price of our listed securities to decline.

•
If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our listed securities, the trading price for our listed securities and trading volume could decline.

•
The sale or availability for sale, or perceived sale or availability for sale, of substantial amounts of our listed securities could adversely affect their trading price.

Risks Relating to the Global Offering
•
An active trading market for our Class A ordinary shares on the Hong Kong Stock Exchange might not develop or be sustained and trading prices of our Class A ordinary shares might fluctuate significantly.

•
During the period between pricing and trading of our Class A ordinary shares in connection with this offering, the price of our ADSs traded on Nasdaq may fall, which could result in a fall in the price of our Class A ordinary shares to be traded on the Hong Kong Stock Exchange.

•
There is uncertainty as to whether Hong Kong stamp duty will apply to the trading or conversion of our ADSs following our initial public offering in Hong Kong and the listing of our Class A ordinary shares on the Hong Kong Stock Exchange.

•
Purchasers of our Class A ordinary shares in the Global Offering will experience immediate dilution and may experience further dilution if we issue additional Class A ordinary shares in the future.

Our Shareholding and Corporate Structure
Our Major Shareholders and Relationship with Controlling Shareholders
As of September 30, 2021, Mr. Charles Chao, our chairman of the board of directors since our inception, was interested in and controlled through Sina Corporation, a wholly owned subsidiary of Sina Group Holding Company Limited, which is a wholly owned subsidiary of New Wave MMXV Limited, a business company incorporated in the BVI and controlled by Mr. Charles Chao, 101,778,958 Class B ordinary shares of our Company. As of September 30, 2021, Mr. Chao controlled approximately 70.6% of the aggregate voting rights in our Company. Immediately following the Global Offing, Mr. Charles Chao will control approximately 67.6% of the aggregate voting rights in our Company, assuming the shareholding in the company which he controls through SINA Corporation has remained unchanged since September 30, 2021 and will remain unchanged until SINA Corporation sells shares in this Global Offering, and without taking into account any allotment and issuance of Class A ordinary shares upon the exercise of the over-allotment option. For further details, please see “Principal and Selling Shareholders.”
Dual Class Voting Structure
Under our dual class voting structure, our share capital comprises Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share entitles the holder to exercise one vote and each Class B ordinary share entitles the holder to exercise three votes respectively, on all matters that require a shareholder’s vote. For additional information, see “Principal and Selling Shareholders,” as well as other documents that are incorporated by reference into this prospectus supplement.
You are advised to be aware of the potential risks of investing in companies with a dual class voting structure, in particular that the interests of the beneficiaries of such structure may not necessarily always be aligned with those of our shareholders as a whole, and that such beneficiaries will be in a position to exert significant influence over the affairs of our company and the outcome of shareholders’ resolutions, irrespective of how other shareholders vote. You should make the decision to invest in our company only after due and careful consideration. For further information about the risks associated with the dual class voting structure adopted by the Company, please refer to “Item 3.D. Key Information — Risk Factors — Risks Related to Our Corporate Structure” in our 2020 Form 20-F, as well as other documents that are incorporated by reference into this prospectus supplement.
Our VIE Structure
The diagram below illustrates the general structure of the economic flow and control under our VIE structure created by the contractual arrangements:
Current PRC laws and regulations impose substantial restrictions on foreign ownership of internet information services and value-added telecommunication service businesses in China. Therefore, we conduct part of our businesses through a series of agreements between Weibo Technology, our PRC subsidiary, Weimeng and Weimeng Chuangke, our consolidated affiliated entities, and/or their respective shareholders.
Additionally, we have been advised by our PRC counsel, TransAsia Lawyers, that there are substantial uncertainties regarding the interpretation and application of current and future PRC Laws. Accordingly, PRC regulatory authorities or courts may take a view that is contrary to the opinion of our PRC counsel. It is uncertain whether any new PRC laws relating to contractual arrangements will be adopted, what the laws would provide. If we or any of the VIEs is found to be in violation of existing or future PRC laws, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authority would have broad discretion to take action in dealing with the violation or failure, in which case we could be subject to severe penalties, including being prohibited from continuing our operations or unwinding the contractual arrangements. See “Item 4. Information on the Company — A. History and Development of the Company” in our 2020 Form 20-F, as well as other documents that are incorporated by reference into this prospectus supplement.

Transfer of Funds and Other Assets
Restrictions on Foreign Exchange and the Ability to Transfer Cash Between Entities, Across Borders and to U.S. Investors
Our ability to pay dividends, if any, to the shareholders and ADSs investors and to service any debt we may incur will depend upon dividends paid by our PRC subsidiaries. Under PRC laws and regulations, our PRC subsidiaries subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets offshore to us. In particular, under the current effective PRC laws and regulations, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital.
Furthermore, if certain procedural requirements are satisfied, the payment of current account items, including profit distributions and trade and service related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange (the “SAFE”) or its local branches. However, where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with competent government authorities or its authorized banks is required. The PRC government may take measures at its discretion from time to time to restrict access to foreign currencies for current account or capital account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our offshore intermediary holding companies or ultimate parent company, and therefore, our shareholders or investors in our ADSs. Further, we cannot assure you that new regulations or policies will not be promulgated in the future, which may further restrict the remittance of RMB into or out of the PRC. We cannot assure you, in light of the restrictions in place, or any amendment to be made from time to time, that our current or future PRC subsidiaries will be able to satisfy their respective payment obligations that are denominated in foreign currencies, including the remittance of dividends outside of the PRC. See “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations on Foreign Exchange” in our 2020 Form 20-F.
If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us. In addition, our PRC subsidiaries are required to make appropriations to certain statutory reserve funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies.
For PRC and United States federal income tax considerations of an investment in the ADSs, see “Taxation.”
Public Offering and Listing in Hong Kong
We are offering 5,500,000 Class A ordinary shares, par value US$0.00025 per share, and the Selling Shareholder is offering 5,500,000 Class A ordinary shares (to be converted from Class B ordinary shares prior to the listing of our Class A ordinary shares on the Hong Kong Stock Exchange), as part of a Global Offering, consisting of an international offering of 9,900,000 Class A ordinary shares offered hereby, and a Hong Kong public offering of 1,100,000 Class A ordinary shares. The international offering contemplated herein consists of a U.S. offering and a non-U.S. offering made outside the U.S. in accordance with applicable law. We are paying a registration fee for ordinary shares sold in the United States, as well as for Class A ordinary shares initially offered and sold outside the United States in the Global Offering that may be resold from time to time in the United States.
Approval-in-principal has been granted by the Hong Kong Stock Exchange pursuant to the Hong Kong Stock Exchange Listing Rules for the listing of, and permission to deal in, our Class A ordinary shares under the stock code “9898.”

Fungibility and Exchanges between ADSs and Class A Ordinary Shares
All Class A ordinary shares offered in both the international offering and the Hong Kong public offering will be registered on the Hong Kong share register in order to be listed and traded on the Hong Kong Stock Exchange. Holders of Class A ordinary shares registered on the Hong Kong share register will be able to convert these Class A ordinary shares into ADSs, and vice versa. See “Conversion Between Class A Ordinary Shares and ADSs.”
In connection with the Hong Kong public offering, and to facilitate fungibility and conversion between ADSs and Class A ordinary shares and trading between the Nasdaq and the Hong Kong Stock Exchange, we intend to move a portion of our issued Class A ordinary shares from our register of members maintained in the Cayman Islands to our Hong Kong share register.
It is unclear whether, as a matter of Hong Kong law, the trading or conversion of ADSs constitutes a sale or purchase of the underlying Hong Kong-registered ordinary shares that is subject to Hong Kong stamp duty. We advise investors to consult their own tax advisors on this matter. See “Risk Factors — Risks Relating to the Global Offering — There is uncertainty as to whether Hong Kong stamp duty will apply to the trading or conversion of our ADSs following our initial public offering in Hong Kong and the listing of our Class A ordinary shares on the Hong Kong Stock Exchange.”
Corporate Information
Our principal executive offices are located at 8/F, QIHAO Plaza, No. 8 Xinyuan S. Road, Chaoyang District, Beijing 100027, People’s Republic of China. Our telephone number at this address is +86 (10) 5898-3095. Our registered office in the Cayman Islands is located at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.
Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our corporate internet address is http://ir.weibo.com. The information contained on our website is not a part of this prospectus supplement. Information appearing on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.
RECENT DEVELOPMENT
Financial Results for the Nine Months Ended September 30, 2021
The following table sets forth a summary of our consolidated results of operations for the periods presented. This information should be read together with our unaudited interim condensed consolidated financial statements in Exhibit 99.3 to our current report on Form 6-K furnished to the SEC on November 18, 2021, titled “Unaudited condensed consolidated financial statements of Weibo Corporation as of and for the nine months ended September 30, 2021.” The results of operations in any period are not necessarily indicative of our future trends.

	For the Nine Months Ended September 30,
	2020	2021
	(In US$ thousands, except for per share and per ADS data)
	(Unaudited)	(Unaudited)
Interim Condensed Consolidated Statements of Operations Data:
Revenues:
Advertising and marketing revenues:
Third parties	852,263	1,198,168
Alibaba(1)	112,906	134,892
SINA	34,149	58,178
Other related parties	33,360	38,731
Subtotal	1,032,678	1,429,969
Value-added services revenues	143,843	210,827
Total revenues	1,176,521	1,640,796
Costs and expenses:
Cost of revenues(2)	214,892	275,296
Sales and marketing(2)	316,483	439,207
Product development(2)	233,881	316,806
General and administrative(2)	86,111	94,597
Total costs and expenses	851,367	1,125,906
Income from operations	325,154	514,890
Income from equity method investments	4,422	17,688
Realized gain from investments	848	1,299
Fair value changes through earnings on investments, net	127,641	(33,073)
Investment related impairment(3)	(117,835)	(102,594)
Interest income	65,667	56,909
Interest expense	(39,677)	(53,255)
Other income, net	3,889	3,147
Income before income tax expenses	370,109	405,011
Less: Provision of income taxes	86,630	93,260
Net income	283,479	311,751
Less: Net loss attributable to non-controlling interests	(843)	(835)
Net income attributable to Weibo’s shareholders	284,322	312,586
Shares used in computing net income per share attributable to Weibo’s shareholders:
Basic	226,728	228,185
Diluted	227,352	229,765
Income per ordinary share:
Basic	1.25	1.37
Diluted	1.25	1.36
Income per ADS(4):
Basic	1.25	1.37
Diluted	1.25	1.36

Notes:
(1)
We recorded US$92.5 million and US$94.1 million in advertising and marketing revenues from Alibaba for the nine months ended September 30, 2020 and 2021, respectively. Moreover, one of Alibaba’s subsidiaries engaged in the business of advertising agency and contributed another US$20.4 million and US$40.8 million to our total revenues for the nine months ended September 30, 2020 and 2021, respectively.

	For the Nine Months Ended September 30,
	2020	2021
	(in US$ thousands)
	(Unaudited)	(Unaudited)
(2) Stock-based compensation in each category:
Cost of revenues	3,909	5,690
Sales and marketing	6,886	10,249
Product development	22,890	29,260
General and administrative	14,100	16,059
Total	47,785	61,258

(3)
Investment related impairment includes impairment charges to equity investments, investment prepayments and loans to and interest receivable from related parties.

(4)
Each ADS represents one Class A ordinary share.

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020
Net Revenues
Our revenues increased by 39% from US$1,176.5 million in the nine months ended September 30, 2020 to US$1,640.8 million in the nine months ended September 30, 2021.
•
Advertising and marketing revenues.   Advertising and marketing revenues increased by 38% from US$1,032.7 million in the nine months ended September 30, 2020 to US$1,430.0 million in the nine months ended September 30, 2021. Mobile advertising revenues accounted for approximately 93% of our total advertising and marketing revenues in the nine months ended September 30, 2021, compared to 90% in the nine months ended September 30, 2020, benefiting from the growth of advertiser preferences. The total number of advertisers was 0.8 million in the nine months ended September 30, 2021, compared to 1.4 million in the nine months ended September 30, 2020, while the average spending per advertiser (excluding Alibaba) increased by 152% from US$649 in the nine months ended September 30, 2020 to US$1,637 in the nine months ended September 30, 2021, both of which were primarily due to the churn of individual customers with relatively lower advertising budgets.

Revenues from advertising customers (excluding Alibaba) increased by 42% from US$940.2 million in the nine months ended September 30, 2020 to US$1,335.9 million in the nine months ended September 30, 2021, primarily attributable to a broad-based increase in advertising demand and strong sales execution. Revenues generated from Alibaba as an advertiser increased by 2% from US$92.5 million in the nine months ended September 30, 2020 to US$94.1 million in the nine months ended September 30, 2021. The advertising spending from Alibaba highly correlates to its own business operation, especially its marketing strategies, which fluctuates from time to time.
•
Value-added services revenues.   Value-added services revenues increased by 47% from US$143.8 million in the nine months ended September 30, 2020 to US$210.8 million in the nine months ended September 30, 2021. The increase primarily attributable to the increase of game-related revenues from US$0.9 million for the nine months ended September 30, 2020 to US$78.1 million for the nine months ended September 30, 2021, contributed by the interactive entertainment company acquired in the fourth quarter of 2020 and incremental revenues from online game services, partially offset by the decrease of revenue from live streaming business from US$30.7 million to US$11.9 million as a result of intense market competitions.

Costs and Expenses
Our costs and expenses increased by 32% from US$851.4 million in the nine months ended September 30, 2020 to US$1,125.9 million in the nine months ended September 30, 2021.

•
Cost of Revenues.   Cost of revenues increased by 28% from US$214.9 million in the nine months ended September 30, 2020 to US$275.3 million in the nine months ended September 30, 2021. The increase was primarily due to an increase of US$22.4 million in labor cost, an increase of US$11.4 million in advertisement production cost, an increase of US$6.6 million in revenue share cost, an increase of US$6.6 million in turnover taxes, and an increase of US$6.2 million in content cost.

•
Sales and Marketing.   Our sales and marketing expenses increased by 39% from US$316.5 million in the nine months ended September 30, 2020 to US$439.2 million in the nine months ended September 30, 2021. The increase was primarily due to an increase of US$82.7 million in marketing spend and promotional activities, and an increase of US$34.0 million in personnel-related expenses.

•
Product Development.   Our product development expenses increased by 35% from US$233.9 million in the nine months ended September 30, 2020 to US$316.8 million in the nine months ended September 30, 2021. The increase was primarily attributable to an increase of US$54.9 million in personnel-related expenses, an increase of US$6.4 million in stock-based compensation, and an increase of US$13.4 million in amortization of intangible assets.

•
General and Administrative.   Our general and administrative expenses increased by 10% from US$86.1 million in the nine months ended September 30, 2020 to US$94.6 million in the nine months ended September 30, 2021. The increase was primarily due to the increase of US$35.8 million in personnel-related expenses and an increase of US$6.5 million in professional services fees. The increase was partially offset by a decrease of US$39.7 million in provision of allowance for credit losses.

Investment Related Impairment
We perform impairment assessments of our investments and determine if an investment is impaired due to changes in quoted market price or other impairment indicators. We recorded US$117.8 million and US$102.6 million in investment related impairment charges in the nine months ended September 30, 2020 and 2021, respectively, as the investments were not performing to expectations or they became incapable of making repayments.
Interest Income and Interest Expense
Compared to the interest expense for the nine months ended September 30, 2020, the increase in interest expense for the nine months ended September 30, 2021 was mainly due to the 2030 Notes issued in July 2020.
Provision of Income Taxes
The following table sets forth current and deferred portion of income tax expense of the Company and the effective tax rate for China operations:
	For the Nine Months Ended September 30
	2020	2021
	(in US$ thousands, except percentage)
	(Unaudited)	(Unaudited)
Deferred tax provisions (benefits)	11,682	(11,546)
Current income tax expenses	74,948	104,806
Income tax expenses	86,630	93,260

	For the Nine Months Ended September 30
	2020	2021
	(in US$ thousands, except percentage)
	(Unaudited)	(Unaudited)
Income tax expenses (benefits) applicable to non-China operations	12,358	(9,757)
Income tax expenses applicable to China operations	74,272	103,017
Income from China operation	305,630	603,409
Effective tax rate for China operations	24.3%	17.1%
We recorded income taxes of US$86.6 million and US$93.3 million in the nine months ended September 30, 2020 and 2021, respectively. The provision for income taxes for China operations differs from the amounts computed by applying the statutory EIT rate mostly due to the preferential tax treatment that Weibo Technology enjoyed as a qualified “high and new technology enterprise” during the periods presented.
Cash Flow Data
The following table sets forth the movements of our cash and cash equivalents for the periods presented:
	For the Nine Months Ended September 30
	2020	2021
	(in US$ thousands, except percentage)
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	420,495	564,352
Net cash used in investing activities	(1,240,855)	(567,860)
Net cash provided by financing activities	741,963	1,214
Effect of exchange rate changes on cash and cash equivalents	37,341	16,141
Net increase (decrease) in cash and cash equivalents	(41,056)	13,847
Cash and cash equivalents at the beginning of the year/period	1,452,985	1,814,844
Cash and cash equivalents at the end of the period	1,411,929	1,828,691
As of December 31, 2020, and September 30, 2021, our total cash, cash equivalents and short-term investments were US$3,496.9 million and US$2,707.2 million (unaudited), respectively. Our principal sources of liquidity have been net proceeds from cash from operations and issuance of unsecured senior notes.
Net cash provided by operating activities for the nine months ended September 30, 2021 was US$564.4 million, which consists of our net income of US$311.8 million as adjusted for non-cash items and the effects of changes in operating assets and liabilities. Adjustments for non-cash items primarily include a non-cash investment related impairment of US$102.6 million, a charge of US$61.3 million in stock-based compensation, a charge of US$40.2 million in depreciation and amortization and a net loss of US$33.1 million in fair value changes through earnings on investments. The principal items accounting for the changes in operating assets and liabilities include an increase of US$190.3 million in accrued and other liabilities, a decrease of US$38.7 million in amount due from Alibaba, and an increase of US$24.3 million in accounts payable, partially offset by an increase of US$241.3 million in accounts receivable due from third parties.
Net cash used in investing activities for the nine months ended September 30, 2021 was US$567.9 million. This was primarily attributable to cash paid on long-term investments of US$1,471.3 million, purchases of bank time deposits and wealth management products of US$560.2 million, prepayment for purchase of SINA Plaza of US$132.5 million, net cash paid for acquisitions of US$61.2 million, partially offset by maturities of bank time deposits and wealth management products of US$1,371.9 million, proceeds from the disposal and refund of prepayment on long-term investments of US$242.6 million, and net repayment of loan by SINA of US$66.4 million.

Net cash provided by financing activities for the nine months ended September 30, 2021 was US$1.2 million, which consists of proceeds from the exercise of employee stock options.
Capital Expenditures
Our capital expenditures primarily consist of purchases of servers, computers and other office equipment. Our capital expenditures were US$23.8 million for the nine months ended September 30, 2021. We will continue to make capital expenditures for the future growth of our business and we intend to fund these purchase in the future with existing cash balance.
Key Operating Metrics
Our MAUs increased from 511 million in September 2020 to 573 million in September 2021. Mobile MAUs represented 94% of MAUs. Our average DAUs increased from 224 million in September 2020 to 248 million in September 2021. The ratio of average DAUs to MAUs in September 2021 remained stable at 43%.
RECENT REGULATORY DEVELOPMENTS
On July 30, 2021, the State Council promulgated the Regulations on Security Protection of Critical Information Infrastructure, effective on September 1, 2021, which provides that a “critical information infrastructure” has the meaning of an important network facility and information system in important industries such as, among others, public communications and information services, as well as other important network facilities and information systems that may seriously endanger national security, the national economy, the people’s livelihood, or the public interests in the event of damage, loss of function, or data leakage. The competent governmental departments and supervision and management departments of the aforementioned important industries will be responsible for organizing the identification of critical information infrastructures in their respective industries.
On July 10, 2021, the CAC published a discussion draft of the amended Measures for Cybersecurity Review, which provides that certain operators of critical information infrastructure purchasing network products and services, and data processors (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities, which affect or may affect national security, or Operators holding over one million users’ personal information when listing abroad, must apply with the Cybersecurity Review Office for a cybersecurity review. As a major internet platform, we are at risk of being deemed to be an Operator, which, however, is subject to significant uncertainties as explained below.
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Under the current PRC cybersecurity laws and the draft of the amended Measures for Cybersecurity Review, operators of “critical information infrastructure” that intend to purchase internet products and services that will or may affect national security must apply for a cybersecurity review. However, as advised by our PRC legal adviser, TransAsia Lawyers, although several PRC laws and regulations have provided the definition of “critical information infrastructure,” the scope of potential operators of “critical information infrastructure” remains broad and unclear and the identification of any specific critical information infrastructure is subject to industry-specific identification rules promulgated by relevant regulators and the notice from the relevant regulators, pursuant to the Regulations on Security Protection of Critical Information Infrastructure. In addition, the definition and scope of activities of data processing that will or may affect national security is similarly unclear and subject to the regulatory interpretation.

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Although the internet products and services we purchase are primarily bandwidth, copyright content and marketing services, we may be subject to cybersecurity review when purchasing them in the future. As of the date of this prospectus supplement, we have not been involved in any investigations or cybersecurity reviews by the CAC for making those purchases of internet products and services, and we have not received any inquiry, notice, warning, or sanction in such respect.

An Operator could be required to fulfill various obligations, including setting up a special security management organization, organizing regular cybersecurity education and training, formulating emergency plans for cybersecurity incidents and conducting regular emergency drills, and we have already performed the aforementioned measures. If we are deemed to be an operator of “critical information infrastructure” and a data processor meeting the above criteria under PRC cybersecurity laws, we would be required to fulfill various obligations as required under PRC cybersecurity laws and other applicable laws specifically for operators of “critical information infrastructure” and a cybersecurity review for our activities would be required, which may disrupt our operations and adversely affect our business, results of operations and financial condition. We have not fulfilled obligations that are only applicable and available if being recognized as an operator of “critical information infrastructure” such as conducting network security inspections and risk assessments on critical information infrastructure at least once a year either through self-assessment or through a cybersecurity service agency, timely correcting any security issues discovered, and reporting relevant matters as required by the security protection departments. As we have not been notified that we are recognized as an operator of critical information infrastructure by any PRC regulatory authority as of the date of this prospectus supplement, these obligations are currently not applicable to us. In addition, we have not been involved in any investigations or cybersecurity reviews by the CAC as an operator of “critical information infrastructure” during 2018, 2019, 2020 and the six months ended June 30, 2021 and up to the date of this prospectus supplement, and we have not received any inquiry, notice, warning or sanction in such respect. Additional compliance efforts could disrupt our operations and adversely affect our business, results of operations and financial condition.
As there is no timetable as when this discussion draft of the amended Measures for Cybersecurity Review will be enacted, substantial uncertainties exist with respect to its enactment timetable, final content, interpretation and implementation.
On November 14, 2021, the CAC published a discussion draft of the Administrative Measures for Internet Data Security, or the Draft Measures for Internet Data Security, which requires a data processor to apply for cybersecurity review, among others, in the event of its listing in Hong Kong which affects or may affect national security. As of the date of this prospectus supplement, this draft has not been formally adopted. Our PRC legal adviser, TransAsia Lawyers, is of the view that substantial uncertainties exist with respect to the enactment timetable, final content, interpretation and implementation, especially the detailed interpretation of the standard for determining whether a listing in Hong Kong “affects or may affect national security”. If the Draft Measures for Internet Data Security is enacted as proposed, in the event that any of our capital raising activities is required to apply for cybersecurity review, we will need to obtain approval or clearance from the regulatory authorities, which is subject to uncertainties.

THE GLOBAL OFFERING
Public Offering Price
HK$272.80, or US$35.01, per Class A ordinary share
The Global Offering
We and the Selling Shareholder are offering 11,000,000 Class A ordinary shares in the Global Offering, consisting of an international offering of 9,900,000 Class A ordinary shares offered hereby, and a Hong Kong public offering of 1,100,000 Class A ordinary shares. For more information, see “Underwriting.”
Options to Purchase Additional Class A Ordinary Shares from the Selling Shareholder
The Selling Shareholder has granted the international underwriters an option, exercisable by the Joint Representatives, on behalf of the international underwriters, until 30 days after the last day for the lodging of applications under the Hong Kong public offering, to purchase up to an additional 1,650,000 Class A ordinary shares to be converted from 1,650,000 Class B ordinary shares at the public offering price. Goldman Sachs International, an affiliate of Goldman Sachs (Asia) L.L.C, has entered into a borrowing arrangement with WB HZGS Estate (Hong Kong) Limited to facilitate the settlement of over-allocations.
Ordinary Shares Outstanding Immediately After the Global Offering
138,312,831 Class A ordinary shares and 96,278,958 Class B ordinary shares (or 139,962,831 Class A ordinary shares and 94,628,958 Class B ordinary shares if the Joint Representative exercise in full, on behalf of the international underwriters, their option to purchase additional Class A ordinary shares), excluding (i) 8,700,524 Class A ordinary shares issuable upon the exercise of options outstanding under our share incentive plan as of September 30, 2021, the most recent practicable date and (ii) ordinary shares issuable upon conversion of our convertible senior notes, as of the date of this prospectus supplement.
Use of Proceeds
We estimate that we will receive net proceeds from the Global Offering of approximately HK$1,383.4 million, or US$177.6 million, after deducting underwriting fees and the offering expenses payable by us.
We will not receive any proceeds from the sale of ordinary shares by the Selling Shareholder.
We expect to use the net proceeds from the Global Offering for continuing to grow our user base and user engagement, and enhance our content ecosystem, for research and development to enhance our user experience and monetization capabilities, for selectively pursuing strategic alliances, investments and acquisitions, and for working capital and general corporate purposes.
See “Use of Proceeds” for more information.
Lock-up
We, our directors and executive officers and principal shareholders have agreed with the underwriters not to offer, pledge, issue, sell, contract to sell, sell any option or contract to option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ADSs, Class A ordinary shares or similar securities for a period commencing on the date of International Underwriting Agreement and ending on, and including, the date that is 90 days after December 8, 2021, or the Listing Date, subject to certain exceptions. See “Shares Eligible for Future Sales” and “Underwriting” for more information.
Risk Factors
You should carefully read “Risk Factors” beginning on page S-24 and the other information included in this prospectus supplement and the accompanying prospectus, our 2020 Form 20-F, Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on November 18, 2021, as well as other documents incorporated by reference herein and therein, for a discussion of factors you should carefully consider before deciding to invest in our Class A ordinary shares.
Hong Kong Stock Exchange Code for the Class A Ordinary Shares
9898
Payment and Settlement
The underwriters expect to deliver the Class A ordinary shares against payment therefor through the facilities of the Central Clearing and Settlement System on or around December 8, 2021.
Selling Shareholder
Sina Corporation

RISK FACTORS
An investment in our Class A ordinary shares involves significant risks. You should carefully consider the risks described below together with the risks described in our 2020 Form 20-F, Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on November 18, 2021, as amended, and the other information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference. Any of these risks could have a material adverse effect on our business, financial condition, and results of operations. In any such case, the market price of our Class A ordinary shares could decline, and you may lose all or part of your investment.
Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated by reference in this prospectus supplement.
Risks Relating to Doing Business in China
Regulation and censorship of information disseminated over the internet in China may adversely affect our business and subject us to liability for information displayed on Weibo, or Yizhibo.
The PRC government has adopted regulations governing internet access and the distribution of information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying the internet content that, among other things, impairs the national dignity of China, is reactionary, obscene, superstitious, fraudulent or defamatory, or otherwise violates PRC laws and regulations. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses and the closure of the concerned websites and levy of fines. The website operator may also be held liable for such censored information displayed on or linked to the website.
In addition, the MIIT has published regulations that subject website operators to potential liability for content displayed on their websites and for the actions of users and others using their systems, including liability for violations of PRC laws prohibiting the dissemination of content deemed to be socially destabilizing. The Ministry of Public Security has the authority to order any local internet service provider to block any internet website at its sole discretion. From time to time, the Ministry of Public Security stops the dissemination over the internet of information which it believes to be socially destabilizing. The State Administration for the Protection of State Secrets is also authorized to block any website it deems to be leaking state secrets or failing to meet the relevant regulations relating to the protection of state secrets in the dissemination of online information. The CAC set up in May 2011 to supervise internet content management nationwide, has also promulgated regulations and taken a number of other measures to regulate and monitor online content.
Although we attempt to monitor the content posted by users on Weibo and Yizhibo, we are not able to effectively control or restrict content generated or placed on Weibo or Yizhibo by our users. In particular, with various features such as posts, comments and chat groups and the growing popularity of multimedia content, such as photos, videos and live streaming, and long-form articles, content monitoring has become much more complicated and challenging than text-based feeds.
To the extent that PRC regulatory authorities find any content displayed on Weibo or Yizhibo objectionable, they may require us to limit, prevent, or eliminate the dissemination of such information on our platform. The CAC launched the “Clear and Bright” campaign to rectify various areas of online misconduct in May 2021, in response to which, certain polices were issued and actions were launched. On June 15, 2021, the CAC launched the “Fan Group Chaos Rectification” special action, followed by issuance of the Notice on Further Strengthening the Management of Chaos in Fan Groups on August 25, 2021. Both of the special action and notice are intended to modify behavior in the online fan groups for celebrities, specifically, in features such as celebrity rankings, hot topics, fan communities, and fans interactive functions, so as to curb verbal abuse, stigmatization, instigation, confrontation, insults, slander, rumors, malicious marketing and the spread of other harmful information. This notice requested, among other things, the cancellation of all rankings of celebrities. The rankings of music, film and television works are still allowed, but the network platforms should optimize and adjust ranking rules to focus on the art works themselves and to base rankings on professional evaluation. Furthermore, minors are not allowed to make virtual gifting or spend money on supporting idols, or act as the organizer or manager of a fan group. As of the date of this prospectus supplement, we have taken measures specified in this notice to the extent applicable to our business, including removing the function of the “star power list” on our platform. In August 2021, we started to conduct self-examinations and self-rectifications in response to the PRC regulatory authorities’ recent regulatory focus on financial blogs. We have identified and rectified certain for-profit bloggers, including KOLs, with inappropriate nicknames, self-descriptions, marketing events, and publication of financial and economics related information. We have publicly disclosed the rectification results on our platform, and established a hotline for users to report any inappropriate events. Failure to comply with the requirements from PRC regulatory authorities on content regulation may subject us to liabilities and penalties and may even result in the temporary blockage or complete shutdown of our online operations. During 2018, 2019, 2020 and the six months ended June 30, 2021, we received 43 penalties for inappropriate or illegal content transmitted on our platform, and we have cooperated with the relevant government authorities to take corrective measures in all cases. For example, in June 2020, CAC imposed a fine of RMB500,000 on us for failing to timely discover and remove user posts violating PRC laws and regulations from our platform, and required us to rectify and suspend the operation of Weibo hot search feature for one week. During 2018, 2019, 2020 and the six months ended June 30, 2021, we have received an aggregate penalties of RMB11.3 million for disseminating illegal content on our platform from the relevant regulatory authorities. We believe these past incidents, individually or in the aggregate, did not have a material adverse effect on our business, financial condition or results of operations during 2018, 2019, 2020 and the six months ended June 30, 2021. However, government standards and interpretations may change in a manner that could render our current monitoring and managing efforts insufficient.
The PRC government has wide discretion in regulating online activities and, irrespective of our efforts to control the content on our platform, government campaigns and other actions to reduce inappropriate or illegal content and activities could subject us to negative press or regulatory challenges and sanctions, including imposition of fines, suspension or revocation of our licenses to operate in China or a ban of our platform, including closure of one or more parts of or our entire business. On October 26, 2021, the CAC issued the Notice on Further Strengthening the Regulation on Online Information of Entertainment Celebrities, which requests internet platforms to, among others, monitor information posted by celebrities online so as to timely identify hot topics that may involve illegal actions and to promptly report to the competent authorities in such event. If government actions or sanctions are brought against us, or if there are widespread rumors about any actual or potential government actions or sanctions against us, our reputation could be harmed, we may lose users and other customers, and our revenues and results of operation may be materially and adversely affected.
In addition, the Judicial Interpretation on the Application of Law in Trial of Online Defamation and Other Online Crimes jointly promulgated by the Supreme People’s Court and Supreme People’s Procuratorate, which became effective on September 10, 2013, imposes up to a five-year prison sentence on internet users who fabricate or knowingly share defamatory false information online. The implementation of this judicial interpretation may have a significant and adverse effect on the traffic of our platform and discourage the creation of user-generated content, which in turn may impact the results of our operations and ultimately the trading price of our listed securities. Regulation and censorship of information disseminated over the internet in China may adversely affect our user experience and reduce users’ engagement and activities on our platform as well as adversely affect our ability to attract new users to our platform. Any and all of these adverse impacts may ultimately materially and adversely affect our business and results of operations.
Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect auditors who are located in China. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.
The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over the counter trading market in the U.S. On November 5, 2021, the SEC approved the

PCAOB rule that provides a framework for the PCAOB to determine whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The rule states that the PCAOB will make these determinations promptly.
Our auditor, the independent registered public accounting firm that issues the audit report included in our 2020 Form 20-F, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, our auditor is currently not inspected by the PCAOB.
On March 24, 2021, the SEC has adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.
On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.
The SEC may propose additional rules or guidance that could impact us if our auditor that issued the audit report included in our annual report on Form 20-F is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.
The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of our ADSs to be materially and adversely affected, and our securities could be delisted or prohibited from being traded “over-the-counter” earlier than would be required by the HFCA Act. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our ADSs when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ADSs.
The PCAOB’s inability to conduct inspections in China prevents it from fully evaluating the audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.
In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB in the PRC or by the CSRC or the PRC Ministry of Finance in the United States. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of

Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges.
Risks Relating to Our Shares, Our ADSs and The Listing
As a company applying for listing under Chapter 19C, we adopt different practices as to certain matters as compared with many other companies listed on the Hong Kong Stock Exchange.
As we are applying for a listing under Chapter 19C of the Hong Kong Listing Rules, we will not be subject to certain provisions of the Hong Kong Listing Rules pursuant to Rule 19C.11, including, among others, rules on notifiable transactions, connected transactions, share option schemes, content of financial statements as well as certain other continuing obligations. In addition, in connection with the Listing, we have applied for a number of waivers and/or exemptions from strict compliance with the Hong Kong Listing Rules, the Companies (Winding Up and Miscellaneous Provisions) Ordinance, the Takeovers Codes and the SFO. As a result, we will adopt different practices as to those matters as compared with other companies listed on the Hong Kong Stock Exchange that do not enjoy those exemptions or waivers.
Furthermore, if 55% or more of the total worldwide trading volume, by dollar value, of our Class A ordinary shares and ADSs over our most recent fiscal year takes place on the Hong Kong Stock Exchange, the Hong Kong Stock Exchange will regard us as having a dual primary listing in Hong Kong and we will no longer enjoy certain exemptions or waivers from strict compliance with the requirements under the Hong Kong Listing Rules, the Companies (Winding Up and Miscellaneous Provisions) Ordinance, the Takeovers Codes and the SFO, which could result in us having to amend our corporate structure and our memorandum and articles of association and we may incur of incremental compliance costs.
The trading price for our ADSs has been and is likely to continue be, and the trading price of our Class A ordinary shares can be, volatile, regardless of our operating performance, which could result in substantial losses to holders of our listed securities.
The trading prices of our ADSs has been and is likely to continue to be volatile and could fluctuate widely in response to in response to a variety of factors, many of which are beyond our control. The trading price of our Class A ordinary shares, likewise, can be volatile for similar or different reasons. For example, the trading price of our ADSs ranged from US$28.93 to US$52.33 per ADS in 2020. The trading price of our listed securities is likely to remain volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on stock markets in the United States. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our listed securities, regardless of our actual operating performance.
In addition to market and industry factors, the price and trading volume for our listed securities may be highly volatile for factors specific to our own operations, including (but not limited to) the following:
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variations in our revenues, earnings, cash flow and data related to our active user base or user engagement;

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announcements of new investments, acquisitions, strategic partnerships or joint ventures;

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announcements of new services and expansions by us or our competitors;

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changes in financial estimates by securities analysts;

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detrimental adverse publicity about us or SINA;

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additions or departures of key personnel;

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release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

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potential litigation or regulatory investigations.

Substantial future sales or perceived potential sales of our Class A ordinary shares, ADSs, or other equity or equity-linked securities in the public market could cause the price of our listed securities to decline.
Sales of our Class A ordinary shares, ADSs, or other equity or equity-linked securities in the public market, or the perception that these sales could occur, could cause the market price of our listed securities to decline significantly. All of our Class A ordinary shares represented by ADSs were freely transferable by persons other than our affiliates without restriction or additional registration under the U.S. Securities Act. The Class A ordinary shares held by our affiliates are also available for sale, subject to volume and other restrictions as applicable under Rule 144 of the U.S. Securities Act any applicable lock-up agreement, under trading plans adopted pursuant to Rule 10b5-1 or otherwise. Our controlling shareholders may sell additional shares of us after the expiry of lock-up undertaking given in connection with this Global Offering. We cannot predict what effect, if any, market sales of securities held by our controlling shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Shares and ADSs. See “Underwriting” and “Shares Eligible for Future Sale” for more detailed descriptions of the lock-up undertaking by our directors, executive officers and principal shareholders and the restrictions on selling our securities after this Global Offering.
Divesture in the future of our listed securities by shareholders, the announcement of any plan to divest our listed securities, or hedging activity by third-party financial institutions in connection with similar derivative or other financing arrangements entered into by shareholders, could cause the price of our listed securities to decline.
If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our listed securities, the trading price for our listed securities and trading volume could decline.
The trading market for our listed securities will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our listed securities, the trading price for our listed securities would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume for our listed securities to decline.
The sale or availability for sale, or perceived sale or availability for sale, of substantial amounts of our listed securities could adversely affect their trading price.
Sales of substantial amounts of our listed securities in the public market, or the perception that these sales could occur, could adversely affect the trading price of our listed securities and could materially impair our ability to raise capital through equity offerings in the future. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the trading price of our listed securities.
Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.
Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to three votes per share. All of the outstanding ordinary shares held by SINA as of the date of this document are Class B ordinary shares. All other ordinary shares that are outstanding as of the date of this document are Class A ordinary shares. We intend to maintain the dual-class voting structure in the future. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate (as defined in our third amended and restated memorandum of association and articles of association) of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equal number of Class A ordinary shares. In addition, each Class B ordinary share shall automatically and immediately be converted into one Class A ordinary share if at any time SINA and its affiliates (as defined in our third amended and restated memorandum of association and articles of association) in the aggregate hold less than five percent (5%) of the issued Class B ordinary shares in our company, and no Class B ordinary shares shall be issued by our company thereafter.
Due to the disparate voting powers attached to these two classes of ordinary shares, SINA owned approximately 44.4% of our total issued and outstanding ordinary shares and 70.6% of the voting power of our outstanding shares as of September 30, 2021. Immediately following the Global Offing, Mr. Charles Chao will control approximately 67.6% of the aggregate voting rights in our Company, assuming the shareholding in the company which he controls through SINA Corporation has remained unchanged since September 30, 2021 and will remain unchanged until SINA Corporation sells shares in this Global Offering, and without taking into account any allotment and issuance of Class A ordinary shares upon the exercise of the over-allotment option. For further details, please see “Principal and Selling Shareholders.” Therefore, SINA will have decisive influence over matters requiring shareholders’ approval, including election of directors and significant corporate transactions, such as a merger or sale of our company. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.
Techniques employed by short sellers may drive down the trading price of our listed securities.
Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third-party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.
Public companies listed in the United States that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.
It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and stockholder’s equity, and any investment in our listed securities could be greatly reduced or rendered worthless.
Because we do not expect to pay dividends in the foreseeable future, investors must rely on price appreciation of our listed securities for return on their investments.
We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, investors should not rely on an investment in our listed securities as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to Cayman Islands law. In addition, our shareholders may by ordinary resolution declare dividends, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, our company may pay dividends only out of either profit or share premium account; provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return to the holders of our listed securities will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our listed securities will appreciate in value in the future or even maintain the price at which the investors purchased these securities. Investors may not realize a return on their investment in our listed securities and may even lose their entire investment.
Our shareholders may be subject to PRC income tax on dividends from us or on any gain realized on the transfer of our listed securities.
Under the Enterprise Income Tax Law and its implementation rules, subject to any applicable tax treaty or similar arrangement between the PRC and the jurisdiction of residence of the holders of our Class A ordinary share and/or ADSs that provides for a different income tax arrangement, PRC withholding tax at the rate of 10% is normally applicable to dividends from PRC sources payable to investors that are non-PRC resident enterprises, which do not have an establishment or place of business in the PRC, or which have such establishment or place of business if the relevant income is not effectively connected with the establishment or place of business. Any gain realized on the transfer of ADSs or shares by such non-PRC resident enterprise investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC, unless a tax treaty or similar arrangement otherwise provides. Under the PRC Individual Income Tax Law and its implementation rules, dividends from sources within the PRC paid to foreign individual investors who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20% and gains from PRC sources realized by such investors on the transfer of American depositary shares or shares are generally subject to 20% PRC income tax, in each case, subject to any reduction or exemption set forth in applicable tax treaties and similar arrangements and PRC laws. Although substantially all of our business operations are in China, it is unclear whether dividends we pay with respect to our listed securities, or the gain realized from the transfer of our listed securities, would be treated as income derived from sources within the PRC and as a result be subject to PRC income tax if we were considered a PRC resident enterprise, as described above. If PRC income tax were imposed on gains realized through the transfer of our listed securities or on dividends paid to our non-PRC resident investors, the value of the investment in our listed securities may be materially and adversely affected. Furthermore, the holders of our listed securities whose jurisdictions of residence have tax treaties or similar arrangements with China may not qualify for benefits under such tax treaties or arrangements.
We may be classified as a passive foreign investment company under U.S. federal income tax law, which could result in adverse consequences to U.S. investors in our Class A ordinary shares or ADSs.
Depending upon the value of our assets, which is determined based, in part, on the market value of our Class A ordinary shares and ADSs, and the nature of our assets and income over time, we could be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes. We will be classified as a PFIC for any taxable year if either (i) 75% or more of our gross income for the taxable year is passive income or (ii) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income (the “asset test”).
Although the law in this regard is not entirely clear, we treat our VIEs as being owned by us for U.S. federal income tax purposes because we control their management decisions, we are entitled to substantially all of their economic benefits, and we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we do not own our VIEs for U.S. federal income tax purposes, we would likely be treated as a PFIC for our current taxable year and any subsequent taxable year. Assuming we own our VIEs for U.S. federal income tax purposes and based on our income and assets and the value of our Class A ordinary shares and ADSs, we do not expect to be a PFIC for our current taxable year or for the foreseeable future.
Because PFIC status is a factual determination made annually after the close of each taxable year on the basis of the value of our assets and the composition of our income and assets, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. Fluctuations in the market price of our Class A ordinary shares or ADSs may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our Class A ordinary shares or ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our current market capitalization. If our market capitalization subsequently declines, we may be classified as a PFIC for the current taxable year or future taxable years. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend our liquid assets, including the proceeds from this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. Furthermore, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income or assets as non-passive, or our valuation of our goodwill and other unbooked intangibles, each of which may result in our company becoming classified as a PFIC for the current or subsequent taxable years. If we are a PFIC for any taxable year during which a U.S. investor holds our Class A ordinary shares or ADSs, our PFIC status could result in adverse U.S. federal income tax consequences to such investor. See “Taxation — United States Federal Income Tax Considerations” for further details.
Our memorandum of association and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.
Our memorandum of association and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our listed securities may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.
Our shareholders may face difficulties in protecting their interests, and the ability to protect their rights through Hong Kong or U.S. courts may be limited, because we are incorporated under Cayman Islands law.
We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum of association and articles of association, the Cayman Companies Act and the common law of the Cayman Islands. The rights of our shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to our company under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States or Hong Kong. In particular, the

Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States or a court in Hong Kong.
The Cayman Islands courts are also unlikely:
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to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

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to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the U.S., the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States and Hong Kong. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers or companies incorporated in Hong Kong.
As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or our controlling shareholders than they would as public shareholders of a company incorporated in the United States.
Certain judgments obtained against us by our shareholders may not be enforceable.
We are a Cayman Islands exempted company and all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, a majority of our directors and senior management named in this document reside outside the United States or Hong Kong. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for our shareholders to bring an action against us or against these individuals in the United States or Hong Kong in the event that such shareholders believe that their rights have been infringed under the U.S. federal securities laws, Hong Kong laws, or otherwise. Even if such shareholders are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render such shareholders unable to enforce a judgment against our assets or the assets of our directors and officers.
We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.
Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:
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the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

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the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

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the selective disclosure rules by issuers of material nonpublic information under Regulation FD; and

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certain audit committee independence requirements in Rule 10A-3 of the Exchange Act.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers.
In addition, we are permitted by Nasdaq Stock Market Rules to elect to rely, and have elected to rely, on certain exemptions from corporate governance requirements:
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that the board of directors be comprised of a majority of independent directors under Nasdaq Rule 5605(b)(1); and

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the requirement that an audit committee be comprised of at least three members under Nasdaq Rule 5605(c)(2)(A).

As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.
Holders of our ADSs may have fewer rights than holders of our Class A ordinary shares and must act through the depositary to exercise those rights.
Holders of our ADSs do not have the same rights as our shareholders and may only exercise the voting rights with respect to the underlying Class A ordinary shares represented by the ADSs in accordance with the provisions of the deposit agreement. Holders of ADSs may not attend general meetings of our shareholders or cast any votes directly at such meetings. Under the deposit agreement, ADS holders must vote by giving voting instructions to the depositary. Under our third amended and restated memorandum of association and articles of association, the minimum notice period required to be given by our company to our registered shareholders for convening a general meeting is 14 days. When a general meeting is convened, ADS holders may not receive sufficient advance notice to enable them to withdraw the Class A ordinary shares underlying their ADSs and become the registered holder of such shares prior to the record date for the general meeting to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution which is to be considered and voted upon at the general meeting. In addition, under our third amended and restated memorandum of association and articles of association, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent ADS holders from withdrawing the shares underlying their ADSs and becoming the registered holder of such shares prior to the record date, so that ADS holders would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, the depositary will endeavor to notify ADS holders of the upcoming vote and will arrange to deliver our voting materials to them. We cannot assure that ADS holders will receive the voting materials in time to ensure that they can instruct the depositary to vote the shares underlying their ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, holders of ADSs may not be able to exercise their right to vote and may lack recourse if the underlying Class A ordinary shares represented by their ADSs are not voted as they requested.
If holders of ADSs do not give instructions to the depositary as to how to vote at shareholders’ meetings, except in limited circumstances, the depositary for our ADSs will give us a discretionary proxy to vote the Class A ordinary shares underlying their ADSs, which could adversely affect their interests.
Under the deposit agreement for the ADSs, if holders of ADSs do not timely and properly give voting instructions to the depositary as to how to vote the shares underlying their ADSs at any particular shareholders’ meeting, the depositary will give us (or our nominee) a discretionary proxy to vote the Class A ordinary shares underlying their ADSs at the shareholders’ meeting unless:
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we have failed to timely provide the depositary with notice of meeting and related voting materials;

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we have instructed the depositary that we do not wish a discretionary proxy to be given;

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we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

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a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

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the voting at the meeting is to be made on a show of hands.

The effect of this discretionary proxy is that if holders of ADSs do not timely and properly give voting instructions to the depositary as to how to vote the Class A shares underlying their ADSs at any particular shareholders’ meeting, they cannot prevent the Class A ordinary shares underlying their ADSs from being voted, except under the circumstances described above. This may make it more difficult for holders of ADSs to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.
You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.
The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.
Conversion of our convertible notes may dilute the ownership interest of existing shareholders.
We issued US$900 million principal amount of convertible senior notes due 2022 in October 2017. The conversion of some or all of these notes may dilute the ownership interests of existing shareholders. Any sales in the public market of the Class A ordinary shares or ADSs issuable upon such conversion could adversely affect prevailing market prices of our ADSs and Class A ordinary shares. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the market prices of our Class A ordinary shares and ADSs. The prices of our Class A ordinary shares and ADSs could be affected by possible sales of our Class A ordinary shares and ADSs by investors who view the convertible senior notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity, which we expect to occur involving our Class A ordinary shares and ADSs.
Our ADS holders may be subject to limitations on transfer of their ADSs.
In certain cases, our ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.
We incur increased costs as a result of being a public company.
As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costlier. Operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.
We will also incur additional costs as a result of the Listing on the Hong Kong Stock Exchange. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.
We have been and we may again be involved in class action lawsuits in the United States in the future. For example, we and certain of our current and former directors and officers were named as defendants in two putative securities class actions filed in the United States District Court for the District of New Jersey: Andrew Goldsmith v. Weibo Corporation. et al., Civil Action No. 2:17-cv-04728-SRC-CLW (filed on June 27, 2017) (“Goldsmith Case”) and Feng Chen v. Weibo Corporation. et al., Civil Action No. 2:17-cv-05694 (filed on August 3, 2017) (“Chen Case”). The Goldsmith Case was purportedly brought on behalf of a class of persons who allegedly suffered damages as a result of their trading in our ADSs between April 27 and June 22, 2017; the Chen Case was purportedly brought on behalf of a class of persons who allegedly suffered damages as a result of their trading in our ADSs between April 28, 2016 and June 19, 2017. Both cases’ complaints alleged that our company’s public filings contained material misstatements and omissions in violation of the federal securities laws. On September 28, 2017, the court entered an order appointing a lead plaintiff and consolidating the two cases. On November 27, 2017, the lead plaintiff filed a consolidated class action complaint. On January 26, 2018, our company and one individual defendant filed a motion to dismiss the amended complaint. On June 6, 2018, the court granted our motion to dismiss the class action complaint. Such lawsuits could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the lawsuits. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.
Furthermore, our directors and employees may face additional exposure to claims and lawsuits as a result of their position in other public companies. For example, one of our directors, Mr. Daniel Zhang, was named as a defendant in ongoing putative securities class action lawsuits filed in the U.S. against Alibaba Group, a company listed on the New York Stock Exchange (NYSE: BABA), together with certain officers and directors of Alibaba Group, concerning the suspension of Ant Group’s planned initial public offering and certain antitrust developments, which have subsequently been consolidated. All of these cases concern Mr. Zhang in his capacity as the chief executive officer of Alibaba Group. Mr. Zhang was also named as a defendant in ongoing putative securities class action lawsuits filed in the U.S. against another U.S. listed company, which remain in their preliminary stages and concern Mr. Zhang in his capacity as a director of this U.S. listed company. Mr. Charles Chao, our chairman of the board of directors, was named as a defendant in ongoing putative securities class action lawsuits filed in the U.S. against another U.S. listed company in connection with a management buyout, which concern Mr. Chao in his capacity as a director of this public company and as an officer of a buyer group member. The securities class action was dismissed on

September 29, 2021. On October 20, 2021, plaintiffs informed the court that they would not file an amended complaint. As of the date of this document, plaintiffs have not filed a Notice of Appeal. The existence of the litigation, claims, investigations and proceedings against our directors and employees, even if they do not involve our Company, may harm our reputation and adversely affect the trading price of our shares and/or ADSs.
The different characteristics of the capital markets in Hong Kong and the U.S. may negatively affect the trading prices of our listed securities.
Upon the Listing, we will be subject to Hong Kong and Nasdaq listing and regulatory requirements concurrently. The Hong Kong Stock Exchange and Nasdaq have different trading hours, trading characteristics (including trading volume and liquidity), trading and listing rules, and investor bases (including different levels of retail and institutional participation). As a result of these differences, the trading prices of our Class A ordinary shares and our ADSs may not be the same, even allowing for currency differences. Fluctuations in the price of our ADSs due to circumstances peculiar to the U.S. capital markets could materially and adversely affect the price of our Class A ordinary shares, or vice versa. Certain events having significant negative impact specifically on the U.S. capital markets may result in a decline in the trading price of our Class A ordinary shares notwithstanding that such event may not impact the trading prices of securities listed in Hong Kong generally or to the same extent, or vice versa. Because of the different characteristics of the U.S. and Hong Kong capital markets, the historical market prices of our ADSs may not be indicative of the trading performance of our Class A ordinary shares after the Global Offering.
Exchange between our Class A ordinary shares and our ADSs may adversely affect the liquidity and/or trading price of each other.
Our ADSs are currently traded on Nasdaq. Subject to compliance with U.S. securities law and the terms of the deposit agreement, holders of our Class A ordinary shares may deposit Class A ordinary shares with the depositary in exchange for the issuance of our ADSs. Any holder of ADSs may also withdraw the underlying Class A ordinary shares represented by the ADSs pursuant to the terms of the deposit agreement for trading on the Hong Kong Stock Exchange. In the event that a substantial number of Class A ordinary shares are deposited with the depositary in exchange for ADSs or vice versa, the liquidity and trading price of our Class A ordinary shares on the Hong Kong Stock Exchange and our ADSs on the Nasdaq may be adversely affected.
The time required for the exchange between our Class A ordinary shares and ADSs might be longer than expected and investors might not be able to settle or effect any sale of their securities during this period, and the exchange of Class A ordinary shares into ADSs involves costs.
There is no direct trading or settlement between the Nasdaq and the Hong Kong Stock Exchange on which our ADSs and our Class A ordinary shares are respectively traded. In addition, the time differences between Hong Kong and New York, unforeseen market circumstances or other factors may delay the deposit of Class A ordinary shares in exchange for ADSs or the withdrawal of Class A ordinary shares underlying the ADSs. Investors will be prevented from settling or effecting the sale of their securities during such periods of delay. In addition, there is no assurance that any exchange for Class A ordinary shares into ADSs (and vice versa) will be completed in accordance with the timelines that investors may anticipate.
Furthermore, the depositary for the ADSs is entitled to charge holders fees for various services including for the issuance of ADSs upon deposit of Class A ordinary shares, cancelation of ADSs, distributions of cash dividends or other cash distributions, distributions of ADSs pursuant to share dividends or other free share distributions, distributions of securities other than ADSs and annual service fees. As a result, shareholders who exchange Class A ordinary shares into ADSs, and vice versa, may not achieve the level of economic return the shareholders may anticipate.
Risks Relating to the Global Offering
An active trading market for our Class A ordinary shares on the Hong Kong Stock Exchange might not develop or be sustained and trading prices of our Class A ordinary shares might fluctuate significantly.
Following the completion of the Global Offering, we cannot assure you that an active trading market for our Class A ordinary shares on the Hong Kong Stock Exchange will develop or be sustained. The trading price or liquidity for our ADSs on the Nasdaq might not be indicative of those of our Class A ordinary shares on the Hong Kong Stock Exchange following the completion of the Global Offering. If an active trading market of our Class A ordinary shares on the Hong Kong Stock Exchange does not develop or is not sustained after the Global Offering, the market price and liquidity of our Class A ordinary shares could be materially and adversely affected.
In 2014, the Hong Kong, Shanghai and Shenzhen Stock Exchanges collaborated to create an inter-exchange trading mechanism called Stock Connect that allows international and mainland Chinese investors to trade eligible equity securities listed in each other’s markets through the trading and clearing facilities of their home exchange. Stock Connect currently covers over 2,000 equity securities trading in the Hong Kong, Shanghai and Shenzhen markets. Stock Connect allows mainland Chinese investors to trade directly in eligible equity securities listed on the Hong Kong Stock Exchange, known as Southbound Trading; without Stock Connect, mainland Chinese investors would not otherwise have a direct and established means of engaging in Southbound Trading. In October 2019, the Shanghai and Shenzhen Stock Exchanges separately announced their amended implementation rules in connection with Southbound Trading to include shares of companies with dual class voting structure to be traded through Stock Connect. However, since these rules are relatively new, there remains uncertainty as to the implementation details, especially with respect to shares of those companies with a secondary listing on the Hong Kong Stock Exchange. It is unclear whether and when the Class A ordinary shares of our Company, a company with dual class voting structure with a secondary listing in Hong Kong upon the Listing, will be eligible to be traded through Stock Connect, if at all. The ineligibility or any delay of our Class A ordinary shares for trading through Stock Connect will affect mainland Chinese investors’ ability to trade our Class A ordinary shares and therefore may limit the liquidity of the trading of our Class A ordinary shares on the Hong Kong Stock Exchange.
During the period between pricing and trading of our Class A ordinary shares in connection with this offering, the price of our ADSs traded on Nasdaq may fall, which could result in a fall in the price of our Class A ordinary shares to be traded on the Hong Kong Stock Exchange.
The pricing of the Offer Shares will be determined on the price determination date. However, our Class A ordinary shares will not commence trading on the Hong Kong Stock Exchange until they are delivered, which is expected to be about four Hong Kong business days after the price determination date. As a result, investors may not be able to sell or otherwise deal in our Class A ordinary shares during that period. Accordingly, holders of our Class A ordinary shares are subject to the risk that the trading price of our Class A ordinary shares could fall when trading commences as a result of adverse market conditions or other adverse developments that could occur between the price determination date and the time trading begins. In particular, as our ADSs will continue to be traded on the Nasdaq and their price can be volatile, any fall in the price of our ADSs may result in a fall in the price of our Class A ordinary shares to be traded on the Hong Kong Stock Exchange.
There is uncertainty as to whether Hong Kong stamp duty will apply to the trading or conversion of our ADSs following our initial public offering in Hong Kong and the listing of our Class A ordinary shares on the Hong Kong Stock Exchange.
In connection with our initial public offering of Class A ordinary shares in Hong Kong, or the Hong Kong IPO, we will establish a branch register of members in Hong Kong, or the Hong Kong share register. Our Class A ordinary shares that are traded on the Hong Kong Stock Exchange, including those to be issued in the Hong Kong IPO and those that may be converted from ADSs, will be registered on the Hong Kong share register, and the trading of these Class A ordinary shares on the Hong Kong Stock Exchange will be subject to the Hong Kong stamp duty. To facilitate ADS-ordinary share conversion and trading between the Nasdaq and the Hong Kong Stock Exchange, we also intend to move a portion of our issued Class A ordinary shares from our register of members maintained in the Cayman Islands to our Hong Kong share register.
Under the Hong Kong Stamp Duty Ordinance, any person who effects any sale or purchase of Hong Kong stock, defined as stock the transfer of which is required to be registered in Hong Kong, is required to pay Hong Kong stamp duty. The stamp duty is currently set at a total rate of 0.26% of the greater of the consideration for, or the value of, shares transferred, with 0.13% payable by each of the buyer and the seller.

To the best of our knowledge, Hong Kong stamp duty has not been levied in practice on the trading or conversion of ADSs of companies that are listed in both the United States and Hong Kong and that have maintained all or a portion of their ordinary shares, including ordinary shares underlying ADSs, in their Hong Kong share registers. However, it is unclear whether, as a matter of Hong Kong law, the trading or conversion of ADSs of these dual-listed companies constitutes a sale or purchase of the underlying Hong Kong-registered ordinary shares that is subject to Hong Kong stamp duty. We advise investors to consult their own tax advisors on this matter. If Hong Kong stamp duty is determined by the competent authority to apply to the trading or conversion of our ADSs, the trading price and the value of your investment in our listed securities may be affected.
Purchasers of our Class A ordinary shares in the Global Offering will experience immediate dilution and may experience further dilution if we issue additional Class A ordinary shares in the future.
The initial Public Offer Price of our Class A ordinary shares in Hong Kong is higher than the net tangible assets per Share of the outstanding Class A ordinary shares issued to our existing shareholders immediately prior to the Global Offering. Therefore, purchasers of our Class A ordinary shares in the Global Offering will experience an immediate dilution in terms of the pro forma net tangible asset value. In addition, we may consider offering and issuing additional Class A ordinary shares or equity-related securities in the future to raise additional funds, finance acquisitions or for other purposes. Purchasers of our Class A ordinary shares may experience further dilution in terms of the net tangible asset value per Share if we issue additional Class A ordinary shares in the future at a price that is lower than the net tangible asset value per Share.

CERTAIN FINANCIAL DATA
The selected consolidated statements of comprehensive income data and selected consolidated cash flow data for the years ended December 31, 2018, 2019 and 2020 and selected consolidated balance sheet data as of December 31, 2019 and 2020 are derived from our audited consolidated financial statements included in our 2020 Form 20-F, which is incorporated herein by reference. The following selected consolidated balance sheet data as of December 31, 2018 are derived from our audited consolidated financial statements that have not been included herein and were prepared in accordance with U.S. GAAP.
The selected audited consolidated statements of comprehensive income data and selected audited consolidated cash flow data for the six months ended June 30, 2021 and the selected audited consolidated balance sheet data as of June 30, 2021 are derived from our audited consolidated financial statements included in Exhibit 99.2 to our current report on Form 6-K furnished to the SEC on November 18, 2021, which are incorporated herein by reference. The selected consolidated income statements data and consolidated statements of cash flow data for the six months ended June 30, 2020 have been derived from our audited consolidated financial statements incorporated herein by reference and have been prepared on the same basis as our audited consolidated financial statements for 2020.
You should read the following information in conjunction with (1) our audited consolidated financial statements for the three years ended December 31, 2018, 2019 and 2020 and as of December 31, 2019 and 2020 and related notes and “Item 5. Operating and Financial Review and Prospects” in our 2020 Form 20-F, (2) “Financial Information” in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on November 18, 2021, (3) our audited consolidated financial statements as of and for the six months ended June 30, 2021 and related notes, as well as our unaudited consolidated financial statements for the six months ended June 30, 2020, included in Exhibit 99.2 to our current report on Form 6-K furnished to the SEC on November 18, 2021, and (4) our unaudited interim condensed consolidated financial statements as of and for the nine months ended September 30, 2021 included in Exhibit 99.3 to our current report on Form 6-K furnished to the SEC on November 18, 2021, as well as the other financial information included elsewhere in this prospectus supplement or the documents incorporated by reference herein. Our historical results for any prior period do not necessarily indicate our results to be expected for any future period.
Selected Consolidated Statements of Operations
The following table sets forth a summary of our consolidated results of operations for the periods presented. The results of operations in any period are not necessarily indicative of our future trends.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2018(1)	2019(1)	2020(1)	2020(1)	2021(1)
				(Unaudited)
	(In US$ thousands, except for per share and per ADS data)
Consolidated Statements of Operations Data:
Revenues:
Advertising and marketing revenues:
Third parties	1,172,136	1,202,437	1,202,712	497,855	728,818
Alibaba(2)	117,696	97,772	188,597	72,542	109,918
SINA	79,148	112,974	48,353	27,624	30,931
Other related parties	130,200	117,028	46,493	17,985	22,682
Subtotal	1,499,180	1,530,211	1,486,155	616,006	892,349
Value-added services revenues	219,338	236,703	203,776	94,776	141,013
Total revenues	1,718,518	1,766,914	1,689,931	710,782	1,033,362
Costs and expenses:
Cost of revenues(3)	277,648	328,826	302,180	137,694	172,318
Sales and marketing(3)	527,424	465,339	455,619	211,220	298,368
Product development(3)	249,873	284,444	324,110	150,370	197,985
General and administrative(3)(4)	43,755	90,721	101,224	47,298	62,850
Goodwill and acquired intangibles impairment	10,554	—	—	—	—
Total costs and expenses	1,109,254	1,169,330	1,183,133	546,582	731,521
Income from operations	609,264	597,584	506,798	164,200	301,841
Income (loss) from equity method investments	57	(13,198)	10,434	3,388	13,605
Realized gain (loss) from investments	(287)	612	2,153	844	1,106
Fair value changes through earnings on investments, net(5)	40,074	207,438	35,115	117,517	(69,495)
Investment related impairment(6)	(24,074)	(249,935)	(211,985)	(3,920)	(66,625)
Interest income	57,970	85,386	85,829	45,609	40,068
Interest expense	(15,390)	(29,896)	(57,428)	(22,363)	(35,503)
Other income, net	1,228	4,406	4,997	1,356	6,808
Income before income tax expenses	668,842	602,397	375,913	306,631	191,805
Less: Provision of income taxes	96,222	109,564	61,316	56,627	61,855
Net income	572,620	492,833	314,597	250,004	129,950
Less: Net income (loss) attributable to non-controlling interests and redeemable non-controlling interests	797	(1,842)	1,233	(520)	(898)
Net income attributable to Weibo’s shareholders	571,823	494,675	313,364	250,524	130,848
Shares used in computing net income per share attributable to Weibo’s shareholders:
Basic	223,751	225,452	226,921	226,535	227,936
Diluted	232,683	226,412	227,637	227,129	229,429

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2018(1)	2019(1)	2020(1)	2020(1)	2021(1)
				(Unaudited)
	(In US$ thousands, except for per share and per ADS data)
Income per ordinary share:
Basic	2.56	2.19	1.38	1.11	0.57
Diluted	2.52	2.18	1.38	1.10	0.57
Income per ADS(7):
Basic	2.56	2.19	1.38	1.11	0.57
Diluted	2.52	2.18	1.38	1.10	0.57

Notes:
(1)
On January 1, 2018, we adopted new revenue guidance ASC Topic 606, “Revenue from Contracts with Customers,” using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting method under Topic 605. Topic 606 re-quires the presentation of VAT recognized in revenues from “gross” to “net,” which results in equal decrease in revenues and cost of revenues, and recognition of revenues and expenses at fair value for advertising barter transactions.

(2)
We recorded US$117.7 million, US$97.8 million and US$152.0 million in advertising and marketing revenues from Alibaba during 2018, 2019 and 2020, respectively. We also recorded US$63.3 million and US$73.3 million in advertising and marketing revenues from Alibaba for the six months ended June 30, 2020 and 2021, respectively. Moreover, one of Alibaba’s subsidiaries began the business of advertising agency and contributed another US$36.6 million to our total revenues in 2020, and US$9.2 million and US$36.7 million to our total revenues for the six months ended June 30, 2020 and 2021, respectively.

(3)
Stock-based compensation was allocated in costs and expenses as follows:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2018	2019	2020	2020	2021
				(Unaudited)
	(In US$ thousands)
Cost of revenues	3,522	5,251	5,384	2,502	3,240
Sales and marketing	6,837	9,828	9,983	4,263	5,549
Product development	21,187	28,628	33,093	14,452	18,213
General and administrative	9,465	17,582	18,645	8,971	9,219
Total	41,011	61,289	67,105	30,188	36,221

(4)
We adopted ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments” in the fiscal year of 2020. The guidance requires the measurement and recognition of expected credit loss-es for financial assets held at amortized cost that an entity does not expect to collect over the asset’s contractual life, considering past events, current conditions, and reasonable and supportable forecasts of future economic conditions.

(5)
We adopted ASU 2016-01 “Classification and Measurement of Financial Instruments” beginning the first quarter of fiscal year 2018. After the adoption of the new accounting update, we measure investments in equity securities, other than equity method investments, at fair value through earnings. For those investments without readily determinable fair values, we elected to record these investments at cost, less impairment, and plus or minus subsequent adjustments for observable price changes. Changes in the basis of these investments are reported in current earnings.

(6)
Investment related impairment includes impairment charges to equity investments, investment prepayments, and loans to and interest receivable from related parties.

(7)
Each ADS represents one Class A ordinary share.

Selected Consolidated Balance Sheet Data
The following table presents a summary of our consolidated balance sheet data as of the date indicated.
	As of December 31,			As of June 30,
	2018	2019	2020	2021
	(in US$ thousands)
Cash and cash equivalents	1,234,596	1,452,985	1,814,844	2,005,106
Short-term investments	591,269	951,235	1,682,048	930,822
Amount due from SINA	105,319	384,828	548,900	498,618
Long-term investments	694,586	1,027,459	1,179,466	1,123,258
Total assets(1)	3,274,682	4,804,186	6,335,117	6,702,725
Convertible debt	884,123	888,266	892,399	894,470
Unsecured senior notes	—	793,985	1,536,112	1,537,264
Total liabilities(1)	1,526,544	2,522,367	3,448,787	3,595,107
Net current assets	1,839,254	2,835,323	3,876,189	3,560,382
Ordinary shares	57	57	57	57
Additional paid-in capital	1,071,836	1,133,913	1,201,622	1,239,461
Retained earnings	723,181	1,217,856	1,531,220	1,662,068
Non-controlling interests	2,679	(1,448)	16,191	28,221
Total shareholders’ equity	1,748,138	2,281,819	2,828,616	3,038,259

Note:
(1)
We adopted the new leasing guidance (ASU 2016-2) from January 1, 2019, which requires that a lessee recognize the assets and liabilities that arise from operating leases. We recognized a right-of-use asset and a liability relating to lease payments (the Lease Liability) in the statements of financial position for lease contracts having terms beyond 12 months period.

Selected Consolidated Cash Flow Data
The following table sets forth a summary of our cash flows for the periods indicated.
	For the Year Ended December 31,			For the Six Months Ended June 30,
	2018	2019	2020	2020	2021
				(Unaudited)
	(In US$ thousands)
Net cash provided by operating activities	488,007	631,653	741,646	185,264	338,357
Net cash used in investing activities	(254,032)	(1,201,358)	(1,214,315)	(154,782)	(162,508)
Net cash provided by (used in) financing activities	(1,415)	791,869	741,963	1,625	226
Effect of exchange rate changes on cash and cash equivalents	1,083	(3,775)	92,565	(12,841)	14,187
Net increase in cash and cash equivalents	233,643	218,389	361,859	19,266	190,262
Cash and cash equivalents at the beginning of the year/period	1,000,953	1,234,596	1,452,985	1,452,985	1,814,844
Cash and cash equivalents at the end of the year/period	1,234,596	1,452,985	1,814,844	1,472,251	2,005,106
Impact of COVID-19 Pandemic on Our Operations
The COVID-19 pandemic has had, and, together with any subsequent outbreaks driven by new variants of COVID-19, may continue to have, a significant impact on our operations and financial results. The outbreak of COVID-19 has caused our advertising and marketing customers to reduce their advertising budgets, which has affected our advertising revenues and financial performance in the year of 2020, particularly in its first half. The COVID-19 pandemic has caused negative impact to our total revenues, slower collection of accounts receivables, and additional allowance for credit losses. Our advertising business has been gradually recovering, underpinned by improved advertiser sentiment, following the effective control of the domestic outbreaks and work resumption. In China, business activities have largely resumed, governmental emergency measures have been significantly relaxed, and the general economy is gradually recovering. Recently, there has been an increasing number of COVID-19 cases, including the COVID-19 Delta variant cases, in multiple cities in China. The Chinese local authorities have reinstated certain measures to keep COVID-19 in check, including travel restrictions and stay-at-home orders, and we may have to adjust various aspects of our operations. In addition, the highly-transmissible Delta variant of COVID-19 has caused authorities in various countries to reimpose restrictions such as mask mandates, curfews and prohibitions on large gatherings. There remain significant uncertainties surrounding COVID-19, including the existing and new variants of COVID-19, and its further development as a global pandemic, including the effectiveness of vaccine programs against existing and any new variants of COVID-19, and their impacts on our customers’ advertising budget and spending more broadly. The extent of any business disruption and the related impact on our financial results and outlook cannot be reasonably estimated at this time. See also “Item 3.D. Key Information — Risk Factors — Risks Relating to Our Business — We face risks related to health epidemics and other outbreaks, such as the outbreak of COVID-19, as well as natural disasters, which could significantly disrupt our operations and adversely affect our business, financial condition or results of operation.” in our 2020 Form 20-F.

Financial Information Related to the VIEs and Parent
Set forth below are the condensed consolidating schedule showing the financial position, results of operations and cash flows for the parent, subsidiaries, and the VIEs, eliminating adjustments and consolidated totals (in thousands of US$) as of and for the years ended December 31, 2018, 2019 and 2020.
	As of December 31, 2018					As of December 31, 2019					As of December 31, 2020
	Parent	Subsidiaries	VIEs and VIEs’ subsidiaries	Eliminating adjustments	Consolidated totals	Parent	Subsidiaries	VIEs and VIEs’ subsidiaries	Eliminating adjustments	Consolidated totals	Parent	Subsidiaries	VIEs and VIEs’ subsidiaries	Eliminating adjustments	Consolidated totals
Condensed Consolidating Schedule of Financial Position
Cash, cash equivalents and short-term investments	856,732	913,627	55,506	—	1,825,865	1,440,111	864,644	99,465	—	2,404,220	1,793,289	1,258,393	445,210	—	3,496,892
Accounts receivable	—	2,965	366,128	—	369,093	—	1,539	420,686	—	422,225	—	60,988	431,022	—	492,010
Prepaid expenses and other current assets	184	47,427	121,210	—	168,821	41,483	282,059	101,363	—	424,905	41,261	199,843	55,653	—	296,757
Amount due from Group companies(1)	423,360	440,563	—	(863,923)	—	596,748	632,900	—	(1,229,648)	—	732,216	968,138	—	(1,700,354)	—
Amount due from SINA	—	73,532	31,787	—	105,319	—	268,293	116,535	—	384,828	212,604	305,154	31,142	—	548,900
Investment in subsidiaries and VIEs(2)	1,355,191	—	—	(1,355,191)	—	1,906,629	—	—	(1,906,629)	—	2,467,097	—	—	(2,467,097)	—
Property and equipment, net	—	45,174	449	—	45,623	—	46,486	243	—	46,729	—	59,940	692	—	60,632
Operating lease assets	—	—	—	—	—	—	9,044	686	—	9,730	—	5,393	1,783	—	7,176
Intangible assets, net	—	—	21,103	—	21,103	—	—	17,524	—	17,524	—	—	146,976	—	146,976
Goodwill	—	—	29,346	—	29,346	—	—	28,989	—	28,989	—	—	61,712	—	61,712
Long-term investments	—	418,767	275,819	—	694,586	—	647,039	380,420	—	1,027,459	—	784,721	394,745	—	1,179,466
Deferred tax assets	—	6,130	5,778	—	11,908	—	5,852	10,608	—	16,460	—	11,628	15,392	—	27,020
Others	1,000	554	1,464	—	3,018	1,000	11,492	8,625	—	21,117	1,000	16,353	223	—	17,576
Total assets	2,636,467	1,948,739	908,590	(2,219,114)	3,274,682	3,985,971	2,769,348	1,185,144	(3,136,277)	4,804,186	5,247,467	3,670,551	1,584,550	(4,167,451)	6,335,117
Accounts payable	—	43,849	79,881	—	123,730	—	39,830	86,417	—	126,247	—	66,173	83,336	—	149,509
Accrued and other liabilities	6,394	129,855	181,188	—	317,437	20,124	186,184	254,564	—	460,872	6,145	209,056	341,552	—	556,753
Deferred revenues	491	33,972	65,531	—	99,994	329	41,921	66,533	—	108,783	386	57,452	85,846	—	143,684

	As of December 31, 2018					As of December 31, 2019					As of December 31, 2020
	Parent	Subsidiaries	VIEs and VIEs’ subsidiaries	Eliminating adjustments	Consolidated totals	Parent	Subsidiaries	VIEs and VIEs’ subsidiaries	Eliminating adjustments	Consolidated totals	Parent	Subsidiaries	VIEs and VIEs’ subsidiaries	Eliminating adjustments	Consolidated totals
Income taxes payable	—	67,513	21,170	—	88,683	—	71,275	28,970	—	100,245	—	76,427	26,417	—	102,844
Amount due to Group companies(1)	—	423,360	440,563	(863,923)	—	—	596,748	632,900	(1,229,648)	—	—	732,216	968,138	(1,700,354)	—
Operating lease liability	—	—	—	—	—	—	9,411	586	—	9,997	—	5,381	1,704	—	7,085
Convertible debt	884,123	—	—	—	884,123	888,266	—	—	—	888,266	892,399	—	—	—	892,399
Unsecured senior notes	—	—	—	—	—	793,985	—	—	—	793,985	1,536,112	—	—	—	1,536,112
Deferred tax liability	—	702	11,875	—	12,577	—	22,519	11,453	—	33,972	—	25,881	32,418	—	58,299
Other non-current liabilities	—	—	—	—	—	—	—	—	—	—	—	—	2,102	—	2,102
Total liabilities	891,008	699,251	800,208	(863,923)	1,526,544	1,702,704	967,888	1,081,423	(1,229,648)	2,522,367	2,435,042	1,172,586	1,541,513	(1,700,354)	3,448,787
Redeemable non-controlling interests	—	—	—	—	—	—	—	—	—	—	—	—	57,714	—	57,714
Total shareholders’ equity(2)	1,745,459	1,249,488	108,382	(1,355,191)	1,748,138	2,283,267	1,801,460	103,721	(1,906,629)	2,281,819	2,812,425	2,497,965	(14,677)	(2,467,097)	2,828,616
Total liabilities, redeemable non-controlling interests and shareholders’ equity	2,636,467	1,948,739	908,590	(2,219,114)	3,274,682	3,985,971	2,769,348	1,185,144	(3,136,277)	4,804,186	5,247,467	3,670,551	1,584,550	(4,167,451)	6,335,117

	For the year ended December 31, 2018					For the year ended December 31, 2019					For the year ended December 31, 2020
	Parent	Subsidiaries	VIEs and VIEs’ subsidiaries	Eliminating adjustments	Consolidated totals	Parent	Subsidiaries	VIEs and VIEs’ subsidiaries	Eliminating adjustments	Consolidated totals	Parent	Subsidiaries	VIEs and VIEs’ subsidiaries	Eliminating adjustments	Consolidated totals
Condensed Consolidating Schedule of Results of Operations
Total revenues(3)	1,159	1,143,609	1,416,367	(842,617)	1,718,518	791	1,128,099	1,472,867	(834,843)	1,766,914	314	1,138,244	1,319,080	(767,707)	1,689,931
Total cost and expenses(3)	(43,228)	(534,831)	(1,373,812)	842,617	(1,109,254)	(62,905)	(489,800)	(1,451,468)	834,843	(1,169,330)	(68,725)	(581,700)	(1,300,415)	767,707	(1,183,133)
Equity in gain of subsidiaries/ VIEs(2)	608,204	—	—	(608,204)	—	554,251	—	—	(554,251)	—	411,828	—	—	(411,828)	—
Income(loss) from non-operations	5,688	3,478	50,412	—	59,578	2,538	(8,095)	10,370	—	4,813	(30,053)	40,717	(141,549)	—	(130,885)
Income(loss) before income tax expenses	571,823	612,256	92,967	(608,204)	668,842	494,675	630,204	31,769	(554,251)	602,397	313,364	597,261	(122,884)	(411,828)	375,913
Less: Provision of income taxes	—	60,518	35,704	—	96,222	—	85,827	23,737	—	109,564	—	56,307	5,009	—	61,316
Net income (loss)	571,823	551,738	57,263	(608,204)	572,620	494,675	544,377	8,032	(554,251)	492,833	313,364	540,954	(127,893)	(411,828)	314,597
Less: Net income (loss) attributable to non-controlling interests and redeemable non-controlling interests	—	—	797	—	797	—	—	(1,842)	—	(1,842)	—	—	1,233	—	1,233
Net income attributable to Weibo’s shareholders	571,823	551,738	56,466	(608,204)	571,823	494,675	544,377	9,874	(554,251)	494,675	313,364	540,954	(129,126)	(411,828)	313,364

	For the year ended December 31, 2018					For the year ended December 31, 2019					For the year ended December 31, 2020
	Parent	Subsidiaries	VIEs and VIEs’ subsidiaries	Eliminating adjustments	Consolidated totals	Parent	Subsidiaries	VIEs and VIEs’ subsidiaries	Eliminating adjustments	Consolidated totals	Parent	Subsidiaries	VIEs and VIEs’ subsidiaries	Eliminating adjustments	Consolidated totals
Condensed Consolidating Schedules of Cash Flows
Net cash provided by (used in) operating activities(4)	42,960	398,309	46,738	—	488,007	(32,371)	765,011	(100,987)	—	631,653	(32,179)	616,563	157,262	—	741,646
Capital contribution to Group companies	—	—	—	—	—	—	—	—	—	—	—	(2,864)	—	2,864	—
Loans to Group companies	(45,000)	(292,347)	—	337,347	—	(177,850)	(443,682)	—	621,532	—	(144,289)	(285,853)	—	430,142	—
Other investing activities	169,540	(92,329)	(331,243)	—	(254,032)	(376,566)	(544,388)	(280,404)	—	(1,201,358)	(770,406)	(170,951)	(272,958)	—	(1,214,315)
Net cash provided by(used in) investing activities	124,540	(384,676)	(331,243)	337,347	(254,032)	(554,416)	(988,070)	(280,404)	621,532	(1,201,358)	(914,695)	(459,668)	(272,958)	433,006	(1,214,315)
Capital contribution from Group companies	—	—	—	—	—	—	—	—	—	—	—	—	2,864	(2,864)	—
Borrowings under loan from Group companies	—	45,000	292,347	(337,347)	—	—	177,850	443,682	(621,532)	—	—	144,289	285,853	(430,142)	—
Other financing activities	781	(2,000)	(196)	—	(1,415)	793,599	—	(1,730)	—	791,869	740,446	—	1,517	—	741,963
Net cash provided by (used in) financing activities	781	43,000	292,151	(337,347)	(1,415)	793,599	177,850	441,952	(621,532)	791,869	740,446	144,289	290,234	(433,006)	741,963
Effect of exchange rate on cash and cash equivalents	—	1,083	—	—	1,083	—	(3,775)	—	—	(3,775)	—	92,565	—	—	92,565
Net increase(decrease) in cash and cash equivalents	168,281	57,716	7,646	—	233,643	206,812	(48,984)	60,561	—	218,389	(206,428)	393,749	174,538	—	361,859
Cash and Cash equivalents at the beginning of the year	113,783	855,912	31,258	—	1,000,953	282,064	913,628	38,904	—	1,234,596	488,876	864,644	99,465	—	1,452,985
Cash and Cash equivalents at the end of the year	282,064	913,628	38,904	—	1,234,596	488,876	864,644	99,465	—	1,452,985	282,448	1,258,393	274,003	—	1,814,844

Notes:
(1)
It represents the elimination of intercompany balances among parent, the VIEs and our subsidiaries.

(2)
It represents the elimination of the investment in the VIEs and subsidiaries by parent company.

(3)
It represents the elimination of the intercompany service charge at the consolidation level.

(4)
Cash paid by VIEs to a subsidiary includes platform licensing service fee, technology supporting service fee and operation support service fee. Net cash provided by operating activities of VIEs and VIEs’ subsidiaries for the year ended December 31, 2020 has been revised to correct an error in previously issued financial information included in our 2020 Form 20-F.

USE OF PROCEEDS
We estimate that we will receive net proceeds from the Global Offering of approximately HK$1,383.4 million, or US$177.6 million, after deducting underwriting discounts and commissions and the offering expenses payable by us. The Selling Shareholder is expected to receive net proceeds of approximately HK$1,470.3 million based upon the offer price of HK$272.80 per ordinary share for the international offering, or US$188.7 million. We will not receive any proceeds from the sale of Class A ordinary shares by the Selling Shareholder.
We plan to use the net proceeds we will receive from the Global Offering for the following purposes:
•
Approximately 45% (approximately HK$622.5 million, assuming that the over-allotment option is not exercised) for continuing to grow our user base and user engagement, and enhance our content ecosystem, including but not limited to:

•
nurture our content ecosystem for our users, customers and content creators by (i) broadening our content offerings, including promoting new content verticals that would meet the emerging interests of users on our platform, and investing in premium content, and (ii) expanding the cooperation with MCNs and incentivizing talented content creators to enrich our content offering. Additionally, we plan to further enrich the video content offerings by promoting the supply and consumption of video content on our platform such as strengthening cooperation with copyright owners in key content verticals to increase our video content supply;

•
further develop innovative products and features to meet the disparate and evolving needs of users and advertisers and to capture any new trends in the industry, by (i) building simple and useful tools for users to discover, create and distribute content and interact with others on our platform in real time, such as innovative social interaction features and content editing tools, and (ii) developing a full spectrum of advertising solutions to enable customers to conduct effective marketing activities, especially through optimizing our video advertising offerings and industry-specific advertising offerings; and

•
expand our user reach by executing channel marketing strategies and promotional activities, such as online and offline promotions and marketing activities, to attract users from different demographics and to enhance user acquisition efficiency and user engagement through collaboration with smartphone manufacturers and programmatic buying partners. For instance, smartphone manufacturers may pre-install our Weibo application on new smartphones, which will be an important source of new users, and programmatic buying partners, such as top applications, may assist us on traffic direction and user activation.

•
Approximately 25% (approximately HK$345.9 million, assuming that the over-allotment option is not exercised) for research and development to enhance our user experience and monetization capabilities, including but not limited to:

•
refine our recommendation engine by optimizing our artificial intelligence and big data algorithms and adopting new data rules to improve the relevance of information we push to users to increase user stickiness. This is also important for our monetization because we believe that advertisements can also gain greater relevance from social context and become part of the user experience.

•
improve our proprietary hybrid cloud platform to further optimize and facilitate efficient data storage, distribution and analytics on our platform so as to efficiently handle the hyperscale data generated on our platform in real-time, especially for hot topics;

•
further scale up our IT infrastructure, including our video platform and live streaming system, to enhance the functionality of our video encoder, to efficiently handle the massive volume of data generated for videos on our platform, and to improve user experience when enjoying videos and live streaming functions on our platform in various internet conditions;

•
develop customized server technology to improve server configuration and processing capacity so that a single server can deploy more services and the access speed between services can be faster and user experience can be improved;

•
develop container technology and bare-metal server technology for the expansion of business;

•
develop block storage technology to realize the hot migration of services to maintain normal service operation in case of hardware failure;

•
invest in research and development of edge computing platform to improve the speed of uploading pictures and videos, enhance the processing speed of bullet chats, and process users’ behavior data in real time to enhance the real-time recommendation functionality; and

•
recruit, train and retain more research and development talents for these purposes.

•
Approximately 20% (approximately HK$276.7 million, assuming that the over-allotment option is not exercised) for selectively pursuing strategic alliances, investments and acquisitions, including but not limited to:

•
form strategic alliances and partnerships and pursue investments and acquisitions in businesses that are synergistic and complementary to our ecosystem, including those businesses or assets that can enhance our user insights, technology, products and ecosystem; and

•
invest in businesses or form strategic alliances and partnerships to further enhance our monetization capabilities. As of the date of this prospectus supplement, we have not identified any specific target of potential merger or acquisition.

•
Approximately 10% (approximately HK$138.3 million, assuming that the over-allotment option is not exercised) for working capital and general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.
The unused net IPO proceeds will only be held in short-term demand deposits with licensed banks or authorized financial institutions.
Pending any use described above, we plan to invest the net proceeds in low-risk, short-term, interest-bearing, debt instruments or deposits.

CAPITALIZATION
The following table sets forth our capitalization as of September 30, 2021:
•
on an actual basis; and

•
on an adjusted basis giving effect to (i) our issuance and sale of 5,500,000 Class A ordinary shares, resulting in net proceeds of HK$1,383.4 million (US$177.6 million), based on the offer price of HK$272.80 or US$35.01, per ordinary share (equivalent to US$35.01 per ADS), after deducting underwriting discounts and commissions and offering expenses payable by us, (ii) the automatic conversion of 5,500,000 Class B ordinary shares into an equal number of Class A ordinary shares resulting from the sale of such shares by the Selling Shareholder in the Global Offering, assuming the international underwriters do not exercise their option to purchase additional Class A ordinary shares, and (iii) assuming no adjustment to the allocation of Class A ordinary shares between the Hong Kong public offering and the international offering.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the notes thereto in our 2020 Form 20-F and our current report on Form 6-K furnished to the SEC on November 18, 2021, as amended, which are incorporated by reference in this prospectus supplement and accompanying prospectus.
	As of September 30, 2021
	Actual	As Adjusted
	(in US$ thousands, except for share data)
Long-term debt
Non-current Convertible debt	895,505	895,505
Non-current Unsecured senior notes	1,537,840	1,537,840
Total long-term debt	2,433,345	2,433,345
Redeemable non-controlling interests	74,170	74,170
Shareholders’ Equity:
Class A Ordinary Shares (US$0.00025 par value; 1,800,000,000 shares authorized, 127,312,831 shares issued and outstanding on an actual basis; and 138,312,831 shares issued and outstanding on an as-adjusted basis)	32	35
Class B Ordinary Shares (US$0.00025 par value; 200,000,000 shares authorized, 101,778,958 shares issued and outstanding on an actual basis; and 96,278,958 issued and outstanding on an as-adjusted basis)	25	24
Additional paid-in capital	1,269,014	1,447,577
Accumulated other comprehensive income	114,066	114,066
Retained earnings	1,843,806	1,842,793
Total Weibo shareholders’ equity	3,226,943	3,404,495
Non-controlling interests	29,300	29,300
Total shareholders’ equity	3,256,243	3,433,795
Total capitalization	5,763,758	5,941,310

DILUTION
If you invest in our Class A ordinary shares in the Global Offering, your interest will be diluted to the extent of the difference between the public offering price per Class A ordinary shares and our net tangible book value per Class A ordinary shares after this Global Offering. Dilution results from the fact that the public offering price per Class A ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently issued ordinary shares.
Our net tangible book value as of September 30, 2021 was US$3.0 billion, or US$13.23 per Class A ordinary share and US$13.23 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per Class A ordinary share and the additional proceeds we will receive from the Global Offering at an offering price of HK$272.80, or US$35.01, per Class A ordinary share, after deducting underwriting discounts and commissions and offering expenses payable by us, and assuming the over-allotment option is not exercised.
Without taking into account any other changes in such net tangible book value after September 30, 2021, other than to give effect to the net proceeds we will receive from the issuance and sale of Class A ordinary shares in the Global Offering at the offering price of HK$272.80, or US$35.01, per Class A ordinary share, after deduction of the underwriting discounts and commissions and offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2021 would have been US$13.68 per outstanding Class A ordinary share, or US$13.68 per ADS. This represents an immediate increase in net tangible book value of US$0.45 per Class A ordinary share and US$0.45 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$21.33 per Class A ordinary share and US$21.33 per ADS to investors purchasing Class A ordinary shares in the Global Offering.
The following table illustrates such dilution:
	Per Class A Ordinary Share	Per ADS
	US$	US$
Public offering price	35.01	35.01
Actual net tangible book value as of September 30, 2021	13.23	13.23
As adjusted net tangible book value after giving effect to the Global Offering	13.68	13.68
Dilution in net tangible book value to new investors in the Global Offering	21.33	21.33
The amount of dilution in net tangible book value to new investors in the Global Offering set forth above is determined after giving effect to the Global Offering from the public offering price per Class A ordinary share.
If the international underwriters exercise in full their over-allotment option for additional Class A ordinary shares from the Selling Shareholder, the as adjusted net tangible book value and the dilution in as adjusted net tangible book value to investors in the Global Offering would still remain unchanged.
Translations of U.S. dollars into Hong Kong dollars and from U.S. dollars into RMB relating to net proceeds and the offering price were made at HK$7.7915 to US$1.00 and RMB6.3863 to US$1.00, the respective exchange rates on November 19, 2021, as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System.

PRINCIPAL AND SELLING SHAREHOLDERS
Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares on an as-converted basis as of September 30, 2021 by:
•
each of our directors and executive officers; and

•
each person known to us to own beneficially more than 5% of our ordinary shares.

The calculations in the table below are based on 127,312,831 Class A ordinary shares and 101,778,958 Class B ordinary shares on an as-converted basis outstanding as of September 30, 2021, and 138,312,831 Class A ordinary shares and 96,278,958 Class B ordinary shares outstanding immediately after the completion of the Global Offering, assuming the over-allotment option is not exercised.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership and voting power percentage of that person, we have included shares and associated votes that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares and associated votes, however, are not included in the computation of the percentage ownership of any other person.
	Ordinary Shares Beneficially Owned Prior to the Global Offering		Voting Power Prior to the Global Offering	Ordinary Shares Offered	Ordinary Shares Beneficially Owned Immediately After the Global Offering		Voting Power Immediately After the Global Offering
	Number	%†	%††	Number	Number	%†	%††
Directors and Executive Officers**:
Charles Chao	*	*	*	—	*	*	*
Hong Du	*	*	*	—	*	*	*
Daniel Yong Zhang	*	*	*	—	*	*	*
P Christopher Lu	*	*	*	—	*	*	*
Pehong Chen	*	*	*	—	*	*	*
Gaofei Wang	*	*	*	—	*	*	*
Fei Cao	*	*	*	—	*	*	*
Wei Wang	*	*	*	—	*	*	*
Zenghui Cao	*	*	*	—	*	*	*
All Directors and Executive Officers as a Group	2,670,234	1.2%	*	—	2,670,234	1.1%	*
Principal and Selling Shareholders:
Sina Corporation(1)	101,778,958	44.4%	70.6%	5,500,000	96,278,958	41.0%	67.6%
Ali WB Investment Holding Limited(2)	67,883,086	29.6%	15.7%	—	67,883,086	28.9%	15.9%

Notes:
*
Less than 1% of our total outstanding shares.

**
The business address for Charles Chao and Hong Du is No. 8 SINA Plaza, Courtyard 10, the West, Xibeiwang E. Road Haidian District, Beijing 100193, People’s Republic of China.

†
For each person and group included in this column, percentage ownership is calculated by dividing the number of ordinary shares beneficially owned by such person or group, including shares that such person or group has the right to acquire within

60 days after September 30, 2021, by the sum of (1) 229,091,789 which is the total number of ordinary shares outstanding as of September 30, 2021 and (2) the number of ordinary shares that such person or group has the right to acquire within 60 days after September 30, 2021.
††
For each person or group included in this column, the percentage of total voting power represents voting power based on both Class A and Class B ordinary shares held by such person or group with respect to all of our outstanding Class A and Class B ordinary shares as one class as of September 30, 2021. Each holder of Class A ordinary shares is entitled to one vote per share, and each holder of Class B ordinary shares is entitled to three votes per share on all matters subject to a shareholders’ vote. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

(1)
Represents 101,778,958 Class B ordinary shares. Sina Corporation is incorporated in the Cayman Islands. The business address of Sina Corporation is SINA Plaza, No. 8 Courtyard 10, the West Xibeiwang E. Road, Haidian District, Beijing 100193, People’s Republic of China. On March 22, 2021, New Wave Mergersub Limited (a wholly owned subsidiary of Sina Group Holding Company Limited, formerly known as New Wave Holdings Limited) merged with and into SINA, with SINA continuing as the surviving company. As a result of this merger, SINA became a wholly owned subsidiary of Sina Group Holding Company Limited, which is a wholly owned subsidiary of New Wave MMXV Limited (“New Wave” ), a business company incorporated in the British Virgin Islands and controlled by Mr. Charles Chao. As of the date of this prospectus supplement, New Wave was owned as to 61.2% by Mr. Charles Chao, 30.0% by Mr. Yunli Liu and the remaining shares were held by other senior management members of SINA, including Ms. Hong Du, Mr. Gaofei Wang and Ms. Bonnie Yi Zhang, each of whom held less than 5% of the total share capital of New Wave. All the voting shares in New Wave were held by Mr. Charles Chao, and the rest were all non-voting shares. Following the completion of the merger, SINA has ceased to be a reporting company under the Exchange Act and its shares have ceased trading on NASDAQ. SINA has granted the international underwriters an option, exercisable by the Joint Representatives, on behalf of the international underwriters, until 30 days after the last day for the lodging of applications under the Hong Kong public offering, to purchase up to an additional 1,650,000 Class A ordinary shares to be converted from Class B ordinary shares at the public offering price.

(2)
Represents (i) 58,883,086 Class A ordinary shares and (ii) 9,000,000 Class A ordinary shares represented by ADSs. Such shareholding information is based on the information contained in the Schedule 13D filed by Ali WB with the SEC on September 9, 2016.

To our knowledge, as of September 30, 2021, we had 68,415,156 ordinary shares outstanding on an as converted basis that were held by 27 record holders in the United States, including the depositary of our ADS program. The number of beneficial owners of our ADSs in the United States is likely to be much larger than the number of record holders of our ordinary shares in the United States. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.
Goldman Sachs International, an affiliate of Goldman Sachs (Asia) L.L.C., has entered into a borrowing arrangement with WB HZGS Estate (Hong Kong) Limited to facilitate the settlement of over-allocations. Goldman Sachs International, an affiliate of Goldman Sachs (Asia) L.L.C., is obligated to return Class A ordinary shares to WB HZGS Estate (Hong Kong) Limited by causing Goldman Sachs (Asia) L.L.C. to exercise the option to purchase additional Class A ordinary shares from the Selling Shareholder or by making purchases in the open market.

DIVIDEND POLICY
We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares or ADSs. We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business.
We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiary for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us.
Our board of directors has discretion as to whether to distribute dividends, subject to applicable laws. In addition, our shareholders may by ordinary resolution declare dividends, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, our company may pay dividends only out of either profit or share premium account; provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, our depositary will distribute such dividends to our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

DESCRIPTION OF SHARE CAPITAL
Ordinary Shares
Classes of Ordinary Shares
Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Except for conversion rights and voting rights, the Class A ordinary shares and Class B ordinary shares shall carry equal rights and rank pari passu with one another, including but not limited to the rights to dividends and other capital distributions.
Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. In addition, (i) each Class B ordinary share shall automatically and immediately be converted into one Class A ordinary share if at any time SINA Corporation and its Affiliates (as defined in our memorandum and articles of association) in the aggregate hold less than five percent (5%) of the issued Class B ordinary shares in our company, and no Class B ordinary shares shall be issued by our company thereafter, and (ii) upon (a) any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person or entity which is not Mr. Charles Chao (the “Founder”) or a Founder’s Affiliate (as defined in our memorandum and articles of association); or (b) a change of control of any direct or indirect holder of any Class B ordinary shares, including but not limited to, any person other than the Founder or a Founder’s Affiliate gaining “Control” over any of SINA Parent Companies (e.g. by entering into an agreement with the Founder to jointly control the SINA Parent Companies), and even if the Founder or a Founder’s Affiliate remains to have joint “Control” of the SINA Parent Companies, such Class B ordinary shares shall be automatically and immediately converted (by way of being re-designated) into an equal number of Class A ordinary shares. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.
“Control” shall mean having (A) the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of, or (B) the power to exercise or control the exercise of 50% or more of the voting power (through power of attorney, voting proxies, shareholders’ agreements or otherwise) at the general meetings or other equivalent decision-making body of, such corporation, partnership or other entity. “SINA Parent Companies” shall mean the holding companies of Weibo Corporation, including New Wave MMXV Limited, Sina Group Holding Company Limited, SINA Corporation and any other intermediate holding company(ies) of Sina Corporation that may be established in the future.
Voting Rights
Holders of ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our company except were a shareholder is required, by the rules of the stock exchange on which the Company’s ADSs or shares are listed for trading, or the Designated Stock Exchange, to abstain from voting to approve the matter under consideration. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. Each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall be entitled to three votes on all matters subject to the vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.
General Meetings of Shareholders and Shareholder Proposals
As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we must in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors. Advance notice of at least fourteen calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a general meeting of shareholders consists of one or more shareholders together holding at the date of the relevant meeting not less than 10% of all votes attaching to all shares present in person or by proxy, which carry the right to vote at general meetings.
Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association allow any one or more shareholders holding shares representing in aggregate not less than 10% of all votes attaching to all shares present in person or by proxy, on a one vote per share basis, which carry the right to vote at general meetings to requisition an extraordinary general meeting of the shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.
Shareholder Proposals
Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association provides that, on the requisition of any one or more shareholders holding shares representing in aggregate not less than 10% of all votes attaching to all shares present in person or by proxy, on a one vote per share basis, which carry the right to vote at general meetings, the board shall convene an extraordinary general meeting. However, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings, but our memorandum and articles of association obliges our company in each year to hold a general meeting as our annual general meeting in addition to any other meeting in that year. The annual general meeting may be held at such time and place as our board of directors shall appoint.

SHARES ELIGIBLE FOR FUTURE SALE
Immediately after the closing of the Global Offering, we will have 138,312,831 Class A ordinary shares, and 96,278,958 Class B ordinary shares issued and outstanding (or 139,962,831 Class A ordinary shares and 94,628,958 Class B ordinary shares, if the over-allotment option is exercised in full), excluding 8,700,524 Class A ordinary shares issued to our depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under our share incentive plans as of September 30, 2021.
All of the Class A ordinary shares sold in the Global Offering will be freely transferable without restriction or further registration under the Securities Act. Sales of substantial amounts of our Class A ordinary shares in the public market could materially and adversely affect prevailing market prices of our ADSs and Class A ordinary shares.
Lock-Up Agreements
We, our directors and executive officers and principal shareholders, including the Selling Shareholder, have entered into lock-up agreements prior to the commencement of the Global Offering pursuant to which we and they have agreed, subject to limited exceptions, not to, without the prior written consent of the Joint Sponsors and the Joint Representatives (for themselves and on behalf of the Underwriters), offer, pledge, issue, sell, contract to sell, sell any option or contract to option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period commencing on the date of International Underwriting Agreement and ending on, and including, the date that is 90 days after the Listing Date. See “Underwriting — Lock-Up Agreements.” After the expiration of the 90-day period, the ordinary shares or ADSs held by us and the Selling Shareholder may be sold in accordance with Rule 144 under the Securities Act or by means of registered public offerings.
Besides the sale of the Selling Shareholder, we are not aware of any plans by any other significant shareholders to dispose of significant numbers of our ordinary shares or ADSs. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.
Rule 144
“Restricted securities,” as defined in Rule 144 under the Securities Act, may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after we became a reporting company, a person who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that (together with any sales aggregated with them) does not exceed the greater of the following:
•
1% of the then outstanding Class A ordinary shares, in the form of ADSs or otherwise, which immediately after this offering will equal 1,383,128 Class A ordinary shares, assuming the over- allotment option is not exercised; or

•
the average weekly trading volume of our Class A ordinary shares, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of our initial public offering is eligible to resell those ordinary shares 90 days after we became a reporting company in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

CONVERSION BETWEEN CLASS A ORDINARY SHARES AND ADSS
Dealings and Settlement of Class A Ordinary Shares in Hong Kong
Our Class A ordinary shares will trade on the Hong Kong Stock Exchange in board lots of 20 ordinary shares. Dealings in our Class A ordinary shares on the Hong Kong Stock Exchange will be conducted in Hong Kong dollars.
The transaction costs of dealings in our Class A ordinary shares on the Hong Kong Stock Exchange include:
(a)
Hong Kong Stock Exchange trading fee of 0.005% of the consideration of the transaction, charged to each of the buyer and seller;

(b)
SFC transaction levy of 0.0027% of the consideration of the transaction, charged to each of the buyer and seller;

(c)
trading tariff of HK$0.50 on each and every purchase or sale transaction. The decision on whether or not to pass the trading tariff onto investors is at the discretion of brokers;

(d)
transfer deed stamp duty of HK$5.00 per transfer deed (if applicable), payable by the seller;

(e)
ad valorem stamp duty at a total rate of 0.26% of the value of the transaction, with 0.13% payable by each of the buyer and the seller;

(f)
stock settlement fee, which is currently 0.002% of the gross transaction value, subject to a minimum fee of HK$2.00 and a maximum fee of HK$100.00 per side per trade;

(g)
brokerage commission, which is freely negotiable with the broker (other than brokerage commissions for IPO transactions which are currently set at 1% of the subscription or purchase price and will be payable by the person subscribing for or purchasing the securities); and

(h)
the Hong Kong share registrar will charge between HK$2.50 to HK$20, depending on the speed of service (or such higher fee as may from time to time be permitted under the Hong Kong Listing Rules), for each transfer of ordinary shares from one registered owner to another, each share certificate canceled or issued by it and any applicable fee as stated in the share transfer forms used in Hong Kong.

Investors must settle their trades executed on the Hong Kong Stock Exchange through their brokers directly or through custodians. For an investor who has deposited his/her Class A ordinary shares in his/her stock account or in his/her designated CCASS participant’s stock account maintained with CCASS, settlement will be effected in CCASS in accordance with the General Rules of CCASS and CCASS Operational Procedures in effect from time to time. For an investor who holds the physical certificates, settlement certificates and the duly executed transfer forms must be delivered to his/her broker or custodian before the settlement date.
Conversion between Class A Ordinary Shares Trading in Hong Kong and ADSs
In connection with the initial public offering of our Class A ordinary shares in Hong Kong, or the Hong Kong Public Offering, we have established a branch register of members in Hong Kong, or the Hong Kong share register, which will be maintained by our Hong Kong Share Registrar, Computershare Hong Kong Investor Services Limited. Our principal register of members, or the Cayman share register, will continue to be maintained by our Principal Share Registrar, Global Incorporation Centre Limited, in the Cayman Islands.
All Class A ordinary shares offered in the Global Offering will be registered on the Hong Kong share register in order to be listed and traded on the Hong Kong Stock Exchange. As described in further detail below, holders of Class A ordinary shares registered on the Hong Kong share register will be able to convert these shares into ADSs, and vice versa.

In connection with the Hong Kong Public Offering, and to facilitate fungibility and conversion between ADSs and Class A ordinary shares and trading between Nasdaq and the Hong Kong Stock Exchange, we intend to move a portion of our issued Class A ordinary shares from our register of members maintained in the Cayman Islands to our Hong Kong share register.
Following the listing of our Class A ordinary shares on the Hong Kong Stock Exchange, all deposits of Class A ordinary shares for the issuance of ADSs and all withdrawals of Class A ordinary shares upon the cancellation of ADSs will be in the form of Class A ordinary shares registered on our Hong Kong share register and all corporate actions with respect thereto will be processed via the depositary’s custodian account at CCASS, subject to the rules and procedures applicable to CCASS — eligible securities, subject, in each case, to certain exceptions described below and provided that the foregoing shall not apply to certain of our restricted Class A ordinary shares and Class A ordinary shares as determined by the Company and the depositary, which will be via our Principal Register in the Cayman Islands.
Our ADSs
Our ADSs are currently traded on the Nasdaq. Dealings in our ADSs on the Nasdaq are conducted in U.S. Dollars.
ADSs may be held either:
(a)
directly, by having an ADR in physical certificated form registered in his or her name,

(b)
indirectly, through a brokerage or safekeeping account, or

(c)
by holding a “Direct Registration ADR” in book-entry form through a participant, or a broker’s participant, in the “Direct Registration System,” the system established by the Depositary Trust Company (“DTC”) for the uncertificated registration of ownership of securities utilized by the depositary to record the ownership of ADRs without the issuance of certificates, in which case the ownership is evidenced by periodic statements issued by the Depositary to the holders of ADRs entitled thereto.

If an owner of ADSs decides to hold his or her ADSs through his or her brokerage or safekeeping account, he or she must rely on the procedures of his or her broker or bank to assert his or her rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through participants in the DTC clearing and settlement system. ADSs held through DTC will be registered in the name of a nominee of DTC directly, by having a certificated ADS, or an American Depositary Receipt (ADR), registered in the holder’s name, or by holding in the direct registration system, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.
The depositary for our ADSs is JPMorgan Chase Bank, N.A., whose office is located at 383 Madison Avenue, Floor 11, New York, New York 10179, United States of America.
Converting Class A Ordinary Shares Trading in Hong Kong into ADSs
An investor who holds Class A ordinary shares registered in Hong Kong and who intends to convert them to ADSs to trade on the Nasdaq must deposit or have his or her broker deposit the Class A ordinary shares with the depositary’s Hong Kong custodian, JPMorgan Chase Bank, N.A., Hong Kong Branch, or the custodian, in exchange for ADSs.
A deposit of Class A ordinary shares trading in Hong Kong in exchange for ADSs involves the following procedures:
(a)
If Class A ordinary shares have been deposited with CCASS, the investor must transfer Class A ordinary shares to the depositary’s account with the custodian within CCASS by following the CCASS procedures for transfer and submit and deliver a duly completed and signed letter of transmittal to the custodian via his or her broker.

(b)
If Class A ordinary shares are held outside CCASS, the investor must arrange to deposit his or her Class A ordinary shares into CCASS for delivery to the depositary’s account with the custodian within CCASS, submit and deliver a duly completed and signed letter of transmittal to the custodian via his or her broker.

(c)
Upon payment of its fees and expenses, payment or net of the Depositary’s fees and expenses, and payment of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, if applicable, and subject in all cases to the terms of the deposit agreement, the depositary will issue the corresponding number of ADSs in the name(s) requested by an investor and will deliver the ADSs to the designated DTC account of the person(s) designated by an investor or his or her broker if such ADSs are to be held in book-entry form through DTC’s “Direct Registration System.”

For Class A ordinary shares deposited in CCASS, under normal circumstances, the above steps generally require two business days. For Class A ordinary shares held outside CCASS in physical form, the above steps may take 14 business days, or more, to complete. Temporary delays may arise. For example, the transfer books of the depositary may from time to time be closed to ADS issuances. The investor will be unable to trade the ADSs until the procedures are completed.
Converting ADSs to Class A Ordinary Shares Trading in Hong Kong
An investor who holds ADSs and who intends to convert his/her ADSs into Class A ordinary shares to trade on the Hong Kong Stock Exchange must cancel the ADSs the investor holds and withdraw Class A ordinary shares from our ADS program and cause his or her broker or other financial institution to trade such Class A ordinary shares on the Hong Kong Stock Exchange.
An investor that holds ADSs indirectly through a broker should follow the broker’s procedure and instruct the broker to arrange for cancelation of the ADSs, and transfer of the underlying Class A ordinary shares from the depositary’s account with the custodian within the CCASS system to the investor’s Hong Kong stock account.
For investors holding ADSs directly, the following steps must be taken:
(a)
To withdraw Class A ordinary shares from our ADS program, an investor who holds ADSs may turn in such ADSs at the office of the depositary (and the applicable ADR(s) if the ADSs are held in certificated form), and send an instruction to cancel such ADSs to the depositary.

(b)
Upon payment or net of its fees and expenses, payment of CCASS’ fees and expenses, and payment of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, if applicable, and subject in all cases to the terms of the deposit agreement, the depositary will instruct the custodian to deliver Class A ordinary shares underlying the canceled ADSs to the CCASS account designated by an investor.

(c)
If an investor prefers to receive Class A ordinary shares outside CCASS, he or she must receive ordinary shares in CCASS first and then arrange for withdrawal from CCASS. Investors can then obtain a transfer form signed by HKSCC Nominees Limited (as the transferor) and register Class A ordinary shares in their own names with the Hong Kong share registrar.

For Class A ordinary shares to be received in CCASS, under normal circumstances, the above steps generally require two business days. For Class A ordinary shares to be received outside CCASS in physical form, the above steps may take 14 business days, or more, to complete. The investor will be unable to trade the Class A ordinary shares on the Hong Kong Stock Exchange until the procedures are completed.
Temporary delays may arise. For example, the transfer books of the depositary may from time to time be closed to ADS cancelations. In addition, completion of the above steps and procedures is subject to there being a sufficient number of Class A ordinary shares on the Hong Kong share register to facilitate a withdrawal from the ADS program directly into the CCASS system. We are not under any obligation to maintain or increase the number of Class A ordinary shares on the Hong Kong share register to facilitate such withdrawals.

Depositary Requirements
Before the depositary issues ADSs or permits withdrawal of Class A ordinary shares, the depositary may require:
(a)
payment of all amounts required pursuant to the deposit agreement, including the issuance and cancellation fees therein, any stock transfer or other tax or other governmental charges and any stock transfer or registration fees in effect;

(b)
production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

(c)
compliance with procedures it may establish, from time to time, consistent with the deposit agreement, including, but not limited to, presentation of transfer documents.

The depositary may refuse to deliver, transfer, or register issuances, transfers and cancelations of ADSs generally when the transfer books of the depositary or our Hong Kong share registrar are closed or at any time if the depositary or we determine it advisable to do so.
All costs attributable to the transfer of Class A ordinary shares to effect a withdrawal from or deposit of Class A ordinary shares into our ADS program will be borne by the investor requesting the transfer. In particular, holders of Class A ordinary shares and ADSs should note that the Hong Kong share registrar will charge between HK$2.50 to HK$20, depending on the speed of service (or such higher fee as may from time to time be permitted under the Hong Kong Listing Rules), for each transfer of ordinary shares from one registered owner to another, each share certificate canceled or issued by it and any applicable fee as stated in the share transfer forms used in Hong Kong. In addition, holders of ordinary shares and ADSs must pay up to US$5.00 (or less) per 100 ADSs for each issuance of ADSs and each cancelation of ADSs, as the case may be, in connection with the deposit of Class A ordinary shares into, or withdrawal of Class A ordinary shares from, our ADS program.

UNDERWRITING
The Global Offering
The offering of our Class A ordinary shares is referred to herein as the “Global Offering.” The Global Offering comprises:
•
the offering of 1,100,000 Class A ordinary shares in Hong Kong (the “Hong Kong Offer Shares”) as described in “The Hong Kong Public Offering” below, which we refer to as the “Hong Kong Public Offering”; and

•
the offering of 9,900,000 Class A ordinary shares (including 5,500,000 Class A ordinary shares to be offered by the Selling Shareholder and to be converted from Class B ordinary shares prior to the listing of our Class A ordinary shares on the Hong Kong Stock Exchange) (subject to the option of the international underwriters to purchase additional Class A ordinary shares mentioned below) (the “International Offer Shares” and together with the Hong Kong Offer Shares, the “Offer Shares”), which we refer to as the “International Offering.”

The International Offering consists of a U.S. offering and a non-U.S. offering made outside the U.S. in compliance with applicable law. We are paying a registration fee for Class A ordinary shares sold in the United States, as well as for Class A ordinary shares initially offered and sold outside the United States in the Global Offering that may be resold from time to time in the United States.
Goldman Sachs (Asia) L.L.C., Credit Suisse (Hong Kong) Limited, CLSA Limited and China International Capital Corporation Hong Kong Securities Limited are acting as joint representatives (the “Joint Representatives”) for the Global Offering.
Under the terms and subject to the conditions in the Hong Kong Underwriting Agreement (as defined below), the Hong Kong underwriters below have severally agreed to apply or procure applications for the number of Class A ordinary shares indicated below.
Hong Kong Underwriters	Number of Class A ordinary shares
Goldman Sachs (Asia) L.L.C.	550,000
Credit Suisse (Hong Kong) Limited	242,000
CLSA Limited	187,000
China International Capital Corporation Hong Kong Securities Limited	88,000
Deutsche Bank AG, Hong Kong Branch	13,750
Nomura International (Hong Kong) Limited	8,250
Huatai Financial Holdings (Hong Kong) Limited	5,500
Valuable Capital Limited	5,500
Haitong International Securities Company Limited	—
ABCI Securities Company Limited	—
CMBC Securities Company Limited	—
CMB International Capital Limited	—
Total:	1,100,000
Under the terms and subject to the conditions in the International Underwriting Agreement (as defined below), the international underwriters below have severally agreed to purchase or procure purchasers to purchase from us and the Selling Shareholder, and we and the Selling Shareholder have agreed to sell to them or such purchasers the number of Class A ordinary shares indicated below:

International Underwriters	Number of Class A ordinary shares
Goldman Sachs (Asia) L.L.C.	4,950,000
Credit Suisse (Hong Kong) Limited	2,178,000
CLSA Limited	1,683,000
China International Capital Corporation Hong Kong Securities Limited	792,000
Deutsche Bank AG, Hong Kong Branch	123,750
Nomura International (Hong Kong) Limited	74,250
Huatai Financial Holdings (Hong Kong) Limited	49,500
Valuable Capital Limited	49,500
Haitong International Securities Company Limited	—
ABCI Securities Company Limited	—
CMBC Securities Company Limited	—
CMB International Capital Limited	—
Total:	9,900,000
The Hong Kong underwriters and the international underwriters are collectively referred to herein as the underwriters.
The 11,000,000 Class A ordinary shares being offered in the Global Offering will represent approximately 4.7% of our ordinary shares outstanding immediately after the completion of the Global Offering, assuming the option of the international underwriters to purchase additional Class A ordinary shares is not exercised. If such option is exercised in full, the ordinary shares offered hereby will represent 5.4% of our ordinary shares outstanding immediately following the completion of the Global Offering (without taking into account the ordinary shares to be issued pursuant to the share incentive plans, including pursuant to the exercise of share options or other awards that have been or may be granted from time to time).
The underwriters propose to offer our Class A ordinary shares at the public offering price listed on the cover page of this prospectus supplement. The underwriters are obligated to take and pay for all of the Class A ordinary shares offered hereby if any such shares are taken. The offering of our Class A ordinary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
Approval-in-principle has been granted by the Hong Kong Stock Exchanges for the listing of, and permission to deal in, our Class A ordinary shares under the stock code “9898.” The shares will be traded in board lots of 20 shares each. Our ADSs are listed on the Nasdaq Global Select Market under the symbol “WB.” Each ADS represents one Class A ordinary share.
A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in the Global Offering. The Joint Representatives may agree to allocate a number of our Class A ordinary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the Joint Representatives to underwriters that may make internet distributions on the same basis as other allocations.
The Hong Kong Public Offering
Number of Class A ordinary shares initially offered
We are offering 1,100,000 Class A ordinary shares for subscription by the public in Hong Kong at the public offer price, representing approximately 10% of the total number of Offer Shares available under the Global Offering. The number of Offer Shares offered under the Hong Kong Public Offering, subject to any reallocation of Offer Shares between the International Offering and the Hong Kong Public Offering, will represent approximately 0.5% of the total ordinary shares in issue immediately following the completion of the Global Offering (assuming the option of the international underwriters to purchase additional ordinary shares is not exercised and without taking into account the ordinary shares to be issued pursuant to the Share Incentive Plans including pursuant to the exercise of share options or other awards that have been or may be granted from time to time).
The Hong Kong Public Offering is open to members of the public in Hong Kong as well as to institutional and professional investors. Professional investors generally include brokers, dealers, companies (including fund managers) whose ordinary business involves dealing in shares and other securities and corporate entities that regularly invest in shares and other securities.
Completion of the Hong Kong Public Offering is subject to the conditions set out in “— Conditions of the Global Offering” below.
Allocation
Allocation of Offer Shares to investors under the Hong Kong Public Offering will be based solely on the level of valid applications received under the Hong Kong Public Offering.
The basis of allocation may vary, depending on the number of Hong Kong Offer Shares validly applied for by applicants. Such allocation could, where appropriate, consist of balloting, which could mean that some applicants may receive a higher allocation than others who have applied for the same number of Hong Kong Offer Shares, and those applicants who are not successful in the ballot may not receive any Hong Kong Offer Shares.
For allocation purposes only, the total number of Hong Kong Offer Shares available under the Hong Kong Public Offering (after taking into account any reallocation referred to below) will be divided equally (to the nearest board lot) into two pools: pool A and pool B. The Hong Kong Offer Shares in pool A will be allocated on an equitable basis to applicants who have applied for Hong Kong Offer Shares with an aggregate price of HK$5 million (excluding the brokerage, the SFC transaction levy and the Hong Kong Stock Exchange trading fee payable) or less. The Hong Kong Offer Shares in pool B will be allocated on an equitable basis to applicants who have applied for Hong Kong Offer Shares with an aggregate price of more than HK$5 million (excluding the brokerage, the SFC transaction levy and the Hong Kong Stock Exchange trading fee payable) and up to the total value in pool B.
Investors should be aware that applications in pool A and applications in pool B may receive different allocation ratios. If any Hong Kong Offer Shares in one (but not both) of the pools are unsubscribed, such unsubscribed Hong Kong Offer Shares will be transferred to the other pool to satisfy demand in that other pool and be allocated accordingly. For the purpose of the immediately preceding paragraph only, the “price” for Hong Kong Offer Shares means the price payable on application therefor (without regard to the public offer price as finally determined). Applicants can only receive an allocation of Hong Kong Offer Shares from either pool A or pool B and not from both pools. Multiple or suspected multiple applications under the Hong Kong Public Offering and any application for more than 550,000 Hong Kong Offer Shares is liable to be rejected.
Before submitting applications for the Hong Kong Offer Shares, applicants should have regard to the possibility that any announcement of a reduction in the number of Offer Shares may not be made until the last day for lodging applications under the Hong Kong Public Offering. Such notice will also include confirmation or revision, as appropriate, of the working capital statement and the Global Offering statistics as currently included or incorporated by reference in this prospectus supplement, and any other financial information which may change as a result of any such reduction. In the absence of any such notice so published, the number of Offer Shares will not be reduced.
Reallocation
The allocation of the Offer Shares between the Hong Kong Public Offering and the International Offering is subject to reallocation. Paragraph 4.2 of Practice Note 18 of the Hong Kong Stock Exchange Listing Rules requires a clawback mechanism to be put in place which would have the effect of increasing the number of Offer Shares under the Hong Kong Public Offering to a certain percentage of the total number of Offer Shares offered under the Global Offering if certain prescribed total demand levels are reached.

If the number of Offer Shares validly applied for under the Hong Kong Public Offering represents: (a) 15 times or more but less than 50 times, (b) 50 times or more but less than 100 times and (c) 100 times or more of the total number of Offer Shares initially available under the Hong Kong Public Offering, then Offer Shares will be reallocated to the Hong Kong Public Offering from the International Offering. As a result of such reallocation, the total number of Offer Shares available under the Hong Kong Public Offering will be increased to 3,300,000 Offer Shares (in the case of (a)), 4,400,000 Offer Shares (in the case of (b)) and 5,500,000 Offer Shares (in the case of (c)), representing approximately 30%, 40% and 50% of the total number of Offer Shares initially available under the Global Offering, respectively (before any exercise of the option of the international underwriters to purchase additional Class A ordinary shares). In each case, the additional Offer Shares reallocated to the Hong Kong Public Offering will be allocated between pool A and pool B and the number of Offer Shares allocated to the International Offering will be correspondingly reduced in such manner as the Joint Representatives deem appropriate.
In addition, the Joint Representatives may reallocate Offer Shares from the International Offering to the Hong Kong Public Offering to satisfy valid applications under the Hong Kong Public Offering.
If the Hong Kong Public Offering is not fully subscribed, the Joint Representatives may reallocate all or any unsubscribed Hong Kong Offer Shares to the International Offering, in such proportions as the Joint Representatives deem appropriate.
The Offer Shares to be offered in the Hong Kong Public Offering and the Offer Shares to be offered in the International Offering may be reallocated between these offerings at the discretion of the Joint Representatives, pursuant to the alternative clawback mechanism applied for to the Hong Kong Stock Exchange as detailed above. In accordance with the Guidance Letter HKEX-GL91-18 issued by the Hong Kong Stock Exchange, if such reallocation is done other than pursuant to the clawback mechanism above, the maximum total number of Offer Shares that may be reallocated to the Hong Kong Public Offering following such reallocation shall be not more than double the initial allocation to the Hong Kong Public Offering (i.e., 2,200,000 Class A ordinary shares, representing approximately 20% of the total number of Offer Shares initially available under the Global Offering).
Applications
Each applicant under the Hong Kong Public Offering will be required to give an undertaking and confirmation in the application submitted by him/her that he/she and any person(s) for whose benefit he/she is making the application has not applied for or taken up, or indicated an interest for, and will not apply for or take up, or indicate an interest for, any International Offer Shares under the International Offering. Such applicant’s application is liable to be rejected if such undertaking and/or confirmation is/are breached and/or untrue (as the case may be) or if he/she has been or will be placed or allocated International Offer Shares under the International Offering.
Applicants under the Hong Kong Public Offering are required to pay, on application, the maximum public offer price of HK$388.00 per Offer Share in addition to the brokerage, the SFC transaction levy and the Hong Kong Stock Exchange trading fee payable on each Offer Share, amounting to a total of HK$7,838.20 for one board lot of 20 Class A ordinary shares. If the public offer price, as finally determined in the manner described in “Pricing” is less than the maximum public offer price of HK$388.00 per Class A ordinary share, appropriate refund payments (including the brokerage, the SFC transaction levy and the Hong Kong Stock Exchange trading fee attributable to the surplus application monies) will be made to successful applicants, without interest.
Hong Kong Underwriting Agreement
We and the Hong Kong underwriters have entered into an underwriting agreement dated November 26, 2021, or the Hong Kong Underwriting Agreement, relating to the Hong Kong Public Offering.
The International Offering
Number of Class A ordinary shares initially offered
The International Offering will consist of an offering of 9,900,000 Class A ordinary shares (including 5,500,000 Class A ordinary shares to be offered by the Selling Shareholder and to be converted from Class B ordinary shares prior to the listing of our Class A ordinary shares on the Hong Kong Stock Exchange) offered by us and the Selling Shareholder, representing approximately 90% of the total number of Offer Shares available under the Global Offering (subject to the option of the international underwriters to purchase additional Class A ordinary shares). The number of Offer Shares offered under the International Offering, subject to any reallocation of Offer Shares between the International Offering and the Hong Kong Public Offering, will represent approximately 4.2% of the total ordinary shares in issue immediately following the completion of the Global Offering (assuming the option of the international underwriters to purchase additional Class A ordinary shares is not exercised and without taking into account the ordinary shares to be issued pursuant to the Share Incentive Plans including pursuant to the exercise of share options or other awards that have been or may be granted from time to time).
Allocation
The International Offering will include the U.S. offering of Class A ordinary shares in the United States as well as the non-U.S. offering to institutional and professional investors and other investors in other jurisdictions outside the United States. Professional investors generally include brokers, dealers, companies (including fund managers) whose ordinary business involves dealing in shares and other securities and corporate entities that regularly invest in shares and other securities. Allocation of Offer Shares pursuant to the International Offering will be effected in accordance with the “book-building” process and based on a number of factors, including the level and timing of demand, the total size of the relevant investor’s invested assets or equity assets in the relevant sector and whether or not it is expected that the relevant investor is likely to buy further Class A ordinary shares and/or hold or sell its Class A ordinary shares after the listing on the Hong Kong Stock Exchange. Prospective professional and institutional investors will be required to specify the number of Class A ordinary shares under the International Offering they would be prepared to acquire either at different prices or at a particular price. Such allocation is intended to result in a distribution of the Class A ordinary shares on a basis which would lead to the establishment of a solid professional and institutional shareholder base to our benefit and the benefit of the shareholders as a whole.
The Joint Representatives (for themselves and on behalf of the underwriters) may require any investor who has been offered Offer Shares under the International Offering and who has made an application under the Hong Kong Public Offering to provide sufficient information to the Joint Representatives so as to allow them to identify the relevant applications under the Hong Kong Public Offering and to ensure that they are excluded from any allocation of Offer Shares under the Hong Kong Public Offering.
Reallocation
The total number of Offer Shares to be issued or sold pursuant to the International Offering may change as a result of the clawback arrangement described in “— The Hong Kong Public Offering — Reallocation,” the exercise of the option of the international underwriters to purchase additional Class A ordinary shares in whole or in part and/or any reallocation of unsubscribed Offer Shares originally included in the Hong Kong Public Offering.
International Underwriting Agreement
We have entered into an international underwriting agreement, or the International Underwriting Agreement, with, among others, the Joint Representatives (for themselves and on behalf of the international underwriters) and the Selling Shareholder relating to the International Offering on the date of the final prospectus supplement.
Sales in the United States
Some of the international underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. will offer our Class A ordinary shares in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman Sachs & Co. LLC. Credit Suisse (Hong Kong) Limited will offer our Class A ordinary shares in the United States through its SEC-registered broker-dealer affiliate in the United States, Credit Suisse Securities (USA) LLC. China International Capital Corporation Hong Kong Securities Limited is not a

broker-dealer registered with the SEC, and, to the extent that its conduct may be deemed to involve participation in offers or sales of Class A ordinary shares in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations. Deutsche Bank AG, Hong Kong Branch will offer our Class A ordinary shares in the United States through its SEC-registered broker-dealer affiliate in the United States, Deutsche Bank Securities Inc. Certain of the other international underwriters are not broker-dealers registered with the SEC, and do not intend to and will not offer or sell any of our Class A ordinary shares in the United States.
Compensation and Expenses
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the Selling Shareholder. These amounts include gross proceeds of the Global Offering that may be paid to the underwriters and are shown assuming both no exercise and full exercise of the international underwriters’ option to purchase up to an additional 1,650,000 Class A ordinary shares to be converted from the 1,650,000 Class B ordinary shares. Total underwriting discounts and commissions to be paid to the underwriters represent 2.0% of the total gross proceeds of the Global Offering (assuming the option to purchase additional Class A ordinary shares is not exercised). This presentation is based on the public offering price in both the International Offering and the Hong Kong Public Offering of HK$272.80 per Class A ordinary share.
	No Exercise		Full Exercise
Paid by Us
Per ordinary share	HK$	5.4560	HK$	5.4560
Paid by the Selling Shareholder
Per ordinary share	HK$	5.4560	HK$	5.4560
Total	HK$	60,016,000.00	HK$	69,018,400.00
We have agreed to reimburse the underwriters for the fees and expenses of their counsel in connection with the Global Offering subject to certain conditions and for certain offering-related expenses in an aggregate amount of up to approximately HK$21.7 million (US$2.8 million).
The estimated offering expenses payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but exclusive of the underwriting discounts and commissions, are approximately HK$87.0 million (US$11.2 million).
International Underwriters’ Option to Purchase Additional Class A Ordinary Shares
In connection with the Global Offering, the Selling Shareholder has granted the international underwriters the right, exercisable by the Joint Representatives (on behalf of the international underwriters) at any time until 30 days after the last day for lodging applications under the Hong Kong Public Offering, to purchase up to an aggregate of 1,650,000 additional Class A ordinary shares to be converted from the 1,650,000 Class B ordinary shares, representing not more than 15% of the total number of Class A ordinary shares initially available under the Global Offering, at the public offering price under the International Offering to, among other things, cover over-allocations in the International Offering, if any.
Goldman Sachs International, an affiliate of Goldman Sachs (Asia) L.L.C., is expected to enter into a borrowing arrangement with WB HZGS Estate (Hong Kong) Limited that is intended to facilitate the settlement of over-allocations. We have registered the borrowed shares solely to permit those shares to be delivered by Goldman Sachs International or its affiliates in connection with settling trades during the option period. Goldman Sachs International is obligated to return Class A ordinary shares to WB HZGS Estate (Hong Kong) Limited by causing Goldman Sachs (Asia) L.L.C. to exercise the option to purchase additional Class A ordinary shares from the Selling Shareholder or by making purchases in the open market. No fees or other remuneration will be paid by the underwriters to us or WB HZGS Estate (Hong Kong) Limited for the loan of the Class A ordinary shares.
No additional Class A ordinary shares will be issued pursuant to the international underwriters’ exercise of option to purchase additional Class A ordinary shares. If the international underwriters exercise their option to purchase additional Class A ordinary shares, an announcement will be made.

Lock-Up Agreements
Except for (i) the issue, offer and sale of the Offer Shares pursuant to the Global Offering (including pursuant to option of the international underwriters to purchase additional ordinary shares), (ii) the grant or issue of securities pursuant to the terms of the Share Incentive Plans, (iii) any capitalization issue, capital reduction or consolidation or sub-division of the ordinary shares, (iv) any repurchase of securities pursuant to any of our share repurchase programs existing on the date of the International Underwriting Agreement, and (v) the issue of any securities in connection with the convertible senior notes due 2022 in the aggregate principal amount of US$900 million that were issued by us in October 2017, during the period commencing on the date of the International Underwriting Agreement and ending on, and including, the date that is 90 days after the Listing Date, or the Lock-up Period, we have undertaken to each of the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the International Underwriters and the Joint Sponsors not to, without the prior written consent of the Joint Representatives (on behalf of the International Underwriters) and unless in compliance with the requirements of the Listing Rules,
(a)
offer, allot, issue, sell, accept subscription for, offer to allot, issue or sell, contract or agree to allot, issue or sell, mortgage, charge, pledge, hypothecate, lend, grant or sell any option, warrant, contract or right to subscribe for or purchase, grant or purchase any option, warrant, contract or right to allot, issue or sell, or otherwise transfer or dispose of, or create an encumbrance over, or agree to transfer or dispose of or create an encumbrance over either directly or indirectly, conditionally or unconditionally, any ordinary shares or ADSs or other securities of the Company, or any interest in any of the foregoing (including, without limitation, any securities convertible into or exchangeable or exercisable for or that represent the right to receive, or any warrants or other rights to purchase, any ordinary shares or ADSs or other securities of the Company or any interest in any of the foregoing), or deposit any ordinary shares or other securities of the Company, with a depositary in connection with the issue of depositary receipts; or

(b)
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any ordinary shares or ADSs or other securities of the Company, or any interest in any of the foregoing (including, without limitation, any securities convertible into or exchangeable or exercisable for or that represent the right to receive, or any warrants or other rights to purchase, any ordinary shares or ADSs or other securities of the Company or any interest in any of the foregoing); or

(c)
enter into any transaction with the same economic effect as any transaction specified in paragraph (a) or (b) above; or

(d)
offer to or contract to or agree to or announce any intention to effect any transaction specified in paragraph (a), (b) or (c) above,

in each case, whether any of the transactions specified in paragraph (a), (b) or (c) above is to be settled by delivery of ordinary shares or ADSs or other securities of the Company, or in cash or otherwise (whether or not the issue of such ordinary shares or ADSs or other shares or securities will be completed within the Lock-up Period).
Lock-Up Agreements with directors, executive officers and principal shareholders
Each of our directors, executive officers and principal shareholders has agreed with the Hong Kong underwriters and International underwriters that, it will not, during the period beginning on the price determination date and ending on the date that is 90 days after the Listing Date, without the prior written consent of the Joint Sponsors and the Joint Representatives, among other things: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ADSs or ordinary shares of the Company or any securities convertible into or exercisable or exchangeable for ADSs or ordinary shares (including without limitation, ADSs or ordinary shares or such other securities which may be deemed to be beneficially owned by a lock-up party in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ADSs or ordinary shares or such other securities, or publicly disclose the intention to enter into any such swap or other agreement, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ADSs or ordinary shares or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any ADSs or ordinary shares or any security convertible into or exercisable or exchangeable for ADSs or ordinary shares. The restrictions described in the immediately preceding paragraph do not apply to, among other items:
•
transfers of shares of ADSs or ordinary shares or such other securities as a bona fide gift or gifts or by testate succession or intestate distribution;

•
any ADSs or ordinary shares acquired by a lock-up party in the open market;

•
the exercise of stock options or other similar awards granted pursuant to the our equity incentive plans, as disclosed in the herein; provided that such restriction shall apply to any of the ADSs or ordinary shares issued upon such exercise;

•
any ordinary shares or such other securities that are used for the primary purpose of satisfying any tax or other governmental withholding obligation, through cashless surrender or otherwise, with respect to any award or equity-based compensation granted pursuant to our equity incentive plans, as disclosed in the Hong Kong Prospectus, or in connection with tax or other obligations as a result of testate succession or intestate distribution;

•
transfers to a member or members of a lock-up party’s immediate family or to a trust, the direct or indirect beneficiaries of which are a lock-up party and/or a member or members of his or her immediate family;

•
the transfer of a lock-up party’s ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares to us pursuant to any contractual arrangement that provides for the repurchase of a lock-up party’s ordinary shares or such other securities by us or in connection with the termination of a lock-up party’s employment with us or a lock-up party’s failure to meet certain conditions set out upon receipt of such ordinary shares or other such securities;

•
transfer or distributions of ADSs, ordinary shares or such other securities to limited partners, members or shareholders of a lock-up party pursuant to the shareholder or partnership agreements existing on the date of the letter agreement;

•
any ordinary shares loaned to the Stabilizing Manager pursuant to the Stock Borrowing Agreement,

•
the issue of any securities in connection with the convertible senior notes due 2022 in the aggregate principal amount of US$900 million that were issued by us in October 2017;

•
the offer and sale of the Offer Shares pursuant to the Global Offering (including pursuant to option of the international underwriters to purchase additional ordinary shares); and

•
any sales made pursuant to a trading plan adopted pursuant to Rule 10b5-1 of the Exchange Act prior to the date of the lock-up agreements, subject to certain conditions, or the establishment of a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act on or after the date of the lock-up agreements, provided that no transfers occur under such plan during the lock-up period and certain other conditions are satisfied.

Conditions of the Global Offering
Acceptance of all applications for Offer Shares will be conditional on:
(a)
the Hong Kong Stock Exchange granting approval for the listing of, and permission to deal in, the ordinary shares in issue and to be issued or sold pursuant to the Global Offering (including the Shares which may be issued pursuant to the exercise of the option of the international underwriters to purchase additional Class A ordinary shares) and the ordinary shares to be issued pursuant to the share incentive plans, on the Main Board of the Hong Kong Stock Exchange and such approval not subsequently having been withdrawn or revoked prior to the Listing Date;

(b)
the pricing of the Offer Shares having been agreed between the Joint Representatives (for themselves and on behalf of the underwriters) and us;

(c)
the execution and delivery of the International Underwriting Agreement on or around the price determination date; and

(d)
the obligations of the Hong Kong underwriters under the Hong Kong Underwriting Agreement and the obligations of the International underwriters under the International Underwriting Agreement becoming and remaining unconditional and not having been terminated in accordance with the terms of the respective agreements, in each case on or before the dates and times specified in the respective Underwriting Agreements (unless and to the extent such conditions are validly waived on or before such dates and times) and, in any event, not later than the date which is 30 days from the date of the Hong Kong prospectus.
The consummation of each of the Hong Kong Public Offering and the International Offering is conditional upon, among other things, the other offering becoming unconditional and not having been terminated in accordance with its terms.
Dealings Arrangements
Assuming that the Hong Kong Public Offering becomes unconditional at or before 8:00 a.m. in Hong Kong on Wednesday, December 8, 2021, it is expected that dealings in the Offer Shares on the Hong Kong Stock Exchange will commence at 9:00 a.m. on Wednesday, December 8, 2021. The ordinary shares will be traded in board lots of 20 ordinary shares each and the stock code of the ordinary share will be 9898.
Indemnification
We and the Selling Shareholder have agreed to indemnify the several underwriters and certain of their affiliates against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.
Stabilization
Underwriters use stabilization in some markets to facilitate the distribution of securities. To stabilize, the underwriters may bid for, or purchase, the securities in the secondary market during a specified period of time, to retard and, if possible, prevent a decline in the initial public market price of the securities below the offer price. Such transactions may be effected in all jurisdictions where it is permissible to do so, in each case in compliance with all applicable laws and regulatory requirements, including those of Hong Kong. In Hong Kong, the price at which the stabilization is effected is not permitted to exceed the public offer price.
The Company has appointed Goldman Sachs (Asia) L.L.C. as stabilizing manager. In connection with the Global Offering, the stabilizing manager (or any person acting for it), on behalf of the underwriters, may over-allocate or effect transactions with a view to stabilizing or supporting the market price of the Shares at a level higher than that which might otherwise prevail for a limited period after the listing date in the Hong Kong market.
However, there is no obligation on the stabilizing manager (or any person acting for it) to conduct any such stabilizing action. Such stabilizing action, if taken, (a) will be conducted at the absolute discretion of the stabilizing manager (or any person acting for it) and in what the stabilizing manager reasonably regards as our best interest; (b) may be discontinued at any time and (c) is required to be brought to an end within 30 days after the last day for lodging applications under the Hong Kong Public Offering. The Company will not, and will cause its affiliates or any of its or its affiliates’ respective directors, officers, employees, or any person acting on its behalf or on behalf of any of the foregoing persons not to conduct any stabilizing action.
Stabilization action permitted in Hong Kong pursuant to the Securities and Futures (Price Stabilizing) Rules of the SFO includes (a) over-allocating for the purpose of preventing or minimizing any reduction in the market price of the Shares; (b) selling or agreeing to sell the ordinary shares so as to establish a short position in them for the purpose of preventing or minimizing any reduction in the market price of the Shares; (c) purchasing, or agreeing to purchase, the ordinary shares pursuant to the option to purchase additional ordinary shares in order to close out any position established under clauses (a) or (b) above; (d) purchasing, or agreeing to purchase, any of the Shares for the sole purpose of preventing or minimizing any reduction in the market price of the ordinary shares; (e) selling or agreeing to sell any ordinary shares in order to liquidate any position established as a result of those purchases and (f) offering or attempting to do anything as described in paragraphs (b), (c), (d) or (e) above.
Specifically, prospective applicants for and investors in the ordinary shares should note that:
(a)
the stabilizing manager (or any person acting for it) may, in connection with the stabilizing action, maintain a long position in the ordinary shares;

(b)
there is no certainty as to the extent to which and the time or period for which the stabilizing manager (or any person acting for it) will maintain such a long position;

(c)
liquidation of any such long position by the stabilizing manager (or any person acting for it) and selling in the open market may have an adverse impact on the market price of the ordinary shares;

(d)
no stabilizing action can be taken to support the price of the ordinary shares for longer than the stabilization period, which will begin on the listing date, and is expected to expire on January 1, 2022, being the 30th day after the last day for lodging applications under the Hong Kong Public Offering. After this date, when no further stabilizing action may be taken, demand for the ordinary shares, and therefore the price of the ordinary shares, could fall;

(e)
the price of the ordinary shares cannot be assured to stay at or above the public offer price by the taking of any stabilizing action; and

(f)
stabilizing bids or transactions effected in the course of the stabilizing action may be made at any price at or below the public offer price and can, therefore, be done at a price below the price paid by applicants for, or investors in, the ordinary shares.

We will ensure or procure that an announcement in compliance with the Securities and Futures (Price Stabilizing) Rules of the SFO will be made within seven days of the expiration of the stabilization period.
In addition, stabilization transactions with respect to the ADSs may be effected by one of the underwriters or its affiliates before the listing of the ordinary shares on the Hong Kong Stock Exchange in accordance with applicable laws and regulations.
Activities by Underwriters
Described below are a variety of activities that each of the underwriters of the Global Offering may individually undertake, and which do not form part of the underwriting or the stabilizing process. When engaging in any of these activities, it should be noted that the underwriters are subject to restrictions, including the following:
•
the underwriters (other than the stabilizing manager or any person acting for it) must not, in connection with the distribution of the Offer Shares, effect any transactions (including issuing or entering into any option or other derivative transactions relating to the Offer Shares), whether in the open market or otherwise, with a view to stabilizing or maintaining the market price of any of the Offer Shares at levels other than those which might otherwise prevail in the open market; and

•
the underwriters must comply with all applicable laws and regulations, including the market misconduct provisions of the SFO, including the provisions prohibiting insider dealing, false trading, price rigging and stock market manipulation.

The underwriters and their respective affiliates are diversified financial institutions with relationships in countries around the world. These entities engage in a wide range of commercial and investment banking, brokerage, funds management, trading, hedging, investing and other activities for their own account and for the account of others. In the ordinary course of their various business activities, the underwriters and their respective affiliates may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. Such investment and trading activities may involve or relate to our assets, securities and/or instruments and/or persons and entities with relationships with us and may also include swaps and other financial instruments entered into for hedging purposes in connection with our loans and other debt.
In relation to the ordinary shares, the activities of the underwriters and their affiliates could include acting as agent for buyers and sellers of the ordinary shares, entering into transactions with those buyers and sellers in a principal capacity, including as a lender to initial purchasers of the ordinary shares (which financing may be secured by the ordinary shares) in the Global Offering, proprietary trading in the ordinary shares, and entering into over the counter or listed derivative transactions or listed or unlisted securities transactions (including issuing securities such as derivative warrants listed on a stock exchange) which have as their underlying assets, assets including the ordinary shares. Such transactions may be carried out as bilateral agreements or trades with selected counterparties. Those activities may require hedging activity by those entities involving, directly or indirectly, the buying and selling of the ordinary shares, which may have a negative impact on the trading price of the ordinary shares. All such activities could occur in the United States, Hong Kong and elsewhere in the world and may result in the underwriters and their respective affiliates holding long and/or short positions in the ordinary shares, in baskets of securities or indices including the ordinary shares, in units of funds that may purchase the ordinary shares, or in derivatives related to any of the foregoing.
In relation to issues by underwriters or their respective affiliates of any listed securities having the ordinary shares as their underlying securities, whether on the Hong Kong Stock Exchange or on any other stock exchange, the rules of the stock exchange may require the issuer of those securities (or one of its affiliates or agents) to act as a market maker or liquidity provider in the security, and this will also result in hedging activity in the ordinary shares in most cases.
All such activities may occur both during and after the end of the stabilizing period described under “Stabilization” above. Such activities may affect the market price or value of the ordinary shares, the liquidity or trading volume in the ordinary shares and the volatility of the price of the ordinary shares, and the extent to which this occurs from day to day cannot be estimated.
Certain of the underwriters or their respective affiliates have provided from time to time, and expect to provide in the future, investment banking and other services to us and certain of our affiliates for which such underwriters or their respective affiliates have received or will receive customary fees and commissions.
In addition, the underwriters or their respective affiliates may provide financing to investors to finance their subscriptions of ordinary shares in the Global Offering.
The address of Goldman Sachs (Asia) L.L.C. is 68/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The address of Credit Suisse (Hong Kong) Limited is Level 88, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong. The address of CLSA Limited is 18/F, One Pacific Place, 88 Queensway, Hong Kong. The address of China International Capital Corporation Hong Kong Securities Limited is 29/F, One International Finance Centre, 1 Harbor View Street, Central, Hong Kong. The address of Nomura International (Hong Kong) Limited is 30/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong. The address of Deutsche Bank AG, Hong Kong Branch is Level 60, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong. The address of Haitong International Securities Company Limited is 22/F, Li Po Chun Chambers, 189 Des Voeux Road Central, Hong Kong. The address of Huatai Financial Holdings (Hong Kong) Limited is 62/F, The Center, 99 Queen’s Road, Central, Hong Kong. The address of Valuable Capital Limited is 3601, China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road, Central, Hong Kong. The address of ABCI Securities Company Limited is 10/F, Agricultural Bank of China Tower, 50 Connaught Road, Central, Hong Kong. The address of CMBC Securities Company Limited is 45/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong. The address of CMB International Capital Limited is 45/F, Champion Tower, 3 Garden Road, Central, Hong Kong.
Selling Restrictions
Notice to Prospective Investors in Canada
The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any related document) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal adviser.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any ADSs may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a “qualified investor” as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs shall result in a requirement for the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and the Issuer that it is a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation.
In the case of any ADSs being offered to a financial intermediary as that term is used in Article 1(4) of the Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
The issuer, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire ADSs in the offer.
For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
An offer to the public of any ADSs may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any ADSs may be made at any time under the following exemptions under the UK Prospectus Regulation:

(a)
to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)
in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of ADSs shall result in a requirement for the issuer or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and the issuer that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.
In the case of any ADSs being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
The issuer, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire ADSs in the offer.
For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/ 1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Notice to Prospective Investors in Switzerland
The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the ordinary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus supplement nor any other offering or marketing material relating to the offering, us or the ordinary shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ordinary shares.
Notice to Prospective Investors in Australia
(i) This prospectus supplement:
•
does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

(ii) The ordinary shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ordinary shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ordinary shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ordinary shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of ordinary shares under this prospectus supplement will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ordinary shares you undertake to us that you will not, for a period of 12 months from the date of issuance of the ordinary shares, offer, transfer, assign or otherwise alienate those ordinary shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Notice to Prospective Investors in Japan
The ordinary shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the ordinary shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Hong Kong
This prospectus supplement and the accompanying prospectus have not been and will not be registered with the Registrar of Companies in Hong Kong. The ordinary shares under the International Offering may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (WUMP) Ordinance, or (ii) to “professional investors” within the meaning of the SFO and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (WUMP) Ordinance and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.
In purchasing the ordinary shares, save as otherwise permitted under the Hong Kong Listing Rules or within the scope of any other waivers or consents granted or to be granted by the Hong Kong Stock Exchange, you will be deemed to have represented to and agreed as follows:
•
you and your ultimate beneficial owners are independent of, and not co-connected or acting in concert with, any of the directors, supervisors, chief executives or substantial shareholders of ours or any of our subsidiaries, or any of their respective close associates (as such term is defined in the Hong Kong Listing Rules);

•
you and your ultimate beneficial owners are not our affiliate or otherwise acting for our benefit;

•
you and your ultimate beneficial owners are not a director or existing shareholder holding 10% or more of the ordinary shares of our Company, or a close associate (as such term is defined in the Hong Kong Listing Rules) of any director or existing shareholder holding 10% or more of the ordinary shares of our Company or a nominee of any of the foregoing;

•
you and your ultimate beneficial owners are not making, have not made and will not make offers or sales of the Offer Shares to any core connected person (as the term is defined in the Hong Kong Listing Rules) of ours at the time of completion of this Global Offering;

•
you and your ultimate beneficial owners are not directly or indirectly funded or backed by us, any of the directors, substantial shareholders, chief executives of ours or any of our subsidiaries or any of their respective close associates (as defined in the Hong Kong Listing Rules) or any of the underwriters;

•
you and your ultimate beneficial owners are not (a) person(s) who is/are accustomed to take instructions from any of our core connected persons (as defined in the Hong Kong Listing Rules) in relation to the acquisition, disposal, voting or any other disposition of our securities;

•
you and your ultimate beneficial owners are not a core connected person or person who will become a core connected person of our Company (other than a shareholding holding 10% or more of the ordinary shares of our Company) immediately upon completion of the Global Offering, the subscription for Offer Shares by you or any person on whose behalf you may be acting is not financed directly or indirectly by any of our core connected persons, and you or any person on whose behalf you may be acting is not taking instructions from any of our core connected persons in making this subscription for Offer Shares;

•
you and your ultimate beneficial owners are not (an) existing beneficial owner(s) of any of our Offer Shares;

•
whether you acquire the Offer Shares on your own behalf or as a fiduciary or agent, the Offer Shares are acquired only for the purpose of investment;

•
you will require any person for whose accounts you are purchasing our Offer Shares and any person to whom you may offer or sell any of our Offer Shares to comply with the provisions of this section;

•
if you are a Hong Kong purchaser, your business involves the acquisition and disposal, or the holding, of securities (whether as principal or as agent) and you fall within the category of persons described as “professional investors” under the Securities and Futures (Professional Investor) Rules;

•
you have received a copy of this prospectus supplement and have not relied on any information, representation or warranty provided or made by or on behalf of the international underwriters, us, or any other party involved in the International Offering other than information contained in this prospectus supplement, and that none of the international underwriters, their respective affiliates, and their respective officers, agents and employees will be liable for any information or omission in this prospectus supplement, and you are responsible for making your own examination of our Company and your own assessment of the merits and risks of investing in the Offer Shares;

•
you and your ultimate beneficial owners will comply with all laws, regulations and restrictions (including the selling restrictions contained in this prospectus supplement) which may be applicable in your and your ultimate beneficial owners’ jurisdiction and you and your ultimate beneficial owners have obtained or will obtain any consent, approval or authorization required for you and your ultimate beneficial owners to subscribe for and accept delivery of our Offer Shares and you acknowledge and agree that none of us, our affiliates and the international underwriters and their respective affiliates shall have any responsibility in this regard;

•
you and your ultimate beneficial owners will comply with all guidelines issued by, and all requirements of the SFC and the Hong Kong Stock Exchange in relation to subscription and placings (including but not limited to the Hong Kong Listing Rules) and provide all information as may be required by the regulatory bodies, including, without limitation, the Hong Kong Stock Exchange and the SFC, and in particular, the details set out in Appendix 6 to the Hong Kong Listing Rules. You acknowledge that failure to provide information required by the regulatory bodies may subject you to prosecution and you undertake to fully indemnify the international underwriters and us for any non-compliance with the Hong Kong Listing Rules and all applicable laws;
•
you are not a co-connected client (as defined in Appendix 6 to the Hong Kong Listing Rules) of any of the underwriters;

•
you will on demand indemnify and keep indemnified us, our affiliates, officers, agents and employees and the international underwriters and their respective affiliates, officers, agents and employees for losses or liabilities incurred by any of the foregoing arising out of or in connection with any breach of either the selling restrictions, or your agreement to subscribe for or acquire your allocated Offer Shares, or any other breach of your obligations hereunder;

•
you had at all material times and still have full power and authority to enter into the contract to subscribe for or purchase our Offer Shares for your own account or for the account of one or more persons for whom you exercise investment discretion and your agreement to do so constitutes your valid and legally binding obligation and is enforceable in accordance with its terms;

•
you will not copy or otherwise distribute this prospectus supplement to any third party; and

•
and we, the international underwriters and others will rely upon the truth and accuracy of your acknowledgments, representations, warranties and agreements set out above, (B) if any of the representations or warranties deemed to have been made by you by virtue of your purchase of the Offer Shares are no longer accurate, you will promptly notify us and the international underwriters, and (C) if you are acquiring any of the Offer Shares as a fiduciary or agent for one or more accounts, you have sole investment discretion with respect to each such account and have full power to make the foregoing acknowledgments, representations, warranties and agreements on behalf of each such account.

Notice to Prospective Investors in Singapore
Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any ordinary shares or caused the ordinary shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any ordinary shares or cause the ordinary shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares, whether directly or indirectly, to any person in Singapore other than:
(a)
to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)
otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:
(i)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notice to Prospective Investors in China
This prospectus supplement will not be circulated or distributed in the PRC and the ordinary shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus supplement nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.
Notice to Prospective Investors in Korea
The ordinary shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the ordinary shares have been and will be offered in Korea as a private placement under the FSCMA. None of the ordinary shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the ordinary shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ordinary shares. By the purchase of the ordinary shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ordinary shares pursuant to the applicable laws and regulations of Korea.
Notice to Prospective Investors in Malaysia
No prospectus or other offering material or document in connection with the offer and sale of the ordinary shares has been or will be registered with the Securities Commission of Malaysia (the “Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ordinary shares, as principal, if the offer is on terms that the ordinary shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ordinary shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus supplement is subject to Malaysian laws. This prospectus supplement does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.
Notice to Prospective Investors in Taiwan
The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ordinary shares in Taiwan.
Notice to Prospective Investors in Saudi Arabia
This prospectus supplement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this prospectus supplement and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus supplement. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial adviser.
Notice to Prospective Investors in Brazil
The securities have not been, and will not be, registered with the Comissão de Valores Mobiliários, or CVM. Any public offering or distribution, as defined under Brazilian laws and regulations, of the securities in Brazil is not legal without such prior registration. Documents relating to the offering of the ordinary shares, as well as information contained therein, may not be supplied to the public in Brazil, as the offering of the ordinary shares is not a public offering of securities in Brazil, nor may they be used in connection with any offer for subscription or sale of the securities to the public in Brazil. The ordinary shares will not be offered or sold in Brazil, except in circumstances which do not constitute a public offering or distribution of securities under applicable Brazilian laws and regulations.
Notice to Prospective Investors in Qatar
The ordinary shares described in this prospectus supplement have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus supplement has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus supplement is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.
Notice to Prospective Investors in Kuwait
Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive

Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ordinary shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus supplement (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.
Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)
This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
In relation to its use in the DIFC, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Notice to Prospective Investors in the United Arab Emirates
The ordinary shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

TAXATION
Cayman Islands Taxation
The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by or to our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.
People’s Republic of China Taxation
Although we are incorporated in the Cayman Islands, we may be treated as a PRC resident enterprise for PRC tax purposes under the Enterprise Income Tax Law. The Enterprise Income Tax Law provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC is treated as a PRC resident enterprise for PRC tax purposes and consequently subject to the PRC income tax at the rate of 25% on its global income. The implementing rules of the Enterprise Income Tax Law merely define the location of the “de facto management body” as the place where the “organizational body which effectively manages and controls the production and business operation, personnel, accounting, properties and other aspects of operations of an enterprise” is located. Based on a review of surrounding facts and circumstances, we do not believe that Weibo Corporation or Weibo Hong Kong Limited should be considered a PRC resident enterprise for PRC tax purposes. However, there is limited guidance and implementation history of the Enterprise Income Tax Law, and if Weibo Corporation is treated as a PRC resident enterprise for PRC tax purposes, it will be subject to PRC tax on its global income at a uniform tax rate of 25%.
In addition, if Weibo Corporation is a PRC resident enterprise, PRC income tax at the rate of 10% will generally be applicable to dividends payable by us to investors that are “non-resident enterprises” of the PRC, if such investors do not have an establishment or place of business in the PRC, or if they have such establishment or place of business in the PRC but the relevant income is not effectively connected with such establishment or place of business, to the extent such dividends have their sources within the PRC. Furthermore, any gain realized on the transfer of our ADSs or Class A ordinary shares by such investors would also be subject to PRC income tax at the rate of 10% if such gain is regarded as income derived from sources within the PRC. In each case, such 10% tax rate could be reduced by applicable tax treaties or similar arrangements between China and the jurisdiction of the investor.
Under the PRC Individual Income Tax Law and its implementation rules, dividends from sources within the PRC paid to foreign individual investors that are not PRC residents are generally subject to a PRC withholding tax at the rate of 20% and gains from PRC sources realized by such investors on the transfer of American depositary shares or shares are generally subject to 20% PRC income tax, in each case, subject to any reduction or exemption set forth in applicable tax treaties and similar arrangements and PRC laws.
As most of our operations are located within the PRC, dividends payable by us to you, as well as any gain you may realize from the sale of our ADSs or Class A ordinary shares, may be deemed to be derived from sources within China. As a result, if we are treated as a “resident enterprise” for PRC tax purposes, such dividends and gain may be subject to PRC tax. Any such tax may materially and adversely affect the value of your investment in our ADSs and Class A ordinary shares.
Taxation on distributions from VIEs
Pursuant to the contractual agreements with our VIEs and their respective shareholders, our PRC subsidiaries charge our VIEs for service fees. For income tax purposes, our PRC subsidiaries and VIEs file income tax returns on a separate basis. The service fees paid by our VIEs will be recognized as tax deduction for our VIEs and as income by our PRC subsidiaries and are tax neutral when our VIEs and PRC subsidiaries have the same income tax rate.

If the accumulated earnings of our VIEs exceed the fees paid to our PRC subsidiaries (or if the current and contemplated fee structure between the intercompany entities is determined to be non-substantive and disallowed by Chinese tax authorities), our VIEs could, as a last resort, make a non-tax deductible transfer to our PRC subsidiaries for stranded cash in our VIEs, representing the excess of earnings over fees paid. Such transfer would be recognized as non-tax deductible expenses for our VIEs and taxable income for the PRC subsidiaries.
Hong Kong Taxation
In connection with the Hong Kong public offering, we will establish a branch register of members in Hong Kong, or the Hong Kong share register. Dealings in our Class A ordinary shares registered on our Hong Kong share register will be subject to Hong Kong stamp duty. The stamp duty is charged to each of the seller and purchaser at the ad valorem rate of 0.13% of the consideration for, or (if greater) the value of, our Class A ordinary shares transferred. In other words, a total of 0.26% is currently payable on a typical sale and purchase transaction of our Class A ordinary shares. In addition, a fixed duty of HK$5.00 is charged on each instrument of transfer (if required).
To facilitate ADS-ordinary share conversion and trading between the Nasdaq Global Select Market and the Hong Kong Stock Exchange, we also intend to move a portion of our issued ordinary shares from our Cayman Islands share registrar to our Hong Kong share register. It is unclear whether, as a matter of Hong Kong law, the trading or conversion of ADSs constitutes a sale or purchase of the underlying Hong Kong-registered ordinary shares that is subject to Hong Kong stamp duty. We advise investors to consult their own tax advisors on this matter. See “Risk Factors — Risks Relating to the Global Offering — There is uncertainty as to whether Hong Kong stamp duty will apply to the trading or conversion of our ADSs following our initial public offering in Hong Kong and the listing of our Class A ordinary shares on the Hong Kong Stock Exchange.”
United States Federal Income Tax Considerations
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by U.S. Holders (as defined below) that will hold our ADSs or Class A ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon applicable provisions of the Code, Treasury regulations promulgated thereunder (“Regulations”), pertinent judicial decisions and interpretive rulings of the Internal Revenue Service (the “IRS”), all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, certain financial institutions, insurance companies, broker-dealers, pension plans, regulated investment companies, real estate investment trusts, cooperatives, tax-exempt organizations (including private foundations), holders who are not U.S. Holders, holders who own (directly, indirectly or constructively) 10% or more of our equity (by vote or value), investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, investors that are traders in securities that have elected the mark-to-market method of accounting, investors that have a functional currency other than the U.S. dollar or certain former citizens or long-term residents of the United States), all of whom may be subject to tax rules that differ significantly from those discussed below.
In addition, this discussion does not address any non-U.S., state, local or any U.S. federal estate, gift, alternative minimum tax or Medicare contribution tax considerations. You should consult your tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of owning and disposing of our ADSs or Class A ordinary shares.
General
For the purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or Class A ordinary shares that is for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in, or organized under the law of the United States, any state thereof or the District of Columbia,

(iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (A) is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (B) has a valid election in effect under applicable Regulations to be treated as a U.S. person.
If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our ADSs or Class A ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Partners in a partnership holding our ADSs or Class A ordinary shares should consult their tax advisors regarding the tax considerations of holding and disposing of our ADSs or Class A ordinary shares.
The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement have been and will be complied with in accordance with the terms thereof. A U.S. Holder that holds ADSs will generally be treated as the holder of the underlying Class A ordinary shares represented by those ADSs for U.S. federal income tax purposes.
Passive Foreign Investment Company Considerations
A non-U.S. corporation, such as our company, will be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash is generally categorized as a passive asset and the company’s unbooked intangibles associated with active business activity are taken into account as non-passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.
Although the law in this regard is not entirely clear, we treat our VIEs as being owned by us for U.S. federal income tax purposes because we control their management decisions, we are entitled to substantially all of their economic benefits, and we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we do not own our VIEs for U.S. federal income tax purposes, we would likely be treated as a PFIC for our current taxable year and any subsequent taxable year.
Assuming we own our VIEs for U.S. federal income tax purposes, and based on our income and assets and the value of our Class A ordinary shares and ADSs, we do not expect to be a PFIC for our current taxable year or for the foreseeable future.
While we do not anticipate being a PFIC in the current taxable year or the foreseeable future, there can be no assurance in this regard because our PFIC status is a factual determination made annually that will depend, in part, upon the value of our assets and the composition of our income and assets. Fluctuations in the market price of our ADSs or Class A ordinary shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our ADSs or Class A ordinary shares from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our current market capitalization. If our market capitalization subsequently declines, we may be classified as a PFIC for the current taxable year or future taxable years. In addition, the composition of our income and our assets will be affected by how, and how quickly, we spend our liquid assets, including the proceeds from this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.
Furthermore, because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income or assets as non-passive, or our valuation of our goodwill and other unbooked intangibles, each of which may result in our company becoming classified as a PFIC for the current or subsequent taxable years.
If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, the PFIC tax rules discussed below under “— Passive Foreign Investment Company Rules” will generally apply to such U.S. Holder for such taxable year and, unless the U.S. Holder makes certain elections, will generally apply in future years even if we cease to be a PFIC. The discussion below under “— Dividends” and “— Sale or Other Disposition of ADSs or Class A Ordinary Shares” assumes that we will not be classified as a PFIC for U.S. federal income tax purposes.
Dividends
Any cash distributions (including the amount of any PRC tax withheld if we are deemed to be a PRC resident enterprise under PRC tax law) paid on our ADSs or Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in a U.S. Holder’s gross income as dividend income on the day actually or constructively received by such holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution paid will generally be treated as dividend income for U.S. federal income tax purposes. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction allowed to corporations under the Code.
Individuals and other non-corporate U.S. Holders will be subject to tax on any such dividends at the lower capital gains tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (i) our ADSs or Class A ordinary shares on which the dividends are paid are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefits of the U.S.-PRC income tax treaty (the “Treaty”), (ii) we are neither a PFIC nor treated as such with respect to the U.S. Holder (as discussed below) for the taxable year in which the dividend was paid or the preceding taxable year and (iii) certain holding period requirements are met. Our ADSs, but not our Class A ordinary shares, are listed on the Nasdaq Global Select Market so we anticipate that our ADSs should qualify as readily tradable on an established securities market in the United States.
For U.S. foreign tax credit purposes, dividends will generally be treated as income from foreign sources and will generally constitute passive category income. If we are deemed to be a PRC resident enterprise under PRC tax law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our ADSs or Class A ordinary shares. Depending on a U.S. Holder’s particular circumstances, such holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any nonrefundable foreign withholding taxes imposed on dividends received on our ADSs or Class A ordinary shares. If a U.S. Holder does not elect to claim a foreign tax credit for foreign tax withheld, such holder is permitted instead to claim a deduction, for U.S. federal income tax purposes, for the foreign tax withheld, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the foreign tax credit in their particular circumstances.
Sale or Other Disposition of ADSs or Class A Ordinary Shares
A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of our ADSs or Class A ordinary shares in an amount equal to the difference, if any, between the amount realized upon the disposition and such holder’s adjusted tax basis in such ADSs or Class A ordinary shares, both determined in U.S. dollars. Any capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the ADSs or Class A ordinary shares exceeds one year at the time of disposition and such gain or loss will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes, which can limit the U.S. Holder’s ability to claim a foreign tax credit in respect of any foreign tax imposed on the disposition unless the U.S. Holder has other income that is treated as derived from foreign sources. If, however, we are deemed to be a PRC resident enterprise under PRC tax law, and gain from the disposition of the ADSs or Class A ordinary shares were subject to tax in the PRC, such gain may be treated as PRC-source gain for U.S. foreign tax credit purposes under the Treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders should consult their tax advisors regarding the tax considerations if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit in their particular circumstances.
Passive Foreign Investment Company Rules
If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, such holder will be subject to special tax rules with respect to any “excess distribution” that such holder receives and any gain such holder realizes from a sale or other disposition (including a pledge) of our ADSs or Class A ordinary shares, unless such holder makes a “mark-to-market” election as discussed below. Distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions such holder received during the shorter of the three preceding taxable years or such holder’s holding period for the ADSs or Class A ordinary shares will be treated as an excess distribution. Under these special tax rules:
•
the excess distribution or gain will be allocated ratably over such holder’s holding period for the ADSs or Class A ordinary shares;

•
amounts allocated to the current taxable year and any taxable years in such holder’s holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income; and

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amounts allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to such holder for that year, and such amounts will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years (an “interest charge”).

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the preceding paragraph. If a U.S. Holder makes a valid mark-to-market election for the ADSs or Class A ordinary shares, such holder will include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs or Class A ordinary shares as of the close of such holder’s taxable year over such holder’s adjusted basis in such ADSs or Class A ordinary shares. The U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or Class A ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs or Class A ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in the U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or Class A ordinary shares in a year that we are a PFIC, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ADSs or Class A ordinary shares, as well as to any loss realized on the actual sale or disposition of the ADSs or Class A ordinary shares in a year that we are a PFIC, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included in income for such ADSs or Class A ordinary shares. A U.S. Holder’s basis in the ADSs or Class A ordinary shares will be adjusted to reflect any such gain or loss amounts. If a U.S. Holder makes a mark-to-market election, tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us (except that the lower applicable capital gains rate would not apply). If a U.S. Holder makes a valid mark-to-market election, and we subsequently cease to be classified as a PFIC, such holder will not be required to take into account the mark-to-market income or loss described above during any period during which we are not classified as a PFIC.
The mark-to-market election is available only for “marketable stock” which is stock that is traded other than in de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable Regulations. Our ADSs are listed on the Nasdaq Global Select Market, which is a qualified exchange for these purposes, and, consequently, assuming that the ADSs are regularly traded, it is expected that the mark-to-market election will be available to U.S. Holders of ADSs if we are or become a PFIC. We have applied to list our Class A ordinary shares on the Hong Kong Stock Exchange, which must meet certain trading, listing, financial disclosure and other requirements to be treated as a qualified exchange for these purposes, and no assurance can be given that our Class A ordinary shares will be regularly traded for purposes of the mark-to-market election.

Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own (as discussed below), a U.S. Holder may continue to be subject to the general PFIC rules with respect to such holder’s indirect interest in any investment held by us that is treated as an equity interest in a PFIC for U.S. federal income tax purposes.
A holder of shares in a PFIC can sometimes avoid the interest charge imposed by the PFIC rules by making a qualified electing fund election, in which case such holder would generally be required to include in income on a current basis such holder’s pro rata share of the PFIC’s ordinary earnings as ordinary income and such holder’s pro rata share of the PFIC’s net capital gains as capital gain. We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections, however, and we make no undertaking to provide such information in the event that we are or become a PFIC.
If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our non-U.S. subsidiaries are also PFICs, such holder will be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.
If we are classified as a PFIC, a U.S. Holder must generally file an annual report with the IRS. U.S. Holders should consult their tax advisors concerning the U.S. federal income tax considerations of owning and disposing of our ADSs or Class A ordinary shares if we are or become a PFIC, including the unavailability of a qualified electing fund election, the possibility of making a mark-to-market election and the annual PFIC filing requirements, if any.

LEGAL MATTERS
We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities law and New York State law. We are being represented by Skadden, Arps, Slate, Meagher & Flom with respect to certain legal matters as to Hong Kong law. The underwriters are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters as to United States federal securities law, New York State law, and Hong Kong law. The validity of the Class A ordinary shares offered in the Global Offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by TransAsia Lawyers and for the underwriters by Haiwen & Partners. Skadden, Arps, Slate, Meagher & Flom LLP and Skadden, Arps, Slate, Meagher & Flom may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and TransAsia Lawyers with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Haiwen & Partners with respect to matters governed by PRC law.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting and Disclosure Controls and Procedures) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F of Weibo Corporation for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The audited historical financial statements of Weibo Corporation at and for the six months ended June 30, 2021 included in Exhibit 99.2 of its current report on Form 6-K furnished to the SEC on November 18, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F, DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai, People’s Republic of China.

PROSPECTUS
WEIBO CORPORATION
Class A Ordinary Shares
We may from time to time in one or more offerings offer and sell our Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs.
In addition, from time to time, the selling shareholders to be named in a prospectus supplement may offer and sell our Class A ordinary shares or ADSs held by them. The selling shareholders (if any) may sell our Class A ordinary shares or ADSs through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of ordinary shares by selling shareholders.
We will provide the specific terms of any offering in one or more supplements to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.
These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 36 of this prospectus.
The ADSs are listed on the Nasdaq Global Select Market under the symbol “WB.” On November 24, 2021, the last reported sale price of the ADSs on the Nasdaq Global Select Market was US$43.03 per ADS.
Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” starting on page 5 of this prospectus, included in any accompanying prospectus supplement or in the documents incorporated by reference into this prospectus before you invest in our securities.
This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
We may offer and sell these securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement.
Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 26, 2021

You should rely only on the information contained or incorporated by reference into this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference into this prospectus and any prospectus supplement or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS
We are a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. By using an automatic shelf registration statement, we or any selling shareholder may, at any time and from time to time, sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information About Us.”
In this prospectus, unless otherwise indicated or unless the context otherwise requires:
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“we,” “us,” “our company,” “the Company” or “our” refers to Weibo Corporation, a Cayman Islands company, its subsidiaries, and, in the context of describing its operations and consolidated financial information, include its consolidated variable interest entities (“VIEs”) in China;

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“Weibo” refers to our social media platform and the products and services that we provide to users, customers and platform partners through that platform;

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“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan;

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“shares” or “ordinary shares” refers to our Class A and Class B ordinary shares, par value $0.00025 per share;

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“ADSs” refers to our American depositary shares. Each ADS represents one Class A ordinary share;

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“GAAP” refers to generally accepted accounting principles in the United States; and

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all references to “RMB” or “renminbi” are to the legal currency of China, and all references to “$,” “dollars,” “US$” and “U.S. dollars” are to the legal currency of the United States.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.
We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements that reflect our current or then-current expectations and views of future events. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:
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our goals and strategies;

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our future business development, financial conditions and results of operations;

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our proposed use of proceeds from the sale of equity securities;

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our ability to attract and retain users and customers and generate revenue and profit from our customers;

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our ability to retain key personnel and attract new talent;

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competition in social media, social networking, online marketing, and other businesses in which we engage;

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the outcome of our annual PFIC evaluations;

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the outcome of ongoing or any future litigation or arbitration, including those relating to intellectual property rights;

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the growth of social media, internet and mobile users and internet and mobile advertising in China; and

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PRC governmental policies relating to media, the internet, internet content providers and online advertising, and the implementation of a corporate structure involving VIEs in China.

The forward-looking statements included in this prospectus, the documents incorporated by reference herein and any prospectus supplement are subject to risks, uncertainties, and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

OUR COMPANY
Overview
Weibo is a leading social media platform in China for people to create, discover and distribute content. By providing a simple and inspirational way for people and organizations in China and the global Chinese communities to publicly express themselves in real time, interact with others on a platform with vast scale and stay connected with the world, Weibo has had a profound social impact in China. Launched in 2009, Weibo has been committed to enabling faster, easier, and richer connection among people and has become an integral part of many of Weibo users’ daily lives.
Leveraging the early-mover advantage and the accumulated know-hows and insights in the social media industry, Weibo has amassed a large user base in China and in Chinese communities in more than 190 countries around the world.
Weibo has transformed the way people express themselves and interact with others in the public internet space. Any user can create and post a feed and attach multimedia or long-form content. User relationships on Weibo may be asymmetric, and any user can follow any other user and add comments to a feed while reposting. This simple, asymmetric, and distributed nature of Weibo allows an original feed to become a live viral conversation stream.
Weibo serves a wide range of users including ordinary people, celebrities, key opinion leaders (“KOLs”), and other public figures or influencers, as well as media outlets, businesses, government agencies, charities, and other organizations, making it a microcosm of Chinese society.
Weibo offers comprehensive content formats as a social media platform. Weibo users can create, discover, consume and share various formats of content, including text, photo, video, live streaming, audio and topic, etc. on Weibo platform. By aggregating various media formats, Weibo platform allows content creators to have more diverse choices to create content in their most desirable ways, so that more enriched content could be generated and distributed across the platform. Weibo is also well positioned to capture the market trends in media formats transformation. To capitalize on the mega trend of video, Weibo has launched a series of innovative initiatives to improve its video product offerings and to empower and attract more video content creators to its platform.
To support the diverse content offerings, Weibo also has comprehensive coverage of content categories and content creators. The diversified content offerings on Weibo platform cater to the evolving and broad interests of Weibo users and cultivate a more vibrant ecosystem on Weibo platform.
We began monetization on our platform in 2012, and have since experienced solid revenue growth and margin expansion. Our revenues increased from US$1,718.5 million in 2018 to US$1,766.9 million in 2019 but slightly decreased to US$1,689.9 million in 2020 mainly due to the negative impact and uncertainties brought forth by the COVID-19 pandemic. Our revenue’s year-on-year growth rate recovered to 10% in the fourth quarter of 2020 and further increased to 42% in the first quarter and 48% in the second quarter of 2021, as the COVID-19 pandemic was gradually contained in China and the advertising demand recovered accordingly.
We generate revenues primarily from customers who purchase advertising and marketing services, and, to a lesser extent, from fee-based revenues, such as VIP membership. Revenues generated from advertising and marketing services accounted for 88% of our total revenues in 2020 and 86% of our total revenues in the six months ended June 30, 2021. We had income from operations of US$609.3 million in 2018, US$597.6 million in 2019 and US$506.8 million in 2020. Our income from operations increased from US$164.2 million in the six months ended June 30, 2020 to US$301.8 million for the same period in 2021. Our operating margin, being the ratio of income from operations to total revenues, reached 30.0% in 2020 and 29.2% in the first six months ended June 30, 2021.
For more information about our company, please see “Item 4. Information on the Company” in our 2020 Form 20-F, which is incorporated in this prospectus by reference, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

Corporate Information
Our principal executive offices are located at 8/F, QIHAO Plaza, No. 8 Xinyuan S. Road, Chaoyang District, Beijing 100027, People’s Republic of China. Our telephone number at this address is +86 (10) 5898-3095. Our registered office in the Cayman Islands is located at the offices of Vistra (Cayman) Limited, P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman KY1-1205, Cayman Islands. We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with offerings of securities registered by the registration statement of which this prospectus is a part.
The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can also find information on our website at http://ir.weibo.com. The information contained on our website is not a part of this prospectus.

RISK FACTORS
Please see the factors set forth under “Item 3. Key Information D. Risk Factors” in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.
Please see “Where You Can Find More Information About Us” and “Incorporation of Certain Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).
The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement(s).

DESCRIPTION OF SHARE CAPITAL
We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Act (As Revised) of the Cayman Islands, referred to as the “Companies Act” below.
As of the date of this prospectus, our authorized share capital is US$600,000 divided into (i) 1,800,000,000 Class A ordinary shares of a par value of US$0.00025 each, (ii) 200,000,000 Class B ordinary shares of a par value of US$0.00025 each, and (iii) 400,000,000 shares of a par value of US$0.00025 each of such class or classes (however designated) as our board of directors may determine in accordance with our memorandum and articles of association. As of September 30, 2021, we had 127,312,831 issued and outstanding Class A ordinary shares and 101,778,958 issued and outstanding Class B ordinary shares.
The following are summaries of certain provisions of our memorandum and articles of association in effect, insofar as they relate to the material terms of our ordinary shares.
Ordinary Shares
General
Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Our company will issue only non-negotiable shares, and will not issue bearer or negotiable shares.
Register of Members
Under Cayman Islands law, we must keep a register of members and there should be entered therein:
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the names and addresses of the members, together with a statement of the shares held by each member, and such statement shall confirm (i) of the amount paid or agreed to be considered as paid, on the shares of each member, (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

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the date on which the name of any person was entered on the register as a member; and

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the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the completion of our initial public offering, our company’s register of members was updated to record and give effect to the issue of shares by us to the Depositary (or its nominee) as the depositary, and the shareholders recorded in the register of members are deemed to have legal title to the shares set against their name.
If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.
Dividends
The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or shareholders in general meeting (provided always no dividend may exceed the amount recommended by our directors, and provided further that dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or our share premium account, and provided further that a dividend may not be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business).
Classes of Ordinary Shares
Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Except for conversion rights and voting rights, the Class A ordinary shares and Class B ordinary shares shall carry equal rights and rank pari passu with one another, including but not limited to the rights to dividends and other capital distributions.
Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. In addition, (i) each Class B ordinary share shall automatically and immediately be converted into one Class A ordinary share if at any time SINA Corporation and its Affiliates (as defined in our memorandum and articles of association) in the aggregate hold less than five percent (5%) of the issued Class B ordinary shares in our company, and no Class B ordinary shares shall be issued by our company thereafter, and (ii) upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person or entity which is not an Affiliate (as defined in our memorandum and articles of association) of such holder, such Class B ordinary shares shall be automatically and immediately converted (by way of being re-designated) into an equal number of Class A ordinary shares. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.
Voting Rights
Holders of ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our company. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. Each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall be entitled to three votes on all matters subject to the vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.
Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised that such voting structure is in compliance with current Cayman Islands law as in general terms, a company and its shareholders are free to provide in the articles of association for such rights as they consider appropriate, subject to such rights not being contrary to any provision of the Companies Act and not inconsistent with common law. Maples and Calder (Hong Kong) LLP has confirmed that the inclusion in our memorandum and articles of association of provisions giving weighted voting rights to specific shareholders generally or on specific resolutions is not prohibited by the Companies Act. Further, weighted voting provisions have been held to be valid as a matter of English common law and therefore it is expected that such would be upheld by a Cayman Islands court.
An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attached to the ordinary shares cast by those shareholders who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attached to the ordinary shares cast by those shareholders who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.
Transfer of Ordinary Shares
Any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

However, our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which our company has a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:
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the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of shares;

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the instrument of transfer is properly stamped (in circumstances where stamping is required);

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the ordinary shares transferred are free of any lien in favor of us; and

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in the case of a transfer to joint holders, the number of joint holders to which the share is to be transferred does not exceed four.

If our directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.
Liquidation
On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess will be distributed amongst our shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. If our assets available for distribution are insufficient to repay all of the paid-up capital, such assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. We are a “limited liability” company registered under the Companies Act, and under the Companies Act, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our memorandum of association contains a declaration that the liability of our members is so limited.
Calls on Ordinary Shares and Forfeiture of Ordinary Shares
Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Ordinary Shares
We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by a special resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or are otherwise authorized by our memorandum and articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares
If at any time, our share capital is divided into different classes of shares, all or any of the rights attached to any class of shares may be varied or abrogated with the consent in writing of the holders of not less than two-thirds in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided in the rights attaching to or the terms of issue of the shares of that class, be deemed to be varied or abrogated by the creation or issue of further shares ranking pari passu with such existing class of shares.
General Meetings of Shareholders and Shareholder Proposals
As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we shall in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.
Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors. Advance notice of at least fourteen calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of the total voting power of their outstanding shares in our company.
Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association allow any two or more shareholders holding shares representing in aggregate not less than one-third of the total voting rights in the paid up capital of our company to requisition an extraordinary general meeting of the shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.
Election and Removal of Directors
Unless otherwise determined by our company in general meeting, our memorandum and articles of association provide that our board of directors will consist of not less than two directors. There are no provisions relating to retirement of directors upon reaching any age limit.
The directors have the power to appoint any person as a director either to fill a casual vacancy on the board or as an addition to the existing board. Any director so appointed shall hold office only until the next following annual general meeting of our company and shall then be eligible for re-election at that meeting. At each annual general meeting, one-third of the directors for the time being, or, if their number is not three or a multiple of three, then the number nearest to, but not less than, one-third, shall retire from office by rotation. The directors to retire in every year shall be those who have been longest in office since their last election but as between persons who became directors on the same day those to retire shall (unless they otherwise agree between themselves) be determined by lot. A retiring director shall retain office until the close of the meeting at which he retires, and shall be eligible for re-election thereat.
Our shareholders may also appoint any person to be a director by way of ordinary resolution.
A director may be removed with or without cause by an ordinary resolution of our shareholders. The office of a director shall also be vacated automatically if, among other things, the director (1) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors generally; or (2) dies or an order is made by any competent court or official on the grounds that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs and the board of directors resolves that his office be vacated; or (3) without leave, is absent from meetings of the board for a continuous period of 12 months, and the board resolves that his office be vacated; or (4) ceases to be or is prohibited from being a director by law or by virtue of any provisions in our articles of association; or (5) is removed from office by notice in writing served upon him signed by not less than three-fourths in number (or, if that is not a round number, the nearest lower round number) of our directors (including himself) then in office.
Proceedings of Board of Directors
Our memorandum and articles of association provide that our business is to be managed and conducted by our board of directors. The quorum necessary for board meetings may be fixed by the board and, unless so fixed at another number, will be a majority of the directors then in office.
Our memorandum and articles of association provide that our board of directors may from time to time at its discretion exercise all powers of our company to raise or borrow or to secure the payment of any sum or sums of money for the purposes of our company and to mortgage or charge the undertaking, property and assets (present and future) and uncalled capital of our company and issue debentures, bonds and other securities of our company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.
Inspection of Books and Records
Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than the memorandum and articles of association, the register of mortgages and charges, and copies of any special resolutions passed by our shareholders). However, we intend to provide our shareholders with annual audited financial statements.
Changes in Capital
Our shareholders may from time to time by ordinary resolution:
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increase our share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

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consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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sub-divide our existing shares, or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

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cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.
Exempted Company
We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
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an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

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an exempted company’s register of members is not required to be open to inspection;

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an exempted company does not have to hold an annual general meeting;

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an exempted company may issue no par value, negotiable or bearer shares;

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an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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an exempted company may register as a limited duration company; and

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an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). We are subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, we currently intend to comply with the Nasdaq rules in lieu of following home country practice.
Differences in Corporate Law
The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements
The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies; provided that the arrangement is approved by a majority in number of each class of shareholders or creditors (representing 75% by value) with whom the arrangement is to be made and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
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the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits
In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:
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an acts which is illegal or ultra vires;

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an act which, although not ultra vires, could only be effected duly if authorized by a special or qualified majority vote that has not been obtained; and

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an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that our directors and officers shall be indemnified out of the assets and profits of our company from and against all actions, costs, charges, losses, damages and expenses which they shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association
Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.
However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for a proper purpose and for what they believe in good faith to be in the best interests of our company.
Directors’ Fiduciary Duties
Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Proposals
Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association provides that, on the requisition of any two or more shareholders holding shares representing in aggregate not less than one-third of the total voting rights in the paid up capital of our company, the board shall convene an extraordinary general meeting. However, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings, but our memorandum and articles of association obliges our company in each year to hold a general meeting as our annual general meeting in addition to any other meeting in that year. The annual general meeting may be held at such time and place as our board of directors shall appoint.
Cumulative Voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors
Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors may be removed with or without cause by ordinary resolution of our shareholders. The office of a director shall also be vacated automatically if, among other things, the director (1) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors generally; or (2) an order is made by any competent court or official on the grounds that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs and our board of directors resolves that his office be vacated; or (3) without leave, is absent from meetings of the board for a continuous period of 12 months, and our board of directors resolves that his office be vacated; or (4) ceases to be or is prohibited from being a director by law or by virtue of any provisions in our memorandum and articles of association; or (5) is removed from office by notice in writing served upon him signed by not less than three-fourths in number (or, if that is not a round number, the nearest lower round number) of our directors (including himself) then in office.
Transactions with Interested Shareholders
The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with fiduciary duties which they owe to the Company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding Up
Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.
Variation of Rights of Shares
Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the written consent of the holders of not less than two-thirds in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of shares of that class.
Amendment of Governing Documents
Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act and our memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.
Rights of Non-Resident or Foreign Shareholders
There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association which require our company to disclose shareholder ownership above any particular ownership threshold.
Directors’ Power to Issue Shares.
Under our memorandum and articles of association, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.
History of Securities Issuances
The following is a summary of our securities issuances in the past three years.
Debt Securities
In July 2019, we issued US$800 million principal amount of senior notes due 2024 (the “2024 Notes”). The 2024 Notes were issued at par value and bear an annual interest rate of 3.50%, payable semiannually in arrears on January 5 and July 5 of each year, beginning on January 5, 2020. The 2024 Notes will mature on July 5, 2024, unless previously repurchased or redeemed in accordance with their terms prior to the maturity.

In July 2020, we issued US$750 million in aggregate principal amount of senior notes due 2030 (the “2030 Notes”). The 2030 Notes bear an annual interest rate of 3.375%, payable semiannually in arrears on January 8 and July 8 of each year, beginning on January 8, 2021. The 2030 Notes will mature on July 8, 2030, unless previously repurchased or redeemed in accordance with their terms prior to maturity.
Option Grants
We have granted options to purchase our ordinary shares to certain of our directors, executive officers and employees. See “Item 6. Directors, Senior Management and Employees — B. Compensation of Directors and Executive Officers — Share Incentive Plans.” in our annual report on Form 20-F for the year ended December 31, 2020, which is incorporated in this prospectus by reference.
Shareholders’ Agreement and Registration Rights Agreement
Concurrently with Alibaba’s purchase of our ordinary and preferred shares in April 2013, we entered into a shareholders’ agreement with Ali WB and SINA which regulates our shareholders’ rights and obligations after Ali WB became our shareholder, which agreement was amended and restated in March 2014. We also entered into a registration rights agreement with SINA and Ali WB. See “Item 7. Major Shareholders and Related Party Transactions — B. Related Party Transactions — Our Relationship with Alibaba.” in our annual report on Form 20-F for the year ended December 31, 2020, which is incorporated in this prospectus by reference.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Receipts
JPMorgan Chase Bank, N.A., as depositary, will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in a designated number or percentage of shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary, yourself as an ADR holder and all other ADR holders, and all beneficial owners of an interest in the ADSs evidenced by ADRs from time to time.
The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.
The ADS to share ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated by the form of ADR). In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you.
A beneficial owner is any person or entity having a beneficial ownership interest ADSs. A beneficial owner need not be the holder of the ADR evidencing such ADS. If a beneficial owner of ADSs is not an ADR holder, it must rely on the holder of the ADR(s) evidencing such ADSs in order to assert any rights or receive any benefits under the deposit agreement. While a beneficial owner is bound by all of the provisions of the deposit agreement, it shall only be able to exercise any right or receive any benefit under the deposit agreement solely through the holder of the ADR(s) evidencing the ADSs owned by such beneficial owner. The arrangements between a beneficial owner of ADSs and the holder of the corresponding ADRs may affect the beneficial owner’s ability to exercise any rights it may have.
An ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by the ADRs registered in such ADR holder’s name for all purposes under the deposit agreement and ADRs. The depositary’s only notification obligations under the deposit agreement and the ADRs is to registered ADR holders. Notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs.
Unless certificated ADRs are specifically requested, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.
You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.
As an ADR holder or beneficial owner, we will not treat you as a shareholder of ours and you will not have any shareholder rights. The laws of the Cayman Islands govern shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all holders and beneficial owners from time to time of ADRs issued under the deposit agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement, the ADRs and the ADSs are governed by New York law without giving effect to the application of the conflict of law principles of New York. Under the deposit agreement, as an ADR holder or a beneficial owner of ADSs, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.
The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement (or any amendment thereto) filed with the U.S. Securities and Exchange Commission (the “SEC”) of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is currently located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement through the EDGAR system on the SEC’s internet website at http://www.sec.gov.
Share Dividends and Other Distributions
How will I receive dividends and other distributions on the shares underlying my ADSs?
We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.
Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:
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Cash.   The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

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Shares.   In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

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Rights to receive additional shares.   In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i) sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

(ii) if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse. We have no obligation to file a registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in order to make any rights available to ADR holders.
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Other Distributions.   In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.
The depositary reserves the right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities hereunder. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary as contemplated in the deposit agreement and reimbursable to the depositary. Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices. We agree that we will not make cash distributions (including, without limitation, cash dividends) to shareholders in a currency other than U.S. dollars.
The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.
There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs.
Deposit, Withdrawal and Cancellation
How does the depositary issue ADSs?
The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.
Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.
The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary, in each case for the benefit of ADR holders, to the extent not prohibited by law. ADR holders and beneficial owners thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.
Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the deposit agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the deposit agreement, in the form of ADR and/or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the deposit agreement be, the record holder(s) only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.
Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.
How do ADR holders cancel an ADS and obtain deposited securities?
When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.
The depositary may only restrict the withdrawal of deposited securities in connection with:
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temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

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the payment of fees, taxes and similar charges; or

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compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.
We have agreed in the deposit agreement that at all times during the term of the deposit agreement and thereafter until all ADSs issued by the depositary have been cancelled, to the extent any instructions, input, consent, notice and/or other actions are required from us in order for us or our share registrar and/or transfer agent to processes share delivery instructions with respect to our shares, we shall not unreasonably withhold the provision of such instructions, input, consent, or notice or the taking of any such other action. If our share registrar and/or transfer agent refuses to process any such share delivery instruction, we will provide all reasonable cooperation to the depositary in its efforts to cause such instructions to be processed.
Record Dates
The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):
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to receive any distribution on or in respect of deposited securities,

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to give instructions for the exercise of voting rights at a meeting of holders of shares,

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to pay any fees, expenses or charges assessed by, or owing to, the depositary for administration of the ADR program as provided for in the ADR, or

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to receive any notice or to act or be obligated in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights
How do I vote?
If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receipt from us of notice of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement, provided that if the depositary receives a written request from us in a timely manner and at least 30 days prior to the date of such vote or meeting, the depositary shall, at our expense and provided no legal prohibitions exist, distribute to the registered ADR holders a “voting notice” stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of the laws of the Cayman Islands, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such ADR holder’s ADRs and (iii) the manner in which such instructions may be given, including instructions for giving a discretionary proxy to a person designated by us. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of ADSs registered in such ADR holder’s name. There is no guarantee that ADR holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such ADR holder or beneficial owner to return any voting instructions to the depositary in a timely manner.
Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the deposited securities represented by the ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing deposited securities.
ADR holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion in respect of deposited securities. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy, or for the effect of any such vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by any law, rule, or regulation, or the rules and/or requirements of any stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such ADR holders with or otherwise publicizes to such ADR holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).
We have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions received by the depositary from ADR holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by ADR holders or beneficial owners.
There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications
Will ADR holders be able to view our reports?
The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.
Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.
Fees and Expenses
What fees and expenses will I be responsible for paying?
The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.
The following additional charges shall also be incurred by the ADR holders, the beneficial owners, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:
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a fee of U.S.$0.05 or less per ADS upon which any cash distribution is made, pursuant to the deposit agreement;

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an aggregate fee of U.S.$0.05 or less per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

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a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions);

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a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those ADR holders entitled thereto;

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stock transfer or other taxes and other governmental charges;

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cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;

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transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

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fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars. For certain currencies, foreign exchange transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, foreign exchange transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such foreign exchange transactions.
The foreign exchange rate applied to an foreign exchange transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosure” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”). Such applicable foreign exchange rate and spread may (and neither the depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the foreign exchange transaction. Additionally, the timing of execution of an foreign exchange transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the depositary, us, holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.
Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither the Bank nor any of its affiliates will execute a foreign exchange transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from us.
Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of foreign exchange transactions will be provided by the depositary on ADR.com. Each holder and beneficial owner by holding or owning an ADR or ADS or an interest therein, and we, each acknowledge and agree that the terms applicable to foreign exchange transactions disclosed from time to time on ADR.com will apply to any foreign exchange transaction executed pursuant to the deposit agreement.
We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.
The right of the depositary to charge and receive payment of fees, charges and expenses survives the termination of the deposit agreement, and shall extend for those fees, charges and expenses incurred prior to the effectiveness of any resignation or removal of the depositary.
The fees and charges described above may be amended from time to time by agreement between us and the depositary.
The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees.The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.
Payment of Taxes
ADR holders or beneficial owners must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the ADR holder thereof to the depositary and by holding or having held, an ADR or any ADSs evidenced thereby, the ADR holder and all beneficial owners thereof, and all prior ADR holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or governmental charge. Each ADR holder and beneficial owner of ADSs, and each prior ADR holder and beneficial owner of ADSs, by holding or having held an ADR or an interest in ADSs acknowledges and agrees that the depositary shall have the right to seek payment of any taxes or governmental charges owing with respect to their relevant ADRs from any one or more such current or prior ADR holder or beneficial owner of ADSs, as determined by the depositary in its sole discretion, without any obligation to seek payment of amounts owing from any other current or prior ADR holder or beneficial owner of ADSs. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.
As an ADR holder or beneficial owner, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.
Reclassifications, Recapitalizations and Mergers
If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:
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amend the form of ADR;

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distribute additional or amended ADRs;

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distribute cash, securities or other property it has received in connection with such actions;

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sell any securities or property received and distribute the proceeds as cash; or

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none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.
Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges on a per ADS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders and beneficial owners a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and any beneficial owner are deemed to agree to such amendment and to be bound by the deposit agreement as so amended. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.
Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance.
Notice of any amendment to the deposit agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the depositary’s or our website or upon request from the depositary).
How may the deposit agreement be terminated?
The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered ADR holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary herein, the depositary may terminate the deposit agreement without notifying us, but subject to giving 30 days’ notice to the ADR holders, under the following circumstances: (i) in the event of our bankruptcy or insolvency, (ii) if we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iii) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities.
After the date so fixed for termination, (a) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a holder of ADRs, the depositary shall (a) instruct its custodian to deliver all shares and/or deposited securities to us along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (b) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such shares and/or deposited securities and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each register ADR holder a share certificate representing the shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered ADR holder’s name and to deliver such share certificate to the registered ADR holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs. After we receive the copy of the ADR register and the shares and/or deposited securities from the depositary, we shall be discharged from all obligations under the deposit agreement except (i) to distribute the shares to the registered ADR holders entitled thereto and (ii) for its obligations to the depositary and its agents.
Limitations on Obligations and Liability to ADR holders
Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs
Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:
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payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

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the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

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compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.
The deposit agreement expressly limits the obligations and liability of the depositary, the depositary’s custodian or ourselves and each of our and their respective agents, provided, however, that no provision of the deposit agreement is intended to constitute a waiver or limitation of any rights which ADR holders or beneficial owners of ADSs may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable. The deposit agreement provides that each of us, the depositary and our respective agents will:
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incur no liability to holders or beneficial owners if any present or future law, rule, regulation, fiat, order or decree of the United Sates, the Cayman Islands, Hong Kong, the People’s Republic of China (including the Hong Kong Special Administrative Region, the People’s Republic of China) or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, naturalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary’s or our respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

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incur or assume no liability to holders or beneficial owners by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the deposit agreement it is provided shall or may be done or performed or any exercise or failure to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

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incur or assume no liability to holders or beneficial owners if it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

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in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the ADSs or the ADRs;

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in the case of us and our agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the ADSs or the ADRs, which in our or our agents’ opinion, as the case may be, may involve it in expense or liability, unless indemnity satisfactory to us or our agent, as the case may be against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be requested;

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not be liable to holders or beneficial owners for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information, or in the case of the depositary only, us; or

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may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any share registrar, share transfer agent, securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as, pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.
The depositary has no obligation to inform ADR holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.
Additionally, none of the depositary, the custodian or us shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The depositary is under no obligation to provide the ADR holders and beneficial owners, or any of them, with any information about our tax status. Neither the depositary or us shall incur any liability for any tax or tax consequences that may be incurred by registered ADR holders or beneficial owners on account of their ownership or disposition of ADRs or ADSs.
Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is castor for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable to holders or beneficial owners, for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, holders or beneficial owners of ADRs and ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.
In the deposit agreement each party thereto (including, for avoidance of doubt, each ADR holder and beneficial owner) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory). No provision of the deposit agreement or the ADRs is intended to constitute a waiver or limitation of any rights which an ADR holder or any beneficial owner may have under the Securities Act or the Securities Exchange Act of 1934, to the extent applicable.
The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs.

Disclosure of Interest in ADSs
To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of, or interests in, deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you as ADR holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you (and through you or the beneficial owner of the ADSs evidenced by your ADRs) to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you and beneficial owners will be agreeing to comply with such instructions.
Books of Depositary
The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the depositary. Additionally, at our reasonable request in order to enable us to comply with applicable laws, the depositary may close the issuance book portion of such ADR register.
The depositary will maintain facilities for the delivery and receipt of ADRs.
Appointment
In the deposit agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:
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be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs,

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appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

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acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, ADR holders, beneficial owners and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us or ADR holders or beneficial owners may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in such transactions or establishing or maintaining such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose such transactions or relationships or to account for any profit made or payment received in such transactions or relationships, (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs. For all purposes under the deposit agreement and the ADRs, the ADR holders thereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by such ADRs.

Governing Law
The deposit agreement, the ADSs and the ADRs are governed by and construed in accordance with the internal laws of the State of New York. In the deposit agreement, we have submitted to the non-exclusive jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Any action based on the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby may also be instituted by the depositary against us in any competent court in the Cayman Islands, Hong Kong, the People’s Republic of China and/or the United States and/or any other court of competent jurisdiction.
Under the deposit agreement, by holding an ADS or an interest therein, ADR holders and beneficial owners each irrevocably agree that, subject to the Depositary’s arbitration rights described in the paragraph below, any legal suit, action or proceeding against or involving ADR holders or beneficial owners brought by us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the ADRs or the transactions contemplated thereby, may be instituted in a state or federal court in New York, New York, irrevocably waive any objection which you may have to the laying of venue of any such proceeding, and irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. By holding an ADS or an interest therein, ADR holders and beneficial owners each also irrevocably agrees that any legal suit, action or proceeding against or involving us or the depositary brought by ADR holders or beneficial owners, arising out of or based upon the deposit agreement, the ADSs or the ADRs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and by holding an ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.
Notwithstanding the foregoing, (i) the depositary may, in its sole discretion, elect to institute any dispute, suit, action, controversy, claim or proceeding directly or indirectly based on, arising out of or relating to the deposit agreement, the ADSs or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and beneficial owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (ii) the depositary may in its sole discretion require, by written notice to the relevant party or parties, that any dispute, suit, action, controversy, claim or proceeding against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and beneficial owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).
Jury Trial Waiver
In the deposit agreement, each party thereto (including, for the avoidance of doubt, each holder and beneficial owner of, and/or holder of interests in, ADSs or ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any suit, action or proceeding under the U.S. federal securities laws.
If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial in the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of our or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

ENFORCEABILITY OF CIVIL LIABILITIES
Cayman Islands
We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as:
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political and economic stability,

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an effective judicial system,

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a favorable tax system,

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the absence of foreign exchange control or currency restrictions, and

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the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:
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the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

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Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors, and shareholders, be arbitrated.
Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. All of our directors and officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.
Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.
Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given; provided that such judgment (i) is final and conclusive, (ii) is not in the nature of taxes, a fine, or a penalty; and (iii) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under civil liability provisions of the United States federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
PRC
TransAsia Lawyers, our counsel as to PRC law, has advised us that there is uncertainty as to whether PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
TransAsia Lawyers has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. There exists no treaty and few other forms of reciprocity between China and the United States or the Cayman Islands governing the recognition and enforcement of foreign judgments as of the date of this prospectus. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law before a PRC court against a company for disputes relating to contracts or other property interests, and the PRC court may accept a cause of action based on the laws or the parties’ express mutual agreement in contracts choosing PRC courts for dispute resolution if such foreign shareholders can establish sufficient nexus to China for a PRC court to have jurisdiction and meet other procedural requirements, including, among others, that the plaintiff must have a direct interest in the case and that there must be a concrete claim, a factual basis, and a cause for the case. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The shareholder may participate in the action by itself or entrust any other person or PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in an action unless the home jurisdiction of such foreign citizens or companies restricts the rights of PRC citizens and companies.
However, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or Class A ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

TAXATION
Certain income tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

SELLING SHAREHOLDERS
Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell Class A ordinary shares of our company held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell Class A ordinary shares to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders may also sell, transfer or otherwise dispose of Class A ordinary shares in transactions exempt from the registration requirements of the Securities Act.
If any selling shareholder is to offer and sell Class A ordinary shares pursuant to this prospectus, we will provide you with a prospectus supplement that sets forth the name of each such selling shareholder and the number of Class A ordinary shares beneficially owned by each such selling shareholder. The prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by, or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION
We or the selling shareholders named in the applicable prospectus supplement may sell the securities described in this prospectus from time to time in one or more transactions, including without limitation:
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to or through underwriters, brokers or dealers;

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through agents;

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on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

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through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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directly to one or more purchasers in negotiated sales or competitively bid transactions; or

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through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.
We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
We or the selling shareholders named in the applicable prospectus supplement may sell the securities offered by this prospectus at:
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a fixed price or prices, which may be changed;

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market prices prevailing at the time of sale;

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prices related to such prevailing market prices; or

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negotiated prices.

We or the selling shareholders named in the applicable prospectus supplement may solicit offers to purchase the securities directly from the public from time to time. We or the selling shareholders named in the applicable prospectus supplement may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions to be paid to the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act. From time to time, we or the selling shareholders named in the applicable prospectus supplement may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public. We or the selling shareholders named in the applicable prospectus supplement may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we or the selling shareholders named in the applicable prospectus supplement sell securities to underwriters, we or the selling shareholders named in the applicable prospectus supplement will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or the selling shareholders named in the applicable prospectus supplement in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us or the selling shareholders named in the applicable prospectus supplement, to indemnification by us or the selling shareholders named in the applicable prospectus supplement against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.
The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:
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the name of the agent or any underwriters;

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the public offering or purchase price;

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any discounts and commissions to be allowed or paid to the agent or underwriters;

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all other items constituting underwriting compensation;

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any discounts and commissions to be allowed or paid to dealers; and

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any exchanges on which the securities will be listed.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.
We may pay expenses incurred with respect to the registration of shares owned by any selling shareholders.
The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Weibo Corporation and its subsidiaries. In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another. If so indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.
In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.
Unless otherwise indicated in an applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.
The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS
We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the Class A ordinary shares offered in any offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by TransAsia Lawyers. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and TransAsia Lawyers with respect to matters governed by PRC law.

EXPERTS
The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Annual Report on Internal Control over Financial Reporting and Disclosure Controls and Procedures) incorporated in this prospectus by reference to the Annual Report on Form 20-F of Weibo Corporation for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The audited historical financial statements of Weibo Corporation at and for the six months ended June 30, 2021 included in Exhibit 99.2 of its current report on Form 6-K furnished to the SEC on November 18, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F, DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov. You can also find information on our website http://ir.weibo.com. The information contained on our website is not a part of this prospectus.
This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, or between information incorporated by reference into this prospectus from different documents, you should rely on the information contained in the document that was filed later.
We incorporate by reference the following documents:
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our annual report on Form 20-F for the fiscal year ended December 31, 2020 filed on April 22, 2021 (File No. 001-36397);

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any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

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our current report on Form 6-K furnished to the SEC on November 18, 2021 (File No. 001-36397); and

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any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Weibo Corporation
8/F, QIHAO Plaza, No. 8 Xinyuan S. Road
Chaoyang District, Beijing 100027
People’s Republic of China
+86 (10) 5898-3095
Attention: Investor Relations
You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.